As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EQUITABLE FINANCIAL CORP.

and

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

401(k) SAVINGS PLAN AND TRUST

(Name of Small Business Issuer in its Charter)

United States	6035	To Be Applied For
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

113-115 North Locust Street Grand Island, Nebraska 68801 (308) 382-3136	113-115 North Locust Street Grand Island, Nebraska 68801 (308) 382-3136
(Address and Telephone Number of Principal Executive Offices)	(Address of Principal Place of Business or Intended Principal Place of Business)

Richard L. Harbaugh

President and Chief Executive Officer

Equitable Financial Corp.

113-115 North Locust Street

Grand Island, Nebraska 68801

(308) 382-3136

(Name, Address and Telephone Number of Agent for Service)

Copies to

Paul M. Aguggia, Esq.	Samuel J. Malizia, Esq.
Aaron M. Kaslow, Esq.	James C. Stewart, Esq.
Sean P. Kehoe, Esq.	Malizia Spidi & Fisch, PC
Muldoon Murphy & Aguggia LLP	1100 New York Avenue, N.W.
5101 Wisconsin Avenue, N.W.	Washington, D.C. 20005
Washington, D.C. 20016	(202) 434-4660
(202) 362-0840

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.01 par value	1,487,813 shares	(1)	$10.00	$14,878,130	$1,752
Participation Interests		(3)	—	$1,713,000		(4)

(1)	Includes shares of common stock to be issued to Equitable Bank Charitable Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	In addition, pursuant to 416(c) under the Securities Act, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan and Trust.
(4)	The securities of Equitable Financial Corp. to be purchased by the Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan and Trust are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus Supplement

INTERESTS IN

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

AND

OFFERING OF 171,300 SHARES OF

EQUITABLE FINANCIAL CORP.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Equitable Federal Savings Bank of Grand Island Employees’ Savings & Profit Sharing Plan and Trust of participation interests and shares of common stock of Equitable Financial.

401(k) Plan participants may direct Bank of New York, the trustee for the Equitable Financial Corp. Stock Fund, to use their current account balances to subscribe for and purchase shares of Equitable Financial common stock through the Equitable Financial Corp. Stock Fund. Based upon the value of the 401(k) Plan assets as of July 1, 2005, the Equitable Financial Corp. Stock Fund trustee may purchase up to 171,300 shares of Equitable Financial common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the Equitable Financial Corp. Stock Fund trustee to invest all or a portion of their 401(k) Plan accounts in Equitable Financial common stock.

The prospectus dated                         , 2005 of Equitable Financial, which we have attached to this prospectus supplement, includes detailed information regarding the reorganization of Equitable Federal Savings from the mutual holding company form to the stock form, and the financial condition, results of operations and business of Equitable Federal Savings. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page      of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit

Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit

Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Equitable Financial of interests or shares of common stock under the Plan to employees of Equitable Federal Savings. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Equitable Financial, Equitable and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Equitable Federal Savings or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 2005.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Plan. Assuming a purchase price of $10.00 per share, the trustee may acquire up to 171,300 shares of Equitable Financial common stock for the Equitable Financial Corp. Stock Fund. The interests offered under this prospectus supplement are conditioned on the completion of the reorganization of Equitable Federal Savings. Your investment in the Equitable Financial Corp. Stock Fund in connection with the reorganization of Equitable Federal Savings is also governed by the purchase priorities contained in the plan of reorganization. See the “Limitations on Purchases of Shares” section of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of reorganization.

This prospectus supplement contains information regarding the Plan. The attached prospectus contains information regarding the reorganization of Equitable Federal Savings and the financial condition, results of operations and business of Equitable Federal Savings. The address of the principal executive office of Equitable Federal Savings is 113-115 North Locust Street, Grand Island, Nebraska 68801. The telephone number of Equitable Federal Savings is (308) 382-3136.

Election to Purchase Equitable Financial Common Stock in the Reorganization

In connection with the reorganization of Equitable Federal Savings, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the Equitable Financial Corp. Stock Fund. The trustee of the Plan will subscribe for Equitable Financial common stock offered for sale in connection with the reorganization in accordance with each participant’s direction. If there is not enough common stock in the reorganization to fill all subscriptions, the common stock will be apportioned and the trustee for the Plan may not be able to purchase all of the common stock you requested. In such case, the trustee will purchase shares in the open market, on your behalf, after the reorganization to fulfill your initial request. Such purchases may be at prices higher than the initial public offering price.

All plan participants are eligible to direct a transfer of funds to the Equitable Financial Corp. Stock Fund. However, such directions are subject to the purchase priorities in the plan of reorganization. Your order will be filled based on your status as an eligible account holder or supplemental eligible account holder in the reorganization of Equitable Federal Savings. An eligible account holder is a depositor who has $50.00 or more on deposit at Equitable Federal as of December 23, 2003. A supplemental eligible account holder is a depositor who has $50.00 or more on deposit at Equitable Federal as of June 30, 2005. No eligible account holder or supplemental eligible account holder may purchase more than $350,000 of Equitable Financial common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of common stock in the offering and you may use funds in the Plan account to pay for the shares of Equitable Financial common stock which you are eligible to purchase.

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Value of Participation Interests

As of July 8, 2005, the market value of the assets of the Plan equaled approximately $1,713,000. The plan administrator has informed each participant of the value of his or her beneficial interest in the Plan as of                 , 2005. The value of Plan assets represents past contributions to the Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

The last two pages of this prospectus supplement contain a form for you to direct a transfer to the Equitable Financial Corp. Stock Fund (the “Change of Investment Allocation Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the Plan to the Equitable Financial Corp. Stock Fund, you should complete the Change of Investment Allocation Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the Equitable Financial Corp. Stock Fund during the initial public offering is $250.

Time for Directing Transfer

The deadline for submitting a direction to transfer amounts to the Equitable Financial Corp. Stock Fund in connection with the reorganization is                 , 2005. You should return the Change of Investment Allocation Form to Terry Pfeifer by     :     p.m. on                 , 2005.

Irrevocability of Transfer Direction

Your direction to transfer amounts credited to your account in the Plan to the Equitable Financial Corp. Stock Fund cannot be changed prior to the completion of the reorganization. Following the closing of the reorganization offering and initial purchase of shares in the Equitable Financial Corp. Stock Fund, you will be able to change your investment directions in accordance with the terms of the Plan.

Purchase Price of Equitable Financial Common Stock

The trustee will use the funds transferred to the Equitable Financial Corp. Stock Fund to purchase shares of Equitable Financial common stock in the reorganization. The trustee will pay the same price for shares of Equitable Financial common stock as all other persons who purchase shares of Equitable Financial common stock in the offering. If there is not enough common stock in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the Plan may not be able to purchase all of the common stock you requested. In such case, you may direct the trustee to purchase shares on your behalf after the reorganization in the open market, to fulfill your initial request. Such purchases may be at prices higher or lower than the reorganization offering price.

Nature of a Participant’s Interest in Equitable Financial Common Stock

The trustee will hold Equitable Financial common stock in the name of the Plan. The trustee will credit shares of common stock acquired at your direction to your account under the Plan. Therefore, earnings with respect to your account will not be affected by the investment designations of other participants in the Plan.

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Voting and Tender Rights of Equitable Financial Common Stock

The trustee generally will exercise voting and tender rights attributable to all Equitable Financial common stock held by the Equitable Financial Corp. Stock Fund as directed by participants with interests in the Equitable Financial Corp. Stock Fund. With respect to each matter as to which holders of Equitable Financial common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Equitable Financial Corp. Stock Fund. The number of shares of Equitable Financial common stock held in the Equitable Financial Corp. Stock Fund that are voted for and against on each matter will be proportionate to the number of voting instruction rights exercised in such manner. If there is a tender offer for Equitable Financial common stock, the Plan provides that each participant will be allotted a number of tender instruction rights reflecting such participant’s proportionate interest in the Equitable Financial Corp. Stock Fund. The percentage of shares of Equitable Financial common stock held in the Equitable Financial Corp. Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of Equitable Financial common stock held in the Equitable Financial Corp. Stock Fund will not be tendered. The Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE PLAN

Introduction

Effective July 1, 2005, Equitable Federal Savings amended its 401(k) Plan dated July 1, 2002, in its entirety into the Equitable Federal Savings Bank of Grand Island Employees’ Savings & Profit Sharing Plan and Trust. Equitable Federal Savings intends for the Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Equitable Federal Savings may change the Plan from time to time in the future to ensure continued compliance with these laws. Equitable Federal Savings may also amend the Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan governed by ERISA, federal law provides you with various rights and protections as a plan participant. Although the Plan is governed by many of the provisions of ERISA, your benefits under the plan are not guaranteed by the Pension Benefit Guaranty Corporation.

Reference to Full Text of the Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the Plan. Equitable Federal Savings qualifies this overview in its entirety by reference to the full text of the Plan. You may obtain copies of the full Plan document by sending a request to Terry Pfeifer at Equitable Federal Savings. You should carefully read the full text of the Plan document to understand your rights and obligations under the plan.

Eligibility and Participation

Any employee of Equitable Federal Savings who has satisfied the plan eligibility requirements may participate in the plan as of the first day of the month following their satisfaction of the requirements. Employees who are at least 21 years of age may begin deferring into the Plan as of their date of hire. Participants are eligible for matching contributions upon the completion of three months of service.

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As of July 1, 2005, 51 of the 64 employees at Equitable Federal Savings elected to participate in the Plan.

Contributions Under the Plan

Plan Participant Contributions. Subject to certain IRS limitations, the Plan permits each participant to make monthly contributions to the Plan equal to 75% of the participant’s monthly salary. Participants may change their rate of contribution with respect to pre-tax deferrals once each calendar month.

Equitable Federal Savings Contributions. The Plan provides that Equitable Federal Savings may make matching contributions. Equitable Federal matches 100% of each participant’s deferrals up to 6% of compensation.

Limitations on Contributions

Limitation on Employee Salary Deferral. Although the Plan permits you to defer up to 75% of your compensation, by law your total deferrals under the Plan, together with similar plans, may not exceed $14,000 for 2005. Employees who are age 50 and over may make additional catch-up contributions to the Plan, up to $4,000 for 2005. The Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limitation, or excess deferrals, will be included in an affected participant’s gross income for federal income tax purposes in the year they are made. In addition, a participant will have to pay federal income taxes on any excess deferrals when distributed by the Plan to the participant, unless the excess deferral and any related income allocable is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Equitable Federal Savings (including the Plan and the proposed Equitable Federal Savings Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation, or $42,000 for 2005.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $95,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence are for 2005, but may be adjusted periodically by the IRS.

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Top-Heavy Plan Requirements. If for any calendar year the Plan is a Top-Heavy Plan, then Equitable Federal Savings may be required to make certain minimum contributions to the Plan on behalf of non-key employees.

In general, the Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Equitable Federal Savings having annual compensation in excess of $135,000 who is in an administrative or policy-making capacity,

(2)	a person who owns, directly or indirectly, more than 5% of the stock of Equitable Financial, or stock possessing more than 5% of the total combined voting power of all stock of Equitable Financial, or

(3)	a person who owns, directly or indirectly, combined voting power of all stock and more than 1% of the total stock of Equitable Financial and has annual compensation in excess of $150,000.

The foregoing dollar amounts are for 2005.

401(k) Plan Investments

Assets in the Plan Trust are invested in the funds specified below. The annual percentage return on these funds (net of fees) for the prior three years was:

	2004	2003	2002
Money Market Fund	1.5%	1.3%	1.6%
Stable Value Fund	4.2%	4.9%	5.3%
Government Bond Fund	9.1%	1.9%	16.4%
S&P 500 Stock Fund	10.9%	28.6%	(22.4)%
S&P 500/Value Stock Fund	15.7%	31.3%	(21.2)%
S&P 500/Growth Stock Fund	6.1%	25.5%	(24.0)%
S&P MidCap Stock Fund	16.7%	35.8%	(15.0)%
Russell 2000 Stock Fund	18.4%	46.7%	(20.7)%
International Stock Fund	20.5%	37.9%	(18.5)%
Nasdaq 100 Index Fund	10.5%	49.0%	(37.6)%
Asset Allocation Fund (Income Plus)	7.6%	12.6%	(2.6)%
Asset Allocation Fund (Growth & Income)	10.8%	20.7%	(10.3)%
Asset Allocation Fund (Growth)	13.8%	29.4%	(18.8)%

The following is a brief description of the above noted funds.

Money Market Fund. This fund invests in a broad range of high-quality, short-term instruments issued by banks, corporations and the U.S. Government and its agencies. These instruments include certificates of deposit and U.S. Treasury bills. Its objective is short-term: to achieve competitive, short-term rates of return while preserving the value of your principal.

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Stable Value Fund. This fund invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts. These contracts pay a steady rate of interest over a certain period of time, usually between three and five years. Its objective is short to intermediate-term: to achieve a stable return over short to intermediate periods of time while preserving the value of your investment.

Government Bond Fund. This bond fund invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is long-term: to earn a higher level of income along with the potential for capital appreciation.

S&P 500 Stock Fund. This stock fund invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy.

S&P 500/Value Stock Fund. This fund invests in most, or all of the stocks held in the S&P/BARRA Value Index. The index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. This fund is intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

S&P 500/Growth Stock Fund. This fund seeks to track the S&P/BARRA Growth Index by investing in many or all of the same stocks that make up the S&P/BARRA Growth Index. The fund maintains a low turnover of securities which results in low trading costs for investors. This fund is intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

S&P MidCap Stock Fund. This stock fund invests in the stocks of mid-sized U.S. companies, which are expected to grow faster than larger, more established companies. Its objective is long-term: to earn higher returns which reflect the growth potential of mid-sized companies.

Russell 2000 Stock Fund. This fund seeks to emulate the performance of the Russell 2000 Index. The Russell 2000 Index is a subset of the Russell 3000 Index. The Russell 3000 Index is based on ranking of all U.S. publicly traded companies by market capitalization size. The Russell 2000 represents those 2000 companies ranked by size below the top 1000 companies. It is broadly diversified in terms of industries and economic sectors. This fund is intended for long-term investors seeking the potential high returns from investing in smaller U.S. companies.

International Stock Fund. This fund invests in over 1,000 foreign stocks in 20 countries, based in Europe, Australia, and the Far East. Its objective is long-term: to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction of broad diversification.

NASDAQ 100. The Pentegra Nasdaq 100 Stock Fund invests in most or all of the same stocks held in the Nasdaq 100 Index. The Nasdaq 100 Index reflects Nasdaq’s largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology.

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Income Plus Asset Allocation Fund. This fund diversifies among a broad range of stable value securities to reduce short-term risk among a broad range of large U.S. and international companies to capture growth potential. The fund is structured to take advantage of market opportunities with a small flexible component. Its objective is intermediate-term: to preserve the value of your investment over short periods of time and to offer some potential for growth.

Growth and Income Asset Allocation Fund. This fund diversifies among U.S. and international stocks, U.S. bonds, and stable value investments to pursue long-term appreciation and short-term stability and takes advantage of market opportunities with a small flexible component. Its objective is intermediate-term: to provide a balance between the pursuit of growth and protection from risk.

Growth Asset Allocation Fund. This fund diversifies among a broad range of domestic and international stocks and takes advantage of market opportunities with a large flexible component. Its objective is long-term: to pursue high growth of your investment over time.

The Plan now provides the Equitable Financial Corp. Stock Fund as an additional choice to these investment alternatives. The Equitable Financial Corp. Stock Fund invests primarily in the common stock of Equitable Financial. Participants in the Plan may direct the trustee to invest all or a portion of their Plan account balance in the Equitable Financial Corp. Stock Fund.

The Equitable Financial Corp. Stock Fund consists of investments in the common stock of Equitable Financial Corp. made on the effective date of the reorganization. After the reorganization of Equitable Federal Savings, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Equitable Financial Corp. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase shares of common stock of Equitable Financial. Plan participants that invest in the Stock Fund will be permitted to direct the Stock Fund Trustee how to vote the shares of Equitable Financial common stock credited to their account.

As of the date of this prospectus supplement, none of the shares of Equitable Financial common stock have been issued or are outstanding and there is no established market for the Equitable Financial common stock. Accordingly, there is no record of the historical performance of the Equitable Financial Corp. Stock Fund. Performance of the Equitable Financial Corp. Stock Fund depends on a number of factors, including the financial condition and profitability of Equitable Financial and Equitable Federal Savings and market conditions for Equitable Financial common stock generally.

Once you have submitted your Change of Investment Allocation form you will not be able to change your Plan investment directions until after the reorganization offering has been completed. Post-reorganization you will be able to change your investment directions in accordance with the terms of the Plan.

Benefits Under the Plan

Vesting. Participants are 100% vested in their elective deferrals. All employer matching contributions vest at a rate of 20% per year after one Year of Service.

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Withdrawals and Distributions From the Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. Participants and beneficiaries are eligible for Plan loans. The minimum loan amount is $1,000 calculated solely using a Participant’s vested interest in his or her account.

Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a partial lump sum payment, a full lump sum payment, or installment payments from the Plan equal to the value of your account.

Distribution Upon Death. If you die before your benefits are paid from the Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $500, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balances do not exceed $500, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan will be void.

Applicable federal tax law requires the Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Equitable Federal Savings. Federal law may also impose an excise tax on withdrawals made from the Plan before you attain 59½ years of age regardless of whether the withdrawal occurs during your employment with Equitable Federal Savings or after termination of employment.

Administration of the Plan

The trustee with respect to the Plan is the named fiduciary of the Plan for purposes of ERISA.

Trustees. The board of directors of Equitable Federal Savings appoints the trustee to serve at its pleasure. The board of directors has appointed Bank of New York as trustee of the Equitable Financial Corp. Stock Fund.

The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

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Reports to Plan Participants

The plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Plan Administrator

The current plan administrator of the Plan is Equitable Federal Savings. The plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under the Employee Retirement Income Security Act of 1974, as amended.

Amendment and Termination

Equitable Federal Savings intends to continue the Plan indefinitely. Nevertheless, Equitable Federal Savings may terminate the Plan at any time. If Equitable Federal Savings terminates the Plan in whole or in part, then regardless of other provisions in the plan, all affected participants will become fully vested in their accounts. Equitable Federal Savings reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Equitable Federal Savings may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the Plan merges or consolidates with another plan or transfers the trust assets to another plan, and if either the Plan or the other plan is then terminated, the Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer. The benefit would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

Federal Income Tax Consequences

The following is only a brief summary of the material federal income tax aspects of the Plan. You should not rely on this survey as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

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(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Equitable Federal Savings will administer the Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Equitable Federal Savings receives an adverse determination letter regarding its tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the Plan, the participants would not be permitted to transfer amounts distributed from the Plan to an Individual Retirement Account or to another qualified retirement plan, and Equitable Federal Savings may be denied certain deductions taken with respect to the Plan.

Lump Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59½; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Equitable Federal Savings. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Equitable Federal Savings which is included in the distribution.

Equitable Financial common stock Included in Lump Sum Distribution. If a lump sum distribution includes Equitable Financial common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to Equitable Financial common stock, that is, the excess of the value of Equitable Financial common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Equitable Financial common stock for purposes of computing gain or loss on its subsequent sale equals the value of Equitable Financial common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Equitable Financial common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of how long the Equitable Financial common stock, is held, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Equitable Financial common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of Equitable Financial common stock. Any gain on a subsequent sale or other taxable disposition of Equitable Financial common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain, depending upon the length of the holding period of Equitable Financial common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by the regulations to be issued by the IRS.

10

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified retirement plan or to an individual retirement account.

We have provided you with a brief description of the material federal income tax aspects of the Plan which are of general application under the Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

Restrictions on Resale

Any person receiving a distribution of shares of common stock under the Plan who is an “affiliate” of Equitable Financial under Rules 144 and 405 under the Securities Act of 1933, as amended, may reoffer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933, as amended. Directors, officers and substantial shareholders of Equitable Financial are generally considered “affiliates.” Any person who may be an “affiliate” of Equitable Federal Savings may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Equitable Financial common stock acquired under the Plan, or other sales of Equitable Financial common stock.

Persons who are not deemed to be “affiliates” of Equitable Federal Savings at the time of resale will be free to resell any shares of Equitable Financial common stock distributed to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An “affiliate” of Equitable Federal Savings is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Equitable Federal Savings. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Equitable Federal Savings at the time of a proposed resale will be permitted to make public resales of the common stock only under a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933, as amended, or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell under Rule 144 in any three-month period may not exceed the greater of one percent of Equitable Financial common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Such sales may be made only through brokers without solicitation and only at a time when Equitable Financial is current in filing the reports required of it under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Equitable Financial. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person

11

required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership involving allocation or reallocation of assets held in your Plan account must be reported periodically, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Equitable Financial of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that exempt many transactions involving the Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or any person beneficially owning more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the Plan for six months following the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Equitable Financial will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C. Muldoon Murphy & Aguggia LLP acted as special counsel for Equitable Federal Savings in connection with the reorganization of Equitable Federal Savings.

12

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

CHANGE OF INVESTMENT ALLOCATION

1. Member Data

Print your full name above	(Last, first, middle initial)	Social Security Number

Street Address	City	State	Zip

2. Instructions

Equitable Federal Savings Bank of Grand Island Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”) is giving Plan participants a special opportunity to invest their Plan account balances in a new investment fund - the Equitable Financial Corp. Stock Fund - which is comprised primarily of common stock issued by Equitable Financial (the “Company”) in connection with the reorganization of Equitable Federal Savings from the mutual holding company form to the stock form. The percentage of a member’s account transferred at the direction of the member into the Equitable Financial Corp. Stock Fund will be used to purchase shares of Common Stock during the Offering. Please review the Prospectus (the “Prospectus”) and the Prospectus Supplement (the “Supplement”) before making any decision.

If there is not enough Common Stock in the reorganization to fill all subscriptions, the Common Stock will be apportioned and the trustee for the Plan may not be able to purchase all of the Common Stock you requested. In such case, you may direct the trustee to purchase shares in the open market, on your behalf, after the reorganization to fulfill your initial request. Such purchases may be at prices higher or lower than the initial offering price.

Investing in common stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The Plan trustee and the Plan administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and the Supplement, and you should not rely on any information other than what is contained in the Prospectus and the Supplement. For a discussion of certain factors that should be considered by each member as to an investment in the Common Stock, see “Risk Factors” beginning on page      of the Prospectus. Any shares purchased by the Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to common stock, as discussed in the Prospectus and the Supplement.

i

3. Investment Directions (Applicable to Accumulated Balances Only)

To direct a transfer of all or part of the funds credited to your accounts to the Equitable Financial Corp. Stock Fund, you should complete and submit this form to Terry Pfeifer no later than                     , 2005 at     :00 p.m. Once your Change in Investment Allocation form is submitted, your investment directions are irrevocable. You may change your investment directions following the close of the reorganization offering. If you need any assistance in completing this form, please contact Terry Pfeifer at (308) 381-9900. If you do not complete and return this form to Terry Pfeifer no later than                     , 2005, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction had been provided.

I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the Equitable Financial Corp. Stock Fund as follows:

Fund	Percentage to be transferred
Money Market Fund
Stable Value Fund
Government Board Fund
S&P 500 Stock Fund
S&P 500/Value Stock Fund
S&P 500/Growth Stock Fund
S&P MidCap Stock Fund
Russell 2000 Stock Fund
International Stock Fund
Nasdaq 100 Index Fund
Asset Allocation Fund (Income Plus)
Asset Allocation Fund (Growth & Income)
Asset Allocation Fund (Growth)

Note:     The total amount transferred may not exceed the total value of your accounts.

4. Investment Directions (Applicable to Future Contributions after                     , 2005)

I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Equitable Savings, including those contributions and/or repayments received by Equitable Federal Savings Bank of Grand Island during the same reporting period as this form, be invested in the following whole percentages. If I elect to invest in Equitable Financial common stock, such future contributions or loan repayments, if any, will be invested in the Equitable Financial Corp. Stock Fund the month following the conclusion of the Offering.

ii

Fund
Money Market Fund
Stable Value Fund
Government Board Fund
S&P 500 Stock Fund
S&P 500/Value Stock Fund
S&P 500/Growth Stock Fund
S&P MidCap Stock Fund
Russell 2000 Stock Fund
International Stock Fund
Nasdaq 100 Index Fund
Asset Allocation Fund (Income Plus)
Asset Allocation Fund (Growth & Income)
Asset Allocation Fund (Growth)
Equitable Financial Stock Fund

5. Participant Signature and Acknowledgment - Required

By signing this Change Of Investment Allocation Form, I authorize and direct the Plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the Prospectus and the Prospectus Supplement relating to the issuance of common stock. I am aware of the risks involved in the investment in common stock, and understand that the trustee and Plan administrator are not responsible for my choice of investment.

Signature of Member	Date

Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member’s record.

Signature of Equitable Federal Savings Authorized Representative	Date

Minimum Stock Purchase is $250

Maximum Stock Purchase is $350,000

PLEASE COMPLETE AND RETURN TO TERRY PFEIFER

AT EQUITABLE FEDERAL SAVINGS

BY 4:00 P.M. ON                     , 2005.

iii

PROSPECTUS	[LOGO]

Equitable Financial Corp.

(Proposed Holding Company for Equitable Federal Savings Bank of Grand Island, to become Equitable Bank)

Up to 1,239,125 Shares of Common Stock

This is the initial public offering of shares of common stock of Equitable Financial Corp., a company to be formed in connection with the reorganization of Equitable Federal Savings Bank of Grand Island into the mutual holding company form of organization. The shares we are offering will represent approximately 43.1% of our outstanding common stock. Equitable Financial MHC, a mutual holding company to be formed in connection with the reorganization, will own approximately 55% of our outstanding common stock. The remaining 1.9% of our common stock will be held by Equitable Bank Charitable Foundation, a charitable foundation to be formed in connection with the reorganization. We intend to have our common stock quoted on the OTC Bulletin Board.

If you are or were a depositor or a borrower of Equitable Federal Savings Bank of Grand Island:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Equitable Federal Savings Bank of Grand Island Employees’ Savings and Profit Sharing Plan:

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 1,239,125 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 915,875 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 1,424,994 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at              p.m., Central time, on [Expiration Date]. We may extend this termination date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Expiration Date #2].

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date #1]. If the offering is extended beyond [Extension Date #1], subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in an escrow account at Equitable Federal Savings Bank and will earn interest at our statement savings rate, which is currently             % per annum. If we do not sell the minimum number of shares, if we terminate the offering for any other reason, or if we extend the offering beyond [Extension Date #1] and you do not confirm your order, we will promptly return your funds with interest at our statement savings rate.

We expect our directors and executive officers, together with their associates, to subscribe for 189,500 shares, which equals 15.3% of the shares offered for sale at the maximum of the offering range.

On         , 2005, the Office of Thrift Supervision conditionally approved the plan of reorganization and stock issuance. However, such approval does not constitute a recommendation or endorsement of this offering by that agency.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 18.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	915,875	1,239,125	1,424,994
Gross offering proceeds	$9,158,750	$12,391,250	$14,249,940
Estimated offering expenses	$755,000	$792,000	$813,000
Estimated net proceeds	$8,403,750	$11,599,250	$13,436,940
Estimated net proceeds per share	$9.18	$9.36	$9.43

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill & Partners, L.P.

The date of this prospectus is                     , 2005

[map of Nebraska showing current and proposed office locations of Equitable Federal Savings Bank appears here]

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the reorganization and stock offering more fully, you should read this entire document carefully. For assistance, please contact our conversion center at (800)                     .

The Companies

Equitable Financial MHC 113-115 North Locust Street Grand Island, Nebraska 68801 (308) 382-3136	Equitable Financial MHC is a federally chartered mutual holding company that we are forming to own 55% of the common stock of Equitable Financial Corp. (referred to in this prospectus as Equitable Financial). As a savings and loan holding company, Equitable Financial MHC will be subject to examination by, and otherwise must comply with the rules and regulations of, the Office of Thrift Supervision. As a mutual holding company, Equitable Financial MHC will be a non-stock company whose members are the depositors and certain borrowers of Equitable Federal Savings Bank. Under federal regulations, so long as Equitable Financial MHC exists, it will own a majority of the voting stock of Equitable Financial Corp. Equitable Financial MHC is not currently an operating company and has not engaged in any business to date. Equitable Financial MHC will be formed upon completion of the reorganization. We do not expect that Equitable Financial MHC will engage in any business activity other than owning a majority of the common stock of Equitable Financial Corp.

Equitable Financial Corp. 113-115 North Locust Street Grand Island, Nebraska 68801 (308) 382-3136	This offering is made by Equitable Financial. Equitable Financial is a federally chartered mid-tier stock holding company that we are forming. As a savings and loan holding company, Equitable Financial will be subject to examination by, and otherwise must comply with the rules and regulations of, the Office of Thrift Supervision. Equitable Financial is not currently an operating company and has not engaged in any business to date. After the reorganization, Equitable Federal Savings Bank will change its name to Equitable Bank and Equitable Financial will own all of Equitable Bank’s capital stock and will direct, plan and coordinate Equitable Bank’s business activities. In the future, Equitable Financial might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Equitable Federal Savings Bank of Grand Island 113-115 North Locust Street Grand Island, Nebraska 68801 (308) 382-3136	Equitable Federal Savings Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within our market areas. Equitable Federal Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, its primary federal regulator, and the Federal Deposit Insurance Corporation, its deposit insurer. We attract deposits from the general public and use such funds to originate primarily one- to four-family residential real estate loans. To a lesser extent, we originate multi-family and nonresidential real estate loans, construction loans, commercial loans and consumer loans. At March 31, 2005, we operated out of our main office and a full-service branch office in Grand Island, Nebraska. Since March 31, 2005, we have opened an additional three locations from which we conduct lending and non-deposit business. At March 31, 2005, we had total assets of $145.2 million, deposits of $100.6 million and total members’ equity of $14.2 million. As part of the reorganization, Equitable Federal Savings Bank intends to change its name to Equitable Bank.

Our Operating Strategy (page )

Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market areas. After the reorganization, we plan to continue our strategy of:

•      expanding our branch network and upgrading our existing branches;

•      pursuing opportunities to increase and diversify our loan portfolio in our expanding market areas;

•      increasing core deposits through the expansion of our branch network and new deposit products;

•      continuing to increase our sale of non-deposit investment products; and

•      applying disciplined underwriting practices to maintain the high quality of our loan portfolio.

Since our formation in 1882, we have operated solely out of our offices located in Grand Island, Nebraska and have focused our lending in Grand Island and the surrounding area. Recently, our management began to implement a growth strategy that expands our presence in Grand Island and to additional markets in Nebraska that are also experiencing economic expansion. Since March 31, 2005, we have opened the following new offices:

•      an additional retail investment office in Grand Island that we intend to convert to a full-service branch in calendar year 2006;

•      a loan production office in North Platte that we intend to convert to a full-service branch at a new location in July 2005; and

•      a loan production office in Omaha that we intend to convert to a full-service branch at a new location in calendar year 2005.

In addition, we intend to open a loan production office in Lincoln in August 2005 that we intend to convert to a full-service branch at a new location in calendar year 2005. In connection with this expansion of our branch network, we expect to hire approximately 22 new lending, retail investment and other employees to support our expanded infrastructure (13 of which have been hired through June 30, 2005). In addition to branching, we will focus on upgrading existing facilities in an effort to better serve our customers. In July 2005, we will also begin a complete remodel of our main office and minor renovations to our West Second Street drive-up facility in Grand Island.

The Reorganization

Description of the Reorganization (page )	Currently, we are a federally chartered mutual savings bank with no stockholders. Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this reorganization.

The mutual holding company reorganization process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to the mutual holding company form of organization. In the mutual holding company structure, Equitable Federal Savings Bank will become a federally chartered stock savings bank to be named Equitable Bank and all of its stock will be owned by Equitable Financial. In addition, 43.1% of Equitable Financial’s stock will be owned by the public, including our employee stock ownership plan, 1.9% of Equitable Financial’s stock will be owned by Equitable Bank Charitable Foundation and 55% of Equitable Financial’s stock will be owned by Equitable Financial MHC. Our members will become members of Equitable Financial MHC and will have similar voting rights in Equitable Financial MHC as they currently have in Equitable Federal Savings Bank.

After the reorganization, our ownership structure will be as follows:

The normal business operations of Equitable Federal Savings Bank will continue without interruption during the reorganization. The same directors who adopted the plan of reorganization and stock issuance and who continue to be directors of Equitable Federal Savings Bank at the time of the reorganization will serve Equitable Financial MHC, Equitable Financial and Equitable Bank after the reorganization. The initial officers of Equitable Financial MHC, Equitable Financial and Equitable Bank will be persons who are currently officers of Equitable Federal Savings Bank.

The Offering

Purchase Price	The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold	We are offering for sale between 915,875 and 1,239,125 shares of Equitable Financial common stock in this reorganization to persons other than Equitable Financial MHC and the charitable foundation. With regulatory approval, we may increase the number of shares to be sold to 1,424,994 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page )	We decided to offer between 915,875 and 1,239,125 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., an appraisal firm experienced in appraisals of financial institutions. Keller & Company will receive fees totaling $25,000 for its appraisal services, plus reimbursement of out-of-pocket expenses. Keller & Company estimates that as of June 22, 2005, our pro forma market value on a fully converted basis was between $21.3 million and $28.8 million, with a midpoint of $25.0 million. The term “fully converted” means that Keller & Company assumed that 100% of our common stock had been sold to the public or contributed to the charitable foundation, rather than the 45% that will be sold or contributed in connection with this offering.

In preparing its appraisal, Keller & Company considered the information in this prospectus, including our financial statements. Keller & Company also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market areas;

•      a comparative evaluation of the operating and financial statistics of Equitable Federal Savings Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies;

• the effect of the capital raised in this offering on our net worth and earnings potential;

• the trading market for securities of comparable institutions and general conditions in the market for such securities; and

• our intention to make a contribution to the Equitable Bank Charitable Foundation of $100,000 cash and 1.9% of Equitable Financial’s common stock.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 43.1% of the shares of our common stock should be offered for sale to the public in the offering. The following table shows the number of shares that will be sold in the offering, issued to Equitable Financial MHC and contributed to the charitable foundation, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	At Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	915,875	1,239,125	43.1%
Shares issued to Equitable Financial MHC	1,168,750	1,581,250	55.0
Shares contributed to the charitable foundation	40,375	54,625	1.9

Total	2,125,000	2,875,000	100.0%

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. Keller & Company considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings associations and fully converted savings association holding companies that Keller & Company considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for us, with the ratios adjusted to the hypothetical case of being fully converted, utilized by Keller & Company in its appraisal. Our ratios are based on core earnings for the twelve months ended March 31, 2005 and tangible book value as of March 31, 2005.

	Fully Converted Price To Core Earnings Multiple	Fully Converted Price To Tangible Book Value Ratio
Equitable Financial Corp. (pro forma):
Minimum	29.32x	64.11%
Maximum	34.23	71.74

Peer group companies as of June 22, 2005:
Average	22.59x	108.60%
Median	18.32	108.17

Compared to the median pricing ratios of the peer group, at the maximum of the offering range, our stock would be priced at a premium of 86.8% to the peer group on a price-to-core earnings basis and a discount of 33.7% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings per share basis and less expensive than the peer group on a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the reorganization.

Mutual Holding Company Data	The following table presents a summary of selected pricing ratios for publicly traded mutual holding companies and the pricing ratios for us, without the ratios being adjusted to the hypothetical case of being fully converted.

	Non-Fully Converted Price To Earnings Multiple	Non-Fully Converted Price To Tangible Book Value Ratio
Equitable Financial Corp. (pro forma):
Minimum	107.14x	99.90%
Maximum	125.00	119.33

Publicly traded mutual holding companies as of June 22, 2005(1):
Average	40.03x	176.93%
Median	36.66	163.91

(1)	The information for publicly traded mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 43.1% that we are offering to the public. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Possible Change in Offering Range (page )	Keller & Company will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 1,424,994 shares without further notice to you. If the pro forma market value of the common stock to be sold in the offering at that time is either below $9,158,750 or above $14,249,940, then, after consulting with the Office of Thrift Supervision, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Equitable Financial common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

After-Market Performance of Mutual-to-Stock Conversions	The following table provides information regarding the after-market performance of the “first-step” mutual holding company offerings completed from June 30, 2004 through June 30, 2005.

		Appreciation From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After 4 Weeks	Through / /05
Heritage Financial Group (Nasdaq: HBOS)	06/30/2005	7.5%	7.5%	N/A
Colonial Bankshares, Inc. (Nasdaq: COBK)	06/30/2005	6.0	9.9	N/A
North Penn Bancorp, Inc. (OTCBB: NPEN)	06/02/2005	10.0	2.5	1.5
Rockville Financial, Inc. (Nasdaq: RCKB)	05/28/2005	4.8	11.4	21.1
FedFirst Financial Corporation (Nasdaq: FFCO)	04/07/2005	(6.6)	(9.3)	(14.9)
Brooklyn Federal Bancorp, Inc. (Nasdaq: BFSB)	04/06/2005	(0.5)	(1.0)	(4.5)
Prudential Bancorp, Inc. of PA (Nasdaq: PBIP)	03/30/2005	(1.5)	(6.5)	(12.0)
Kentucky First Federal Bancorp (Nasdaq: KFFB)	03/03/2005	7.9	12.0	12.1
Kearny Financial Corp. (Nasdaq: KRNY)	02/24/2005	13.9	15.0	11.3
Home Federal Bancorp, Inc. of LA (OTCBB: HFBL)	01/21/2005	(1.0)	0.5	(0.8)
BV Financial, Inc. (OTCBB: BVFL)	01/14/2005	(6.5)	(5.0)	(1.5)
Georgetown Bancorp, Inc. (OTCBB: GTWN)	01/06/2005	2.0	(0.5)	0.1
SFSB, Inc. (OTCBB: SFBI)	12/31/2004	7.5	(1.0)	(0.5)
Ocean Shore Holding Co. (Nasdaq: OSHC)	12/22/2004	21.5	22.0	7.7
Lincoln Park Bancorp (OTCBB: LPBC)	12/20/2004	10.0	12.5	1.5
Abington Community Bancorp, Inc. (Nasdaq: ABBC)	12/17/2004	33.5	33.0	29.0
Home Federal Bancorp, Inc. (Nasdaq: HOME)	12/07/2004	24.9	26.8	23.9
PSB Holdings, Inc. (Nasdaq: PSBH)	10/05/2004	5.0	6.0	4.0
Atlantic Coast Federal Corp. (Nasdaq: ACFC)	10/05/2004	17.5	23.1	29.5
Naugatuck Valley Financial Corp. (Nasdaq: NVSL)	10/01/2004	8.0	8.1	4.2
SI Financial Group, Inc. (Nasdaq: SIFI)	10/01/2004	12.0	10.6	9.4

Average - all transactions		8.4	8.5	6.4	N/M
Median - all transactions		7.5	8.1	4.2	N/M

N/A - not applicable

N/M - not meaningful

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Equitable Financial, the pricing ratios for their stock offerings may be different from the pricing ratios for Equitable Financial common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page .

You should be aware that, in certain market conditions, stock prices of thrift IPOs have decreased. For example, as the above table illustrates, the stock of companies traded at or below their initial offering price at various times through , 2005. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent first-step mutual holding company offerings.

As part of its appraisal of our pro forma market value, Keller & Company considered the after-market performance of mutual-to-stock conversions completed in the 12 months prior to June 22, 2005, which was the date of its appraisal report. Keller & Company considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

Possible Termination of the Offering	We must sell a minimum of 915,875 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds with interest at our current statement savings rate.

Conditions to Completing the Reorganization	We are conducting the reorganization under the terms of our plan of reorganization and stock issuance. We cannot complete the reorganization and related offering unless:

•      the plan of reorganization and stock issuance is approved by at least a majority of votes eligible to be cast by members of Equitable Federal Savings Bank (depositors and certain borrowers of Equitable Federal Savings Bank);

• we sell at least the minimum number of shares offered; and

• we receive the final approval of the Office of Thrift Supervision to complete the reorganization and offering.

Reasons for the Reorganization (page )	Our primary reasons for the reorganization are to: • increase the capital of Equitable Federal Savings Bank; • support future lending and operational growth;

• support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets; and

• enhance our ability to attract and retain qualified directors and management through stock-based compensation plans.

While we exceed all of our regulatory capital requirements and are considered “well capitalized” for regulatory purposes, our core capital level of $13.8 million, or 9.5% of adjusted total assets, at March 31, 2005 restricts our ability both to grow and continue to maintain our “well capitalized” status. Accordingly, we require additional capital in order to increase our lending activities and expand our operations.

As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Operating Strategy,” we have branch expansion plans that are already underway. The new and renovated branches have been, and are expected to continue to be, funded by cash generated by our business and we do not expect to borrow funds for these expansion plans. Funding for these branches is also not contingent on this offering. Although we are interested in establishing branches in addition to branch expansion plans that are already underway, we do not have any additional specific plans or arrangements for further expansion. We do not now have any specific acquisition plans.

We chose to conduct a mutual holding company reorganization and minority stock offering rather than a full mutual-to-stock conversion because it permits us, by issuing less than 50% of our common stock to the public, to control the amount of capital being raised, which will enable us to deploy the proceeds of the offering more prudently and to provide for the control of Equitable Financial by Equitable Financial MHC through its majority ownership position. We chose to sell 43.1% of our shares to the public, rather than a smaller portion, because we believe that we will be able to deploy the capital raised through an offering of this size and because the sale of a smaller number of shares will make it less likely that an active trading market for the shares would develop.

We also will be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of Equitable Bank Charitable Foundation.

We Will Form the Equitable Bank Charitable Foundation (page )	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the Equitable Bank Charitable Foundation, as part of the reorganization. Subject to separate approval by at least a majority of votes eligible to be cast by members of Equitable Federal Savings Bank, the charitable foundation will be funded with $100,000 in cash plus a number of shares of Equitable Financial common stock that will result in the charitable foundation owning 1.9% of our outstanding shares. At the midpoint of the offering range, we would contribute 47,500 shares of Equitable Financial common stock. At the midpoint of the offering range, our contribution to the charitable foundation would reduce net earnings by $380,000, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2006. Equitable Bank Charitable Foundation will make grants and donations to non-profit and community groups and projects located within our market areas. The amount of common stock that we would offer for sale would be greater if the reorganization were to be completed without the formation of Equitable Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Equitable Financial, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Reorganization to Management (page )	We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 3.92% of the shares issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation, with the proceeds of a loan from Equitable Financial. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Equity Incentive Plan. We intend to implement an equity-based incentive plan no earlier than six months after the reorganization. Under Office of Thrift Supervision regulations, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Equitable Financial MHC, unless we obtain a waiver that allows approval by a majority of votes cast, other than by Equitable Financial MHC. Under this plan, we may award stock options and shares of restricted stock to employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 4.90% of the number of shares issued in the offering, including shares issued to Equitable Financial MHC and contributed to the charitable foundation, and restricted stock awards in an amount equal to 1.96% of the shares issued in the offering, including shares issued to Equitable Financial MHC and contributed to the charitable foundation. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	41,650 Shares Awarded at Minimum of Range	49,000 Shares Awarded at Midpoint of Range	56,350 Shares Awarded at Maximum of Range	64,803 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$ 8.00	$333	$392	$451	$518
10.00	417	490	564	648
12.00	500	588	676	778
14.00	583	686	789	907

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	104,125 Options Granted at Minimum of Range	122,500 Options Granted at Midpoint of Range	140,875 Options Granted at Maximum of Range	162,006 Options Granted at 15% Above Maximum of Range
		(In thousands)
$ 8.00	$4.85	$505	$594	$683	$786
10.00	3.80	396	466	535	616
12.00	2.93	305	359	413	475
14.00	2.24	233	274	316	363

•      Employment Agreements. Equitable Financial and Equitable Bank each intend to enter into a three-year employment agreement with Richard L. Harbaugh, our President and Chief Executive Officer. Equitable Financial and/or Equitable Bank also intend to enter into two-year employment agreements with several senior executive officers. These agreements will provide for severance benefits if the executives are terminated following a change in control of Equitable Financial or Equitable Bank. Based solely on cash compensation earned for the year ended December 31, 2004 (and annualized cash compensation for recent hires) and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Equitable Financial and Equitable Bank occurred, and we terminated these officers, the total payments due under the employment agreements would equal approximately $1.5 million.

•      Supplemental Executive Retirement Plan. This plan will provide benefits to eligible employees if their retirement benefits under the employee stock ownership plan and the 401(k) plan are reduced because of federal tax law limitations. The plan will also provide benefits to eligible employees if they retire or are terminated following a change in control but before the complete allocation of shares under the employee stock ownership plan.

•      Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control. Based solely on compensation levels and years of service at June 30, 2005, if a change in control of Equitable Financial and Equitable Bank occurred, and we terminated all employees covered by the severance compensation plan, the total payment due under the plan would equal approximately $925,000.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the equity incentive plan. At the maximum of the offering range, we will sell 1,239,125 shares and have 2,875,000 shares outstanding.

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding	Total Estimated Value of Grants
	(Dollars in thousands)
Employee stock ownership plan (1)	112,700	9.09%	3.92%	$1,127
Restricted stock awards (1)	56,350	4.55	1.96	564
Stock options (2)	140,875	11.37	4.90	535

Total	309,925	25.01%	10.78%	$2,226

(1)	Assumes the value of Equitable Financial’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $3.80, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

Tax Consequences (page )	As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Our special counsel, Muldoon Murphy & Aguggia LLP, has issued a federal tax opinion to us that, among other items, provides:

• the reorganization will qualify as a tax-free reorganization and no gain or loss will be recognized by us as a result of the reorganization;

• no gain or loss will be recognized by our account holders upon the issuance to them of deposit accounts in Equitable Bank immediately after the reorganization;

•      it is more likely than not that the fair market value of the rights to subscribe for shares of our common stock is zero and, accordingly, that no income will be realized by our members upon the issuance or exercise of the subscription rights;

•      it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

• the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

We have also received an opinion from Crowe Chizek and Company LLC stating that, assuming the reorganization does not result in any federal income tax liability to us or our account holders, implementation of the plan of reorganization and stock issuance will not result in any Nebraska income tax liability to those entities or persons. See “The Reorganization and Stock Offering—Material Income Tax Consequences.”

Persons Who Can Order Stock in the Offering (page     )

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted rights to subscribe for shares of our common stock in a “subscription offering” to the following persons in the following order of priority:

1.      Persons with $50 or more on deposit at Equitable Federal Savings Bank as of December 23, 2003.

2.      Our employee stock ownership plan, which provides retirement benefits to our employees.

3.      Persons with $50 or more on deposit at Equitable Federal Savings Bank as of [June 30, 2005].

4.      Equitable Federal Savings Bank’s depositors as of                     , 2005 who were not able to subscribe for shares under categories 1 and 3 and borrowers of Equitable Federal Savings Bank as of June 10, 1992 who continue to be borrowers as of                     , 2005.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and stock issuance. If we increase the number of shares to be sold above 1,239,125, our employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering or through a syndicate of broker-dealers. People and trusts for the benefit of people who are residents of Hall and Lincoln Counties, Nebraska will have first preference to purchase shares in the community offering. The community offering and syndicated community offering, if held, may begin at any time during or immediately following the subscription offering.

Subscription Rights Are Not Transferable	You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Ordering Stock (page )	The subscription offering will end at _: _.m., Central time, on [Expiration Date]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Extension Date #1] or if we intend to sell fewer than 915,875 shares or more than 1,424,994, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly, in full and with interest, at our statement savings rate.

Purchase Limitations (page )	Our plan of reorganization and stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

• The minimum purchase is 25 shares.

• No individual (or individuals on a single deposit account) may purchase more than $350,000 of common stock (which equals 35,000 shares) in the subscription offering.

• No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $350,000 of common stock (which equals 35,000 shares) in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page )	If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us, together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of reorganization and stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to Equitable Financial Corp.

•      By authorizing a withdrawal from an account at Equitable Federal Savings Bank. To use funds in an Individual Retirement Account at Equitable Federal Savings Bank, you must transfer your account to an unaffiliated institution or broker. Please contact the conversion center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate we pay on statement savings accounts, which is currently %, from the date we receive your funds until the reorganization is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our statement savings rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for common stock.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how the proceeds of this offering will be used, based on the sale of shares at the minimum and maximum of the offering range.

	915,875 Shares at $10.00 Per Share	1,239,125 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$9,159	$12,391
Less: offering expenses	755	792

Net offering proceeds	8,404	11,599

Less:
Proceeds contributed to Equitable Bank	4,202	5,800
Proceeds used for loan to employee stock ownership plan	833	1,127
Proceeds contributed to the charitable foundation	100	100
Proceeds to Equitable Financial MHC	100	100

Proceeds remaining for Equitable Financial	$3,169	$4,472

Equitable Financial may use the portion of the proceeds that it retains to, among other things, invest in securities, pay dividends to stockholders, repurchase shares of its common stock (subject to regulatory restrictions), finance the possible acquisition of financial institutions or other businesses that are related to banking or for general corporate purposes. Equitable Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities.

Purchases by Directors and Executive Officers (page )	We expect that our directors and executive officers, together with their associates, will subscribe for 189,500 shares, which equals 15.3% of the shares offered for sale at the maximum of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization and stock issuance. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Equitable Financial Common Stock (page )	We intend to have our common stock quoted on the OTC Bulletin Board. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Equitable Financial’s Dividend Policy (page )	We have not yet determined whether we will pay a dividend on the common stock. After the reorganization, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. We anticipate that Equitable Financial MHC will waive receipt of any dividends that we may pay.

Possible Conversion of Equitable Financial MHC to Stock Form (page )	In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would sell to the public the shares held by Equitable Financial MHC. In a second-step conversion, members of Equitable Financial MHC would have subscription rights to purchase common stock of Equitable Financial or its successor, and the public stockholders of Equitable Financial would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company. This percentage may be adjusted to reflect any assets owned by Equitable Financial MHC. Equitable Financial’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. Any second-step conversion would require the approval of the stockholders of Equitable Financial, other than Equitable Financial MHC, and the members of Equitable Financial MHC. The board of directors has no current plan to undertake a second-step conversion transaction.

Conversion Center	If you have any questions regarding the offering or our reorganization, please call the conversion center at (800) .

The conversion center is open Monday through Friday, except bank holidays, from [ : a.m. to : p.m.], Central time.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days before the expiration date, sent via overnight delivery any later than three days before the expiration date or hand delivered any later than two days before the expiration date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing Equitable Financial common stock.

Risks Related to Our Business

We expect to record losses during fiscal 2006 as a result of additional operating expenses and our contribution to the charitable foundation.

We will incur additional expenses relating to our branch expansion strategy. These expenses will be primarily salaries and employee benefits for the additional employees hired to staff our new offices and occupancy and equipment expenses relating to our new facilities. Initially, we expect that these expenses will be greater than the additional income that we generate through our new facilities. As a result, we expect to incur a net loss for the first quarter of fiscal 2006. Over time, we anticipate that we will generate sufficient income to offset the expenses related to our new facilities and new employees, but we cannot assure you that our branch expansion will be accretive to earnings or that it will be accretive to earnings within a reasonable period of time. In addition, we expect to record a loss in the second quarter of fiscal 2006 as a result of our contribution to the charitable foundation during that period.

We may not be able to successfully implement our plans for growth.

We have operated out of two full-service offices in Grand Island, Nebraska since 1974. Recently, our management began to implement a growth strategy that expands our presence in other select markets in Nebraska. Since March 31, 2005, we have opened the following new offices: an additional retail investment office in Grand Island that we intend to convert to a full-service branch in calendar year 2006; a loan production office in North Platte that we intend to convert to a full-service branch at a new location in July 2005; and a loan production office in Omaha that we intend to convert to a full-service branch at a new location in calendar year 2005. In addition, we intend to open a loan production office in Lincoln in August 2005 that we intend to convert to a full-service branch at a new location in calendar year 2005. We intend to continue to pursue opportunities to expand our branch network, as well as upgrade our current branch facilities. In connection with the expansion of our branch network, we have hired and expect to continue to hire new lending, retail investment and other employees to support our expanded infrastructure.

We cannot assure you that our branch expansion strategy and our branch upgrading will be accretive to our earnings, or that our strategy will be accretive to earnings within a reasonable period of time. Numerous factors will affect our branch expansion strategy, such as our ability to select suitable branch locations, real estate acquisition costs, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy and our ability to attract deposits. We can provide no assurance that we will be successful in increasing the volume of our loans and deposits by expanding our branch network. Building and staffing new branch offices will increase our operating expenses. We can provide no assurance that we will be able to manage the costs and implementation risks associated with this strategy so that expansion of our branch network will be profitable.

We are expanding our branch network into geographic markets in which we have no previous experience.

Since our formation in 1882, we have operated solely out of our offices located in Grand Island, Nebraska and have focused our lending in Grand Island and the surrounding area. A key component of our strategy to grow and improve profitability is to expand into additional markets in Nebraska that are also experiencing economic expansion. As a result, in May 2005, we opened a loan production office (to become a full-service branch in July 2005) in North Platte, the largest city in western Nebraska, located approximately 150 miles west of Grand Island. In June 2005, we opened a loan production office in Omaha that we intend to convert to a full-service branch at a new location in calendar year 2005. In addition, we intend to open a loan production office in Lincoln in August 2005 that we intend to convert to a full-service branch at a new location in calendar year 2005. Omaha and Lincoln are the two leading urban markets in Nebraska, located approximately 150 and 100 miles east of Grand Island, respectively. We may pursue further expansion in these and other markets in future years. North Platte, Lincoln and Omaha are geographic markets in which we have no previous operating experience. In each of these markets we have hired or identified potential employees with significant banking experience in the local market. Our ability to operate successfully in those markets will be dependent, in part, on our ability to identify and retain personnel familiar with the new markets. We can provide no assurance that we will be successful in attracting deposits or originating loans in these new geographic markets.

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At March 31, 2005, $31.7 million, or 25.9%, of our loan portfolio consisted of multi-family and nonresidential real estate loans, construction loans and commercial business loans. Although the size of this segment of our loan portfolio has been stable in recent years, we intend to increase our emphasis on these types of lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by collateral that may depreciate over time. In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans. Also, many of our commercial and construction borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

A downturn in the local economy or a decline in real estate values could hurt our earnings.

Although we are currently expanding our branch network into new geographic markets within Nebraska, currently nearly all of our loans are secured by real estate or made to businesses in Hall County, Nebraska. The Hall County economy is significantly affected by agriculture and agriculture-related industries and offers limited opportunity for significant growth in loan originations or deposits. In addition, based on 2000 United States Census data, the median per capita income in Hall County is less than median per capita income in the United States as a whole. As a result, a downturn in the local economy, particularly local agriculture, could cause significant increases in nonperforming loans, which would hurt our earnings. Decreases in real estate values could adversely affect the value of property used as collateral for our loans which would expose us to a greater risk of loss. In addition, adverse employment conditions may have a negative effect on the ability of our borrowers to make timely repayments of their loans and on our ability to make new loans, which would have an adverse impact on our earnings. For a discussion of our market areas, see “Our Business—Market Areas.”

The loss of our President and Chief Executive Officer could hurt our operations.

We rely heavily on our President and Chief Executive Officer, Richard L. Harbaugh. The loss of Mr. Harbaugh could have an adverse effect on us because, as a small community bank, Mr. Harbaugh has more responsibility than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management-level personnel who are in position to succeed and assume the responsibilities of Mr. Harbaugh. We intend to enter into a three-year employment contract with Mr. Harbaugh. We have key man life insurance on Mr. Harbaugh in the amount of $200,000. For further discussion, see “Management — Executive Compensation.”

Rising interest rates may hurt our earnings and asset value.

Interest rates have recently been at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate nine times, from 1.00% to 3.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not. Although this “flattening” of the market yield curve has not had a negative impact on our interest rate spread and net interest margin, if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Strong competition within our market areas could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. In particular, recently several financial institutions have opened new offices or branches in Hall County. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of June 30, 2004, we held 9.5% of the deposits in Hall County, Nebraska. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market areas. For more information about our market areas and the competition we face, see “Our Business—Market Areas” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Equitable Financial MHC, Equitable Financial and Equitable Bank will all be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Equitable Bank rather than for holders of Equitable Financial common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the offering from operating as a public company and from new stock-based benefit plans will adversely affect our profitability.

Following the offering, our non-interest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual salaries and employee benefits expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $195,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to improve our internal controls and procedures and upgrade our accounting systems. In addition, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Our low return on equity may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the nine months ended March 31, 2005, our annualized return on equity was 1.42%. Our peer group used in the valuation of Equitable Financial had a median return on equity of 5.66% for the 12 months ended March 31, 2005, while all publicly traded fully converted thrifts had a median return on equity of 7.53% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held subsidiaries of mutual holding companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering. The information in “Pro Forma Data” does not reflect the impact that the new expenses we expect to incur as a result of our expansion and operating as a public company will have on our return on equity.

We have broad discretion in allocating the proceeds of the offering. Our failure to utilize effectively such proceeds would reduce our profitability.

Equitable Financial intends to contribute approximately 50% of the net proceeds of the offering to Equitable Bank. We may use the remaining net proceeds to pay dividends to stockholders, repurchase common stock, purchase securities, finance the acquisition of other financial institutions or other businesses that are related to banking, or for other general corporate purposes. We expect to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. Equitable Bank may use the proceeds it receives to fund new loans, purchase loans, purchase securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the reorganization. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than Equitable Financial MHC could be diluted by up to approximately 4.17%, assuming awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation, are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares issued to persons other than Equitable Financial MHC could be diluted by up to approximately 9.82%, assuming stock option grants equal to 4.90% of the shares issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Equitable Financial MHC’s majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

Equitable Financial MHC will own a majority of Equitable Financial’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who will manage Equitable Financial and Equitable Bank will also manage Equitable Financial MHC. As a federally chartered mutual holding company, the board of directors of Equitable Financial MHC must ensure that the interests of depositors of Equitable Bank are represented and considered in matters put to a vote of stockholders of Equitable Financial. Therefore, the votes cast by Equitable Financial MHC may not be in your personal best interests as a stockholder. For example, Equitable Financial MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Equitable Financial. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Equitable Financial MHC. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies.

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. The shares of several recent minority offerings by mutual holding companies have traded below the initial offering price after completion of the offering. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

Office of Thrift Supervision policy on remutualization transactions could prohibit acquisition of Equitable Financial, which may adversely affect our stock price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies that is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share stock price may be adversely affected. In addition, Office of Thrift Supervision regulations prohibit, for three years following completion of the offering, the acquisition of more than 10% of any class of equity security issued by us without the prior approval of the Office of Thrift Supervision. For further information, see “Restrictions on Acquisition of Equitable Financial Corporation and Equitable Bank—Regulatory Restrictions.”

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to have our stock quoted on the OTC Bulletin Board, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Risks Related to the Formation of the Charitable Foundation

The contribution to Equitable Bank Charitable Foundation means that a stockholder’s ownership interest in the shares issued to persons other than Equitable Financial MHC will be 4.22% less after the contribution.

Purchasers of shares will have their ownership and voting interests in the shares issued to persons other than Equitable Financial MHC diluted by 4.22% at the close of the reorganization when Equitable Financial issues an additional number of shares and contributes those shares to Equitable Bank Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to Equitable Bank Charitable Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to Equitable Bank Charitable Foundation, valued at $646,000, at the maximum of the offering, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will not be able to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of Equitable Bank Charitable Foundation will hurt our profits for fiscal year 2006.

Equitable Financial intends to contribute $100,000 in cash and 1.9% of Equitable Financial’s common stock to Equitable Bank Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending June 30, 2006. Based on the pro forma assumptions, at the midpoint of the offering range, the contribution to Equitable Bank Charitable Foundation would reduce net earnings by $380,000, after tax, in fiscal year 2006. See “Pro Forma Data.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to Equitable Federal Savings Bank;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; and

•	our ability to successfully implement our branch expansion strategy.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at and for the years ended June 30, 2004 and 2003 is derived in part from the audited financial statements of Equitable Federal Savings Bank that appear elsewhere in this prospectus. The operating data at March 31, 2005 and for the nine months ended March 31, 2005 and 2004 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the nine months ended March 31, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31, 2005	At June 30,
		2004	2003
	(In thousands)
Financial Condition Data:
Total assets	$145,171	$145,589	$147,458
Securities available-for-sale	12,949	16,394	19,347
Securities held-to-maturity	1,381	1,837	2,865
Loans, net	121,784	118,527	116,094
Cash and cash equivalents	1,788	2,158	1,918
Deposits	100,590	97,966	103,788
Federal Home Loan Bank borrowings	28,648	32,334	28,547
Total members’ equity	14,173	14,073	13,777

	For the Nine Months Ended March 31,		Year Ended June 30,
	2005	2004	2004	2003
	(In thousands)
Operating Data:
Interest income	$5,776	$5,917	$7,842	$8,466
Interest expense	2,797	2,982	3,903	4,590

Net interest income	2,979	2,935	3,939	3,876
Provision (credit) for loan losses	90	45	(296)	554

Net interest income after provision (credit) for loan losses	2,889	2,890	4,235	3,322
Non-interest income	465	264	399	981
Non-interest expenses	3,187	3,146	4,241	4,051

Income before income taxes	167	8	393	252
Provision (benefit) for income taxes	15	(43)	82	30

Net income	$152	$51	$311	$222

	At or For the Nine Months Ended March 31,		At or For the Year Ended June 30,
	2005	2004	2004	2003
Performance Ratios (1):
Return on average assets	0.14%	0.05%	0.21%	0.15%
Return on average equity	1.42	0.49	2.25	1.60
Interest rate spread (2)	2.51	2.51	2.55	2.44
Net interest margin (3)	2.82	2.75	2.79	2.73
Non-interest expense to average assets	2.93	2.82	2.86	2.74
Efficiency ratio (4)	92.55	91.88	92.94	85.27
Average interest-earning assets to average interest-bearing liabilities	111.66	108.81	108.70	109.15
Average equity to average assets	9.85	9.30	9.37	9.39

Capital Ratios:
Tangible capital (to adjusted total assets)	9.50	9.23	9.40	9.10
Core capital (to risk-weighted assets)	14.80	13.93	14.90	13.50
Risk-based capital (to risk-weighted assets)	15.90	15.58	16.01	14.80

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.63	0.84	0.63	0.92
Allowance for loan losses as a percent of non-performing loans	2,749.77	123.37	183.47	107.86
Net charge-offs to average outstanding loans during the period	0.05	0.09	0.30	0.30
Non-performing loans as a percent of total loans	0.02	0.68	0.34	0.85

Other Data:
Number of:
Real estate loans outstanding	1,399	1,453	1,517	1,486
Deposit accounts	9,034	9,177	9,259	9,862
Full-service offices	2	2	2	2

(1)	Performance ratios for the nine months ended March 31, 2005 and 2004 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on sale of securities.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Equitable Federal Savings Bank will reduce Equitable Federal Savings Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% of Maximum of Offering Range
	915,875 Shares at $10.00 Per Share	Percent of Net Proceeds	1,077,500 Shares at $10.00 Per Share	Percent of Net Proceeds	1,239,125 Shares at $10.00 Per Share	Percent of Net Proceeds	1,424,994 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$9,159		$10,775		$12,391		$14,250
Less: offering expenses	755		774		792		813

Net offering proceeds	8,404	100.0%	10,001	100.0%	11,599	100.0%	13,437	100.0%

Less:
Proceeds contributed to Equitable Bank	4,202	50.0	5,001	50.0	5,800	50.0	6,719	50.0
Proceeds used for loan to employee stock ownership plan	833	9.9	980	9.8	1,127	9.7	1,296	9.6
Proceeds contributed to the charitable foundation	100	1.2	100	1.0	100	0.9	100	0.7
Proceeds contributed to Equitable Financial MHC	100	1.2	100	1.0	100	0.9	100	0.7

Proceeds remaining for Equitable Financial	$3,169	37.7%	$3,820	38.2%	$4,472	38.6%	$5,222	38.9%

Equitable Financial intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, Equitable Financial may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Equitable Financial may not repurchase shares of its common stock during the first year following the reorganization, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Equitable Bank intends to invest the proceeds it receives from the offering initially in short-term, liquid investments. Over time, Equitable Bank may use the proceeds that it receives from the offering, which are shown in the table above as the amount contributed to Equitable Bank:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

Equitable Bank may need regulatory approvals to engage in some of the activities listed above. It currently has no specific plans or agreements regarding any expansion activities or acquisitions other than the branch office openings and relocations disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Operating Strategy.” The new and renovated branches have been and are expected to continue to be funded by cash generated by our business and we do not expect to borrow funds for these expansion projects. Funding for these branches is also not contingent on this offering.

Except as described above, neither Equitable Financial nor Equitable Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

Our Dividend Policy

We have not yet determined whether we will pay a dividend on the common stock. After the reorganization, we will consider a policy of paying regular cash dividends. In addition, the board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account Equitable Financial’s financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Equitable Federal Savings Bank to Equitable Financial discussed below will also be considered. Equitable Financial cannot guarantee that it will pay dividends or that, if paid, Equitable Financial will not reduce or eliminate dividends in the future.

If Equitable Financial pays dividends to its stockholders, it also will be required to pay dividends to Equitable Financial MHC, unless Equitable Financial MHC elects to waive the receipt of dividends. We anticipate that Equitable Financial MHC will waive any dividends that Equitable Financial may pay. Any decision to waive dividends will be subject to regulatory approval.

Equitable Financial will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, Equitable Financial’s ability to pay dividends may depend, in part, upon its receipt of dividends from Equitable Bank because Equitable Financial initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Office of Thrift Supervision regulations limit dividends and other distributions from Equitable Bank to Equitable Financial. In addition, Equitable Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the reorganization. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Equitable Bank to Equitable Financial that would be deemed to be drawn out of Equitable Bank’s bad debt reserves would require Equitable Bank to pay federal income taxes at the then-current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 9 of the notes to financial statements included in this prospectus. Equitable Financial does not contemplate any distribution by Equitable Bank that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the reorganization, we expect that our shares of common stock will be quoted on the OTC Bulletin Board. Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the reorganization, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a longer term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Equitable Federal Savings Bank at March 31, 2005 and the capitalization of Equitable Financial reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. Equitable Financial is offering its common stock on a best efforts basis. Equitable Financial must sell a minimum of 915,875 shares to complete the offering.

	Equitable Federal Savings Bank Capitalization as of March 31, 2005	Equitable Financial Pro Forma Capitalization Based Upon the Sale of
		915,875 Shares at $10.00 Per Share	1,077,500 Shares at $10.00 Per Share	1,239,125 Shares at $10.00 Per Share	1,424,994 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$100,590	$100,590	$100,590	$100,590	$100,590
Borrowings	28,648	28,648	28,648	28,648	28,648

Total deposits and borrowed funds	$129,238	$129,238	$129,238	$129,238	$129,238

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
14,000,000, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	21	25	29	33

Additional paid-in capital	—	8,383	9,976	11,570	13,404
Retained earnings (3)	13,758	13,758	13,758	13,758	13,758
Accumulated other comprehensive income	415	415	415	415	415
Shares issued to the foundation	—	404	475	546	628

Less:
Capitalization of Equitable Financial MHC	—	100	100	100	100
Foundation contribution expense, net (4)	—	333	380	426	480
Common stock acquired by employee stock ownership plan (5)	—	833	980	1,127	1,296
Common stock to be acquired by equity incentive plan (6)	—	417	490	564	648

Total stockholders’ equity	$14,173	$21,298	$22,699	$24,101	$25,714

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 2,125,000, 2,500,000, 2,875,000 and 3,306,250 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Issued and outstanding shares include shares sold in the offering, issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Represents the expense, net of tax, of the contribution of common stock to Equitable Bank Charitable Foundation based on an estimated tax rate of 34%. The actual rate experienced by Equitable Financial may vary. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(5)	Assumes that 3.92% of the common stock issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Equitable Financial. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of equity. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against equity will occur. Since the funds are borrowed from Equitable Financial, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Equitable Financial. See “Pro Forma Data” and “Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(6)	Assumes the purchase in the open market at $10.00 per share, under the proposed equity incentive plan, of a number of shares equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the reorganization. See “Risk Factors—Risks Related to this Offering—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At March 31, 2005, Equitable Federal Savings Bank exceeded all regulatory capital requirements. The following table presents Equitable Federal Savings Bank’s capital position relative to its regulatory capital requirements at March 31, 2005, on a historical and pro forma basis. The table reflects receipt by Equitable Federal Savings Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (3.92% and 1.96% of the shares of common stock issued, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation, respectively) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Equitable Federal Savings Bank, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at March 31, 2005
	Historical at March 31, 2005		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
			915,875 Shares at $10.00 Per Share		1,077,500 Shares at $10.00 Per Share		1,239,125 Shares at $10.00 Per Share		1,424,994 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
U.S. generally accepted accounting principles equity	$14,173	9.76%	$17,025	11.50%	$17,604	11.85%	$18,183	12.19%	$18,848	12.58%

Tangible Capital:
Capital level (2)	$13,758	9.52%	$16,610	11.27%	$17,189	11.62%	$17,768	11.96%	$18,433	12.35%
Requirement	2,166	1.50	2,211	1.50	2,220	1.50	2,228	1.50	2,238	1.50

Excess	$11,592	8.02%	$14,399	9.77%	$14,969	10.12%	$15,540	10.46%	$16,195	10.85%

Core Capital:
Capital level (2)	$13,758	9.52%	$16,610	11.27%	$17,189	11.62%	$17,768	11.96%	$18,433	12.35%
Requirement	5,776	4.00	5,896	4.00	5,919	4.00	5,942	4.00	5,969	4.00

Excess	$7,982	5.52%	$10,715	7.27%	$11,270	7.62%	$11,825	7.96%	$12,464	8.35%

Total Risk-Based Capital:
Capital level (3)	$14,852	15.93%	$17,704	18.88%	$18,283	19.47%	$18,862	20.06%	$19,527	20.70%
Requirement	7,454	8.00	7,500	8.00	7,509	8.00	7,518	8.00	7,529	8.00

Excess	$7,398	7.93%	$10,204	10.88%	$10,774	11.47%	$11,344	12.06%	$11,998	12.70%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $144.5 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $93.2 million.
(2)	A portion of the unrealized gains on available-for-sale securities accounts for the difference between capital calculated under U.S. generally accepted accounting principles and each of tangible capital and core capital. See note 8 to the notes to financial statements for additional information.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the reorganization. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation, with a loan from Equitable Financial that will be repaid in equal installments over a period of 15 years;

•	Sandler O’Neill will receive a fee equal to 1.25% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares contributed to the charitable foundation or purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families;

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, will be $675,000; and

•	We will make a charitable contribution of a number of shares of Equitable Financial common stock equal to 1.9% of the shares issued in the reorganization, including shares issued to Equitable Financial MHC, with an assumed value of $10.00 per share, plus $100,000 cash. The number of shares contributed to the foundation would equal 40,375, 47,500, 54,625 and 62,819 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Pro forma net income for the nine months ended March 31, 2005 and the year ended June 30, 2004 has been calculated as if the reorganization was completed at the beginning of each period, and the net proceeds had been invested at 3.25% for the nine months ended March 31, 2005 and 2.25% for the year ended June 30, 2004, which represents the one-year treasury rate at those dates. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.15% and 1.82% is used for the nine months ended March 31, 2005 for the year ended June 30, 2004, after giving effect to a combined federal and state income tax rate of 34%. The actual rate experienced by Equitable Financial may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market or economic conditions after the offering begins or due to regulatory considerations. See “The Reorganization and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Equitable Federal Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the reorganization, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Equitable Federal Savings Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of Equitable Financial’s common stock.

•	The pro forma tables do not reflect the impact of the new expenses we expect to incur as a result of our expansion strategy and our operating as a public company.

The following pro forma data, based on Equitable Federal Savings Bank’s equity at March 31, 2005 and June 30, 2004 and net income for the nine months ended March 31, 2005 and the year ended June 30, 2004, may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities or the amount of money that would be available for distribution to stockholders if we are liquidated after the reorganization.

We are offering our common stock on a best efforts basis. Equitable Financial must sell a minimum of 915,875 shares to complete the offering.

Nine Months Ended March 31, 2005
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
915,875 Shares at $10.00 Per Share	1,077,500 Shares at $10.00 Per Share	1,239,125 Shares at $10.00 Per Share	1,424,994 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$9,159	$10,775	$12,391	$14,250
Less: estimated offering expenses	(755)	(774)	(792)	(813)

Estimated net proceeds	8,404	10,001	11,599	13,437
Less: cash contributed to charitable foundation	(100)	(100)	(100)	(100)
Less: cash to Equitable Financial MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(833)	(980)	(1,127)	(1,296)
Less: common stock to be acquired by equity incentive plan (2)	(417)	(490)	(564)	(648)

Net investable proceeds	$6,954	$8,331	$9,708	$11,293

Pro Forma Net Income:

Pro forma net income (3):
Historical	$152	$152	$152	$152
Pro forma income on net investable proceeds	112	134	156	182
Less: pro forma employee stock ownership plan adjustments (1)	(27)	(32)	(37)	(43)
Less: pro forma restricted stock award expense (2)	(41)	(49)	(56)	(64)
Less: pro forma stock option expense (4)	(39)	(46)	(53)	(61)

Pro forma net income	$157	$159	$162	$166

Pro forma net income per share (3):
Historical	$0.07	$0.06	$0.05	$0.05
Pro forma income on net investable proceeds	0.05	0.06	0.06	0.06
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.07	$0.07	$0.06	$0.06

Offering price as a multiple of pro forma net income per share	107.14	x	107.14	x	125.00	x	125.00	x

Number of shares used to calculate pro forma net income per share (5)	2,045,865	2,406,900	2,767,935	3,183,125

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (4):
Historical	$14,173	$14,173	$14,173	$14,173
Estimated net proceeds	8,404	10,001	11,599	13,437
Plus: tax benefit of contribution to foundation	71	95	120	148
Less: capitalization of Equitable Financial MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(833)	(980)	(1,127)	(1,296)
Less: common stock to be acquired by equity incentive plan (2)	(417)	(490)	(564)	(648)

Pro forma stockholders’ equity	$21,298	$22,699	$24,101	$25,714

Pro forma stockholders’ equity per share (4):
Historical	$6.67	$5.67	$4.93	$4.29
Estimated net proceeds	3.95	4.00	4.03	4.06
Plus: tax benefit of contribution to foundation	0.03	0.03	0.04	0.04
Less: capitalization of Equitable Financial MHC	(0.05)	(0.04)	(0.03)	(0.03)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$10.01	$9.07	$8.38	$7.77

Offering price as a percentage of pro forma stockholders’ equity per share	99.90%	110.25%	119.33%	128.70%

Number of shares used to calculate pro forma stockholders’ equity per share (5)	2,125,000	2,500,000	2,875,000	3,306,250

Year Ended June 30, 2004
Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
915,875 Shares at $10.00 Per Share	1,077,500 Shares at $10.00 Per Share	1,239,125 Shares at $10.00 Per Share	1,424,994 Shares at $10.00 Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$9,159	$10,775	$12,391	$14,250
Less: estimated offering expenses	(755)	(774)	(792)	(813)

Estimated net proceeds	8,404	10,001	11,599	13,437
Less: cash contributed to charitable foundation	(100)	(100)	(100)	(100)
Less: cash to Equitable Financial MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(833)	(980)	(1,127)	(1,296)
Less: common stock to be acquired by equity incentive plan (2)	(417)	(490)	(564)	(648)

Net investable proceeds	$6,954	$8,331	$9,708	$11,293

Pro Forma Net Income:

Pro forma net income (3):
Historical	$311	$311	$311	$311
Pro forma income on net investable proceeds	103	124	144	168
Less: pro forma employee stock ownership plan adjustments (1)	(37)	(43)	(50)	(57)
Less: pro forma restricted stock award expense (2)	(55)	(65)	(74)	(86)
Less: pro forma stock option expense (4)	(52)	(61)	(71)	(81)

Pro forma net income	$270	$266	$260	$255

Pro forma net income per share (3):
Historical	$0.15	$0.13	$0.11	$0.10
Pro forma income on net investable proceeds	0.05	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share	$0.12	$0.10	$0.08	$0.07

Offering price as a multiple of pro forma net income per share	83.33	x	100.00	x	125.00	x	142.86	x

Number of shares used to calculate pro forma net income per share (5)	2,047,253	2,408,533	2,769,813	3,185,285

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (4):
Historical	$14,073	$14,073	$14,073	$14,073
Estimated net proceeds	8,404	10,001	11,599	13,437
Plus: tax benefit of contribution to foundation	71	95	120	148
Less: capitalization of Equitable Financial MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(833)	(980)	(1,127)	(1,296)
Less: common stock to be acquired by equity incentive plan (2)	(417)	(490)	(564)	(648)

Pro forma stockholders’ equity	$21,198	$22,599	$24,001	$25,614

Pro forma stockholders’ equity per share (4):
Historical	$6.62	$5.63	$4.89	$4.26
Estimated net proceeds	3.95	4.00	4.03	4.06
Plus: tax benefit of contribution to foundation	0.03	0.03	0.04	0.04
Less: capitalization of Equitable Financial MHC	(0.05)	(0.04)	(0.03)	(0.03)
Less: common stock acquired by employee stock ownership plan (1)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by equity incentive plan (2)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$9.96	$9.03	$8.34	$7.74

Offering price as a percentage of pro forma stockholders’ equity per share	100.40%	110.74%	119.90%	129.20%

Number of shares used to calculate pro forma stockholders’ equity per share (5)	2,125,000	2,500,000	2,875,000	3,306,250

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares equal to 3.92% of the shares issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation (83,300, 98,000, 112,700 and 129,605 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the reorganization retained by Equitable Financial. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently %, and a term of 15 years. Equitable Federal Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Equitable Financial will earn on the loan will offset the interest paid on the loan by Equitable Federal Savings Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Equitable Financial will purchase in the open market a number of shares equal to 1.96% of the shares issued in the offering, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation (41,650, 49,000, 56,350 and 64,803 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the reorganization. Repurchases will be funded with cash on hand at Equitable Financial or with dividends paid to Equitable Financial by Equitable Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Equitable Financial MHC, by approximately 4.17%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Equitable Financial common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2006 as a result of the contribution of common stock to Equitable Bank Charitable Foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Nine months ended March 31, 2005	$333	$380	$426	$480
Year ended June 30, 2004	$333	$380	$426	$480

Pro forma net income (loss):
Nine months ended March 31, 2005	$(176)	$(221)	$(264)	$(314)
Year ended June 30, 2004	$(63)	$(114)	$(166)	$(225)

Pro forma net income (loss) per share:
Nine months ended March 31, 2005	$(0.09)	$(0.09)	$(0.10)	$(0.10)
Year ended June 30, 2004	$(0.03)	$(0.05)	$(0.06)	$(0.07)

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 34.0% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 4.90% of the number of shares issued in the offering, including shares issued to Equitable Financial MHC and contributed to the charitable foundation (104,125, 122,500, 140,875 and 162,006 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.80 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 15.43%; and risk-free interest rate, 4.11%. Because there currently is no market for Equitable Financial common stock, the assumed expected volatility is based on the SNL Financial MHC Index. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Equitable Financial may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Equitable Financial MHC, by approximately 9.82%.
(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the reorganization, less the number of shares purchased by the employee stock ownership plan not committed to be released within nine months or one year following the reorganization as the case may be. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund Equitable Bank Charitable Foundation as part of the offering, Keller & Company estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that Keller & Company will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at March 31, 2005, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$9,159	$9,945	$10,775	$11,700	$12,391	$13,455	$14,250	$15,473
Pro forma market capitalization (excluding Equitable Financial MHC)	9,563	9,945	11,250	11,700	12,938	13,455	14,878	15,473
Estimated pro forma valuation	21,250	22,100	25,000	26,000	28,750	29,900	33,063	34,385
Pro forma total assets	152,325	153,051	153,702	154,557	155,080	156,063	156,664	157,795
Pro forma total liabilities	131,027	131,097	131,003	131,098	130,979	131,098	130,950	131,099
Pro forma stockholders’ equity	21,298	21,954	22,699	23,459	24,101	24,965	25,714	26,696
Pro forma net income	157	166	159	171	162	176	166	181
Pro forma stockholders’ equity per share	10.01	9.92	9.07	9.02	8.38	8.35	7.77	7.76
Pro forma net income per share	0.07	0.08	0.07	0.07	0.06	0.06	0.06	0.06

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	99.90%	100.81%	110.25%	110.86%	119.33%	119.76%	128.70%	128.87%
Offering price as a multiple of pro forma net income per share (annualized)	107.14	93.75	107.14	107.14	125.00	125.00	125.00	125.00
Offering price to assets	13.95	14.44	14.93	15.40	18.54	19.16	21.10	21.79

Pro Forma Financial Ratios:
Return on assets (annualized)	0.34%	0.36%	0.34%	0.37%	0.35%	0.38%	0.35%	0.38%
Return on stockholders’ equity (annualized)	2.46	2.52	2.33	2.43	2.24	2.35	2.15	2.26
Stockholders’ equity to total assets	13.98	14.34	14.77	15.18	15.54	16.00	16.41	16.92

(1)	Based on independent valuation prepared by Keller & Company as of June 22, 2005.

Our Business

General

Equitable Financial will be organized as a federal corporation upon completion of the reorganization. As a result of the reorganization, Equitable Federal Savings Bank will change its name to Equitable Bank and will be a wholly owned subsidiary of Equitable Financial. Upon completion of the reorganization, Equitable Financial’s business activities will be the ownership of the outstanding capital stock of Equitable Bank and management of the investment of offering proceeds retained from the reorganization. Initially, Equitable Financial will neither own nor lease any property but will instead use the premises, equipment and other property of Equitable Bank with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Equitable Financial may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Equitable Federal Savings Bank was originally chartered in 1882 as a Nebraska state-chartered mutual building and loan association named the “Grand Island Building and Loan Association.” In 1890, it changed its name to “The Equitable Building and Loan Association of Grand Island, Nebraska.” Equitable Federal Savings Bank converted to a federally chartered savings bank in 1992 and changed its name to “The Equitable Building and Loan Association of Grand Island, Nebraska, A Federal Savings Bank.” Equitable Federal Savings Bank adopted its present name in 2001.

We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market areas. We attract deposits from the general public and use those funds to originate one-to four-family real estate, multi-family and nonresidential real estate, construction, commercial and consumer loans, which we primarily hold for investment. We offer non-deposit investment products through a third-party network arrangement with a registered broker-dealer.

Our website address is www.equitableonline.com. Information on our website should not be considered a part of this prospectus.

Market Areas

We are headquartered in Grand Island, Nebraska in Hall County. In addition to our main office, we operate from two additional locations in Grand Island, Nebraska (a full-service branch and an additional retail investment office that we opened in May 2005). We expect to convert the new retail investment office into a full-service branch in calendar year 2006. In the beginning of 2005, our Board of Directors made the strategic decision to expand into other select markets in Nebraska. In May 2005 we also opened a loan production office in a temporary facility in North Platte, Nebraska in Lincoln County that we intend to convert into a full-service branch at a new location in July 2005. In June 2005, we also opened a loan production office in a temporary facility in Omaha, Nebraska in Douglas County that we intend to convert to a full-service branch at a new location in calendar year 2005. In addition, we intend to open a loan production office in Lincoln, Nebraska in Lancaster County in August 2005 that we intend to convert to a full-service branch at a new location in calendar year 2005. All of these cities are connected by Interstate 80 which runs across central Nebraska. The region in which our current offices are located, and planned future offices will be located, was once dominated by agriculture, but now consists of a diverse blend of industries, urban centers, and significant corporate investment.

Historically, we have considered Grand Island and the surrounding communities in Hall County as our primary market area. With the fourth largest population in Nebraska, Grand Island is a regional population and employment center for central Nebraska. Grand Island has a diverse employment base and serves as a center for agriculture, manufacturing, healthcare, tourism, retail and other related industries. The surrounding communities in Hall County are primarily rural and have an agriculture based economy.

Omaha and Lincoln are the two leading urban markets in Nebraska, both located in eastern Nebraska. Omaha, which is Nebraska’s largest city, has a population equal to approximately 23% of that of the entire state of Nebraska (based on United States Census data for 2003) and is a leader in the central United States in the insurance, telecommunications and transportation industries. Lincoln, which is Nebraska’s second largest city, is the state capital and home to the University of Nebraska. North Platte, located in central-western Nebraska, has an economy primarily based on agriculture and the transportation industry.

Based on United States Census data, in 2000, personal income per capita for Hall, Lincoln, Douglas and Lancaster Counties was approximately $25,000, $24,000, $35,000 and $29,000, respectively, compared to $28,000 for Nebraska and $29,000 for the entire United States. In addition, the population of Hall, Lincoln, Douglas and Lancaster Counties was 54,000, 35,000, 464,000 and 250,000, respectively, compared to 1.7 million for Nebraska.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market areas and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2004, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 9.5% of the deposits in Hall County, which was the 4th largest market share out of the 14 financial institutions with offices in Hall County. In addition, banks owned by large bank holding companies such as Wells Fargo & Company and U.S. Bancorp also operate in our market areas. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market areas, and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. Our loan portfolio consists primarily of one- to four-family residential real estate loans. To a much lesser extent, our loan portfolio includes multi-family and nonresidential real estate loans, construction loans, commercial loans and consumer loans. We originate loans primarily for investment purposes.

One- to Four-Family Residential Real Estate Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes. We offer fixed-rate, adjustable-rate and balloon mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

We offer fixed-rate loans with terms between five and 30 years. In addition, we offer one- to four-family loans structured as balloon loans. Our balloon loans have terms ranging from five to 20 years and payments based on an amortization schedule of up to 30 years. The interest rate on balloon loans is fixed for the term of the loan at which time the entire balance of the loan becomes due. We typically notify the borrower before the end of the loan term of the maturity of the loan and that the loan must be repaid or the term extended. In most instances, a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule.

Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that ranges from one to 10 years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to 2 percentage points above the one-year constant maturity Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2 percentage points per adjustment period and the lifetime interest rate cap is generally 5 percentage points over the initial interest rate of the loan.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 95% at the time the loan is originated, although we occasionally make loans with loan-to-value ratios of up to 103% under Federal Housing Administration programs. Conventional loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on properties located in a flood zone, before closing the loan.

In an effort to provide financing for low- and moderate-income and first-time buyers, we offer a special home buyers program. We offer residential mortgage loans through this program to qualified individuals and originate the loans using modified underwriting guidelines, including reduced fees and loan conditions.

Multi-Family and Nonresidential Real Estate Loans. We offer fixed- and adjustable-rate mortgage loans secured by multi-family and nonresidential real estate. Our multi-family and nonresidential real estate loans are generally secured by retail buildings, small office buildings, owner-occupied properties and land used for agricultural purposes. In addition to originating these loans, we also participate in loans with other financial institutions located primarily in the State of Nebraska.

We originate a variety of fixed- and adjustable-rate and balloon multi-family and nonresidential real estate loans for terms up to 20 years. Interest rates on our adjustable-rate loans adjust based on the prime rate as published in The Wall Street Journal. Loans are secured by first mortgages, and amounts generally do not exceed 80% of the property’s appraised value at the time the loan is originated.

At March 31, 2005, our largest nonresidential or multi-family real estate loan was $1.9 million and was secured by real estate located in Grand Island, Nebraska. This loan was performing in accordance with its original terms at March 31, 2005.

At March 31, 2005, loan participations totaled $3.0 million. The properties securing these loans are located primarily in the State of Nebraska.

Construction Loans. We originate loans to individuals and, to a lesser extent, builders to finance the construction of residential dwellings. We also make construction loans for commercial development projects, including apartment buildings, restaurants, motels, shopping centers and owner-occupied properties used for businesses. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually six months for residential properties and 12 months for commercial properties. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Loans generally can be made with a maximum loan to value ratio of 80% on residential construction and 75% on commercial construction at the time the loan is originated. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will require an inspection of the property before disbursement of funds during the term of the construction loan.

At March 31, 2005, our largest outstanding residential construction loan commitment was for $300,000, none of which was outstanding. At March 31, 2005, our largest outstanding commercial construction loan commitment was $2.8 million, of which none was outstanding.

Commercial Loans. We extend commercial business loans on a secured basis that generally are collateralized by industrial/commercial machinery and equipment, livestock, farm machinery, agriculture, accounts receivable and inventory. We originate both fixed- and adjustable-rate commercial loans with terms up to seven years. Fixed-rate loans are primarily originated with terms of up to one year. Interest rates on adjustable-rate commercial loans are based on the prime rate as published in The Wall Street Journal and adjust as the prime rate changes. We also originate lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

At March 31, 2005, our largest commercial loan relationship was a $2.0 million loan secured by livestock/cattle. This loan was performing in accordance with its original terms at March 31, 2005.

Consumer Loans. We offer a variety of consumer loans, primarily home equity loans and lines of credit, and, to a much lesser extent, loans secured by savings accounts or certificate of deposits, automobile and recreational vehicle loans and secured and unsecured personal loans.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We generally offer home equity loans with a maximum combined loan to value ratio of 100% and home equity lines of credit with a maximum combined loan to value ratio of 100%. Home equity lines of credit have adjustable rates of interest that are indexed to the prime rate as reported in The Wall Street Journal. Home equity loans have fixed interest rates and terms that range from one to 15 years.

We offer automobile and recreational vehicle loans secured by new and used vehicles. These loans have fixed interest rates and generally have terms up to five years for new vehicles and four years for used vehicles.

We offer secured consumer loans with fixed interest rates and terms up to fifteen years. We also offer unsecured consumer loans in amounts up to $5,000. These loans have fixed interest rates and terms up to two years.

Loan Underwriting Risks.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our loan portfolio more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-Family and Nonresidential Real Estate Loans. Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we generally require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to make a multi-family and nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25x. Environmental surveys are obtained when circumstances suggest the possibility of the presence of hazardous materials.

We underwrite all loan participations to our own underwriting standards. In addition, we also consider the financial strength and reputation of the lead lender. To monitor cash flows on loan participations, we require the lead lender to provide annual financial statements for the borrower. We also conduct an annual internal loan review for all loan participations.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise in newspapers that are widely circulated in Hall County. Accordingly, when our rates are competitive, we attract loans from throughout Hall County. We occasionally purchase loans and participation interests in loans, although we have not purchased any whole loans since 1995.

We generally originate loans for our portfolio but from time to time will sell, prior to funding, fixed-rate one- to four-family residential mortgage loans in the secondary market, primarily our 30-year fixed-rate loans. We also sell all of our Department of Housing and Urban Development loans insured by the Federal Housing Administration and all of our Veterans Administration insured loans. Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management. Generally, loans are sold with servicing released. Our loan sales have primarily been on a loan-by-loan basis to other financial institutions.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. A loan committee consisting of officers of Equitable Federal Savings Bank approves all loans, subject to the ratification by the Executive Committee of the board of directors or the entire board of directors. The Executive Committee or the entire board of directors must approve all loans over 15% of Equitable Federal Savings Bank’s regulatory capital.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our stated capital and reserves. At March 31, 2005, our regulatory limit on loans to one borrower was $2.1 million. At that date, our largest lending relationship was $2.0 million and was secured by livestock/cattle. This loan was performing in accordance with its original terms at March 31, 2005. Subsequent to March 31, 2005, the Office of Thrift Supervision approved, until September 2007, an increase in our lending limit to one borrower to 25% of our stated capital and surplus for one- to four-family residential real estate loans, small business loans and small farm loans. Based on capital and surplus as of March 31, 2005, our legal lending limit under this pilot program is $3.4 million.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our mortgage loan commitments expire after 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, deposits at the Federal Home Loan Bank of Topeka and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Topeka stock. While we have the authority under applicable law to invest in derivative securities, our investment policy does not permit this investment. We had no investments in derivative securities at March 31, 2005.

At March 31, 2005, our investment portfolio totaled $14.3 million and consisted primarily of U.S. Government sponsored entity securities and mortgage-backed securities issued primarily by Fannie Mae and Freddie Mac.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The board of directors is also responsible for the implementation of the investment policy and monitoring our investment performance. Individual investment transactions, portfolio composition and performance are reviewed and ratified by our board of directors monthly.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the State of Nebraska. Deposits are attracted, by advertising and through our website, from within our market areas through the offering of a broad selection of deposit instruments, including non-interest-bearing demand accounts (such as checking accounts), interest-bearing accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. We do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates and to be in the middle of the market for rates on all types of deposit products.

Borrowings. We utilize advances from the Federal Home Loan Bank of Topeka to supplement our supply of investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Properties

At March 31, 2005, we conducted our business through our main office (and adjacent drive-up facility) and our one branch office. The following table sets forth certain information relating to our properties as of March 31, 2005.

Location	Year Opened	Owned/ Leased	Net Book Value as of March 31, 2005
			(In thousands)
Main Office:
113-115 North Locust Street(1) Grand Island, Nebraska 68801	1959	Owned	$1,369

Branch:
619 Diers Avenue, North Grand Island, Nebraska 68803	2000	Owned	$1,480

Other Properties:
103 W. Second Street (Drive-Up) Grand Island, Nebraska 68801	1965	Owned	$199

3012 South Locust Street (2) Grand Island, Nebraska 68801	2005	Owned	$400

(1)	This property consists of the original main office acquired in 1959 and adjacent condominium units acquired in 1984. Equitable Federal Savings Bank occupies the first floor and leases out the second floor of the condominium units.

(2)	At March 31, 2005, this property was designated as a future retail investment office to become a future full-service branch site. Based on current estimates, we expect the total cost of the land and construction to be approximately $1.5 million, $400,000 of which had been incurred at March 31, 2005.

Personnel

As of March 31, 2005, we had 47 full-time employees and seven part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens and contracts, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Equitable Federal Savings Bank has no subsidiaries.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The objective of this section is to help potential investors understand our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and securities, and interest expense, which is the interest that we pay on our deposits and Federal Home Loan Bank borrowings. Other significant sources of pre-tax income are service charges on deposit accounts, brokerage fee income and other loan fees (including loan brokerage fees and late charges). In addition, we recognize income or losses from the sale of investments in years that we have such sales.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and value of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Expenses. The non-interest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy and equipment expenses, advertising and public relations expenses and various other miscellaneous expenses.

Salaries and employee benefits consist primarily of: salaries and wages paid to our employees; payroll taxes; and expenses for health insurance, and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new stock-based benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from two to 40 years.

Advertising and public relations expenses include expenses for print, radio and television advertisements, promotions, third-party marketing services and premium items.

Regulatory fees and deposit insurance premiums are primarily payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Other expenses include expenses for supplies, telephone and postage, data processing, contributions and donations, director and committee fees, insurance and surety bond premiums and other fees and expenses.

Following the offering, our non-interest expenses are likely to increase as a result of operating as a public company. These additional expenses will be primarily legal and accounting fees, expenses necessary to comply with the internal control over financial reporting provisions of the Sarbanes-Oxley Act and expenses related to stockholder communications and meetings. We also expect that non-interest expenses will increase as a result of our strategy to expand our branch network. These additional expenses will be primarily salaries and employee benefits and occupancy and equipment expenses. In addition, our contribution to the charitable foundation will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be fiscal 2006. Our advertising and public relations expense may also increase as a result of our name change to Equitable Bank and our expanding branch network.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover probable incurred credit losses in the loan portfolio at the statement of financial condition date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance on a quarterly basis and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. For additional discussion, see note 1 of the notes to financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers and small businesses in our market areas. After the reorganization, we plan to continue our strategy of:

•	expanding our branch network and upgrading our existing branches;

•	pursuing opportunities to increase and diversify our loan portfolio in our expanding market areas;

•	increasing core deposits through the expansion of our branch network and new deposit products;

•	continuing to increase our sale of non-deposit investment products; and

•	applying disciplined underwriting practices to maintain the high quality of our loan portfolio.

Expanding our branch network and upgrading our existing branches

Since our formation in 1882, we have operated solely out of our offices located in Grand Island, Nebraska and have focused our lending in Grand Island and the surrounding area. We have operated out of two locations in Grand Island, Nebraska since 1974. Recently, our management began to implement a growth strategy that expands our presence in Grand Island and to additional markets in Nebraska that are also experiencing economic expansion. In May 2005, we opened an additional retail investment office in Grand Island that we intend to convert into a full-service branch in calendar year 2006. Also in May 2005, we opened a loan production office (to become a full-service branch at a different location in July 2005) in North Platte, approximately 150 miles west of Grand Island. In June 2005, we opened a loan production office (to become a full-service branch at a different location in calendar year 2005) in Omaha, approximately 150 miles east of Grand Island. In addition, we intend to open a loan production office in Lincoln, approximately 100 miles east of Grand Island, in August 2005 that we intend to convert to a full-service branch at a new location in calendar year 2005.

We expect total cost of the land and construction for the new Grand Island location and the North Platte location to be approximately $1.5 million and $1.5 million, respectively, of which $400,000 and $0 had been incurred at March 31, 2005. We currently expect to lease our locations in Omaha and Lincoln and expect each lease to be approximately $2,500 per month.

In connection with this expansion of our branch network, we expect to hire approximately 22 new lending, retail investment and other employees to support our expanded infrastructure (13 of which have been hired through June 30, 2005). In addition to branching, we are focusing on upgrading existing facilities in an effort to better serve our customers. In July 2005, we will begin a complete remodel of our main office and minor renovations to our West Second Street drive-up facility in Grand Island.

The new and renovated branches have been, and are expected to continue to be, funded by cash generated by our business. Consequently, we do not expect to borrow funds for these expansion projects. Furthermore, funding for these expansion projects is not contingent on this offering. We may continue to upgrade our current branch facilities and may pursue further expansion in Nebraska in future years through de novo branching, branch acquisitions and acquisitions of other financial institutions. See “Risk Factors–Risks Related to Our Business–We may not be able to successfully implement our plans for growth” and “–We are expanding our branch network into geographic markets in which we have no previous experience.”

Pursuing opportunities to increase and diversify our lending portfolio in our expanding market areas

In recent years we have worked to diversify our loan portfolio beyond residential mortgage loans. In particular, since June 30, 2003, our multi-family and nonresidential real estate, commercial business and construction loan portfolio has increased $2.6 million, or 8.8%, and at March 31, 2005 was 25.9% of our total loan portfolio. During this period, we have taken advantage of the significant growth in both residential and nonresidential real estate development in our market area. With the additional capital raised in the offering, we expect to continue to expand all of our lending activities and, in particular, intend to continue to pursue the larger lending relationships associated with multi-family and nonresidential real estate and construction lending opportunities. We have hired or identified potential lending personnel with significant commercial or construction lending experience to assist us with this expansion of our loan portfolio and the expansion of our branch network and intend to enter into employment agreements with several of these individuals.

Increasing core deposits through the expansion of our branch network and new deposit products

Retail deposits are our primary source of funds for investing and lending. Currently, our core deposits, which include all deposit account types except certificates of deposit, are a small percentage of our total deposits. Core deposits are generally lower cost to us than certificate of deposit accounts, and they are generally less sensitive to withdrawal when interest rates fluctuate. At June 30, 2003, core deposits represented 19.8% of deposits and, at March 31, 2005, this percentage had increased slightly to 21.8%. Beginning in July 2005, we intend to offer a new savings account product with a tiered interest rate tied to the amount on deposit. We believe that our expanding branch network and offering new deposit and savings products will contribute to increasing core deposits.

Continuing to increase our sale of non-deposit investment products

Our profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and Federal Home Loan Bank borrowings. In order to decrease our reliance on interest rate spread income we have pursued initiatives to increase non-interest income. During 2001, we began offering non-deposit investment products through a third party registered broker-dealer. This initiative generated $183,000 of non-interest income during the nine months ended March 31, 2005. In connection with our expanding branch network, we intend to continue to increase our sale of non-deposit investment products by hiring additional retail investment employees for our new locations.

Applying disciplined underwriting practices to maintain the high quality of our loan portfolio

We believe that high asset quality is a key to long-term financial success. We have sought to grow and diversify the loan portfolio, while maintaining a high level of asset quality and moderate credit risk, using underwriting standards that we believe are conservative and diligent monitoring and collection efforts. At March 31, 2005, our nonperforming loans (loans which are 90 or more days delinquent) were less than 0.1% of our total loan portfolio. Although we intend to continue our efforts to originate nonresidential real estate, commercial business and construction loans after the reorganization, we intend to continue our philosophy of managing large loan exposures through our conservative approach to lending.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate one- to four-family residential loans, multi-family and nonresidential real estate loans and construction loans. To a lesser extent, we originate commercial and consumer loans.

The largest segment of our loan portfolio is one- to four-family residential loans. At March 31, 2005, these loans totaled $78.0 million and represented 63.7% of total loans, compared to $77.7 million, or 65.2% of total loans, at June 30, 2004 and $76.5 million, or 65.3% of total loans, at June 30, 2003. The size of our one- to four-family residential loan portfolio has increased only slightly over this period as new originations were offset by payoffs during the recent refinancing boom. As a percentage of the overall portfolio, one- to four-family residential loans have decreased slightly as we grew other segments of the portfolio.

Multi-family and nonresidential real estate loans totaled $25.6 million and represented 20.9% of total loans at March 31, 2005, compared to $26.4 million, or 22.1% of total loans, at June 30, 2004 and $26.1 million, or 22.3% of total loans, at June 30, 2003. Multi-family and nonresidential real estate loans decreased $756,000, or 2.9%, in the nine months ended March 31, 2005 as a result of payoffs of several larger loans and increased $255,000, or 1.0% in the year ended June 30, 2004 due to new originations keeping pace with payoffs.

Construction loans totaled $1.3 million and represented 1.1% of total loans at March 31, 2005, compared to $886,000, or 0.7% of total loans, at June 30, 2004 and $454,000, or 0.4% of total loans, at June 30, 2003. Construction loans increased $422,000, or 47.6%, in the nine months ended March 31, 2005 and increased $432,000, or 95.3%, in the year ended June 30, 2004 primarily as a result of larger construction projects and our increasing emphasis on this type of lending. At March 31, 2005, our largest commercial construction loan commitment was $2.8 million, of which none was outstanding.

Commercial business loans totaled $4.8 million, and represented 3.9% of total loans at March 31, 2005, compared to $1.9 million, or 1.6% of total loans, at June 30, 2004 and $2.4 million, or 2.1% of total loans, at June 30, 2003. Commercial business loans increased $2.9 million, or 155.3%, in the nine months ended March 31, 2005 as a result of our increasing emphasis on this type of lending and decreased $569,000, or 23.3%, in the year ended June 30, 2004 as a result of management applying more stringent underwriting standards and not renewing certain lending relationships.

Consumer loans totaled $12.7 million and represented 10.4% of total loans at March 31, 2005, compared to $12.3 million, or 10.3% of total loans, at June 30, 2004 and $11.6 million, or 9.9% of total loans, at June 30, 2003. The $379,000, or 3.1%, increase in the nine months ended March 31, 2005 and the $667,000, or 5.7%, increase in the year ended June 30, 2004 were due to increases in our home equity loans which increased during the recent low-rate environment.

The following table sets forth the composition of our loan portfolio at the dates indicated.

			At June 30,
	At March 31, 2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate - mortgage:
One- to four-family	$78,000	63.7%	$77,715	65.2%	$76,491	65.3%
Multi-family	8,257	6.7	8,379	7.0	8,166	7.0
Nonresidential	17,359	14.2	17,993	15.1	17,951	15.3

Total real estate mortgage loans	103,616	84.6	104,087	87.3	102,608	87.6

Construction	1,308	1.1	886	0.7	454	0.4

Commercial	4,785	3.9	1,874	1.6	2,443	2.1

Consumer:
Home equity	10,880	8.9	10,785	9.1	9,713	8.3
Other consumer	1,792	1.5	1,507	1.3	1,912	1.6

Total consumer loans	12,672	10.4	12,292	10.4	11,625	9.9

Total loans	122,381	100.0%	119,139	100.0%	117,130	100.0%

Deferred loan origination costs, net	174		134		37
Allowance for loan losses	(771)		(746)		(1,073)

Loans, net	$121,784		$118,527		$116,094

The following table sets forth certain information at June 30, 2004 regarding the dollar amount of principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments that significantly shorten the average life of our loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Real Estate- Mortgage	Construction	Commercial	Consumer	Total Loans
	(In thousands)
Amounts due in:
One year or less	$2,285	$886	$1,422	$1,540	$6,133
More than one to five years	12,416	—	452	8,526	21,394
More than five years	89,386	—	—	2,226	91,612

Total	$104,087	$886	$1,874	$12,292	$119,139

The following table sets forth the dollar amount of all loans at June 30, 2004 that are due after June 30, 2005 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Due After June 30, 2005
	Fixed-Rates	Floating or Adjustable-Rates	Total
	(In thousands)
Real estate - mortgage	$81,457	$20,345	$101,802
Construction	—	—	—
Commercial	357	95	452
Consumer loans	7,304	3,448	10,752

Total	$89,118	$23,888	$113,006

The following table shows loan origination, participation and purchase activity during the periods indicated.

	Nine Months Ended March 31,		Year Ended June 30,
	2005	2004	2004	2003
	(In thousands)
Total loans at beginning of period	$119,139	$117,130	$117,130	$107,772
Loans originated:
Real estate – mortgage	20,517	24,656	35,755	45,709
Construction	1,294	1,340	1,831	1,994
Commercial	11,190	3,434	4,611	4,631
Consumer	7,507	6,860	9,557	8,767

Total loans originated	40,508	36,290	51,754	61,101
Deduct:
Real estate loan principal repayments	21,150	22,162	35,358	35,733
Transfer to foreclosed assets	—	—	54	411
Other loan principal repayments	16,116	10,613	14,333	15,599

Net loan activity	3,242	3,515	2,009	9,358

Total loans at end of period	$122,381	$120,645	$119,139	$117,130

Securities. Our securities portfolio consists primarily of U.S. Government-sponsored entity securities and mortgage-backed securities. Securities decreased $3.8 million, or 21.8%, in the nine months ended March 31, 2005 primarily as a result of calls of our U.S. Government-sponsored entity securities partially offset by our purchase of three local municipal securities. Securities decreased $4.0 million, or 18.4%, in the year ended June 30, 2004. During fiscal 2004, we sold $14.2 million of an adjustable-rate mortgage loan mutual fund portfolio, which represented our entire ownership interest, and reinvested a portion of the proceeds in U.S. Government-sponsored entity securities and collateralized mortgage obligations. The mutual fund portfolio was sold as a result of its declining net asset value. All of our mortgage-backed securities and collateralized mortgage obligations were issued by Fannie Mae or Freddie Mac.

The following table sets forth the carrying values and fair values of our securities portfolio at the dates indicated.

			At June 30,
	At March 31, 2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available-for-sale:
State and political subdivisions	$992	$984	$—	$—	$—	$—
U.S. Government-sponsored entity securities	8,216	8,156	11,793	11,793	2,807	3,013
Mortgage-backed securities	2,413	2,413	2,916	2,978	1,569	1,650
Collateralized mortgage obligations	684	664	964	904	—	—
Equity securities	15	732	14	719	14,240	14,684

Total securities available-for-sale	12,320	12,949	15,687	16,394	18,616	19,347

Securities held-to-maturity:
Mortgage-backed securities	1,381	1,380	1,837	1,853	2,865	2,941

Total securities held-to-maturity	1,381	1,380	1,837	1,853	2,865	2,941

Total	$13,701	$14,329	$17,524	$18,247	$21,481	$22,288

At March 31, 2005, we had no investments in a single company or entity (other than U.S. Government-sponsored entity securities) that had an aggregate book value in excess of 10% of our equity at March 31, 2005.

The following table sets forth the maturities and weighted average yields of securities at March 31, 2005. Weighted average yields are not presented on a tax-equivalent basis.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
State and political subdivisions	$—	—%	$306	2.90%	$678	3.63%	$—	—%	$984	3.40%
U.S. Government-sponsored entity securities	564	4.49	7,592	3.44	—	—	—	—	8,156	3.51
Mortgage-backed securities	—	—	—	—	—	—	2,413	4.75	2,413	4.75
Collateralized mortgage obligations	—	—	—	—	—	—	664	5.10	664	5.10
Equity securities	—	—	—	—	—	—	732	2.22	732	2.22

Total securities available-for-sale	564	4.49	7,898	3.40	678	3.63	3,809	4.33	12,949	3.73

Securities held-to-maturity:
Mortgage-backed securities	—	—	—	—	—	—	1,381	4.90	1,381	4.90

Total securities held-to-maturity	—	—	—	—	—	—	1,381	4.90	1,381	4.90

Total securities	$564	4.49%	$7,898	3.40%	$678	3.63%	$5,190	4.49%	$14,330	3.85%

Deposits. Our primary source of funds is our deposit accounts, which are comprised of non-interest-bearing accounts, interest-bearing NOW accounts, money market accounts, savings accounts and certificates of deposit. These deposits are provided primarily by individuals within our market areas. We have not used brokered deposits as a source of funding. Deposits increased $2.6 million, or 2.7%, for the nine months ended March 31, 2005. The increase in deposits consisted primarily of an increase in interest-bearing NOW accounts and certificates of deposit. The increase was attributable primarily to an increase of public funds in certificates of deposit, competitive interest rates and increased advertising and emphasis on our core deposits. Deposits decreased $5.8 million, or 5.6%, for the year ended June 30, 2004 primarily as a result of a $6.4 million, or 7.7%, decrease in certificates of deposit. Certificates of deposit decreased due to our deemphasis of these non-core deposit products.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31, 2005		At June 30,
			2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Non-interest-bearing accounts	$3,381	3.4%	$3,051	3.1%	$2,749	2.6%
Interest-bearing NOW	8,119	8.1	6,725	6.9	6,089	5.9
Money market	5,797	5.8	6,968	7.1	6,939	6.7
Savings accounts	4,594	4.5	4,426	4.5	4,791	4.6
Certificates of deposit	78,699	78.2	76,796	78.4	83,220	80.2

Total	$100,590	100.0%	$97,966	100.0%	$103,788	100.0%

The following table indicates the amount of certificates of deposit in excess of $100,000 by time remaining until maturity as of March 31, 2005.

Maturity Period	Amount
(In thousands)
Three months or less	$9,316
Over three through six months	2,903
Over six through twelve months	5,362
Over twelve months	5,187

Total	$22,768

The following table sets forth the time deposits classified by rates at the dates indicated.

	At March 31, 2005	At June 30,
		2004	2003
	(In thousands)
0.00 – 1.00%	$66	$586	$—
1.01 – 2.00%	14,913	34,430	12,468
2.01 – 3.00%	17,489	19,297	22,810
3.01 – 4.00%	38,810	12,914	32,681
4.01 – 5.00%	4,465	6,507	10,762
5.01 - 6.00%	2,616	2,657	3,981
6.01 - 7.00%	340	405	518

Total	$78,699	$76,796	$83,220

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2005.

	Amount Due					Total	Percent of Total Certificate Accounts
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years
	(Dollars in thousands)
0.00 – 1.00%	$66	$—	$—	$—	$—	$66	0.1%
1.01 – 2.00%	14,139	660	114	—	—	14,913	19.0
2.01 – 3.00%	15,871	881	737	—	—	17,489	22.2
3.01 – 4.00%	17,160	11,728	1,751	6,779	1,392	38,810	49.3
4.01 – 5.00%	2,109	1,369	189	58	740	4,465	5.7
5.01 – 6.00%	2,372	244	—	—	—	2,616	3.3
6.01 – 7.00%	340	—	—	—	—	340	0.4

Total	$52,057	$14,882	$2,791	$6,837	$2,132	$78,699	100.0%

The following table sets forth deposit activity for the periods indicated.

	Nine Months Ended March 31,		Year Ended June 30,
	2005	2004	2004	2003
	(In thousands)
Beginning balance	$97,966	$103,788	$103,788	$98,241
Increase (decrease) before interest credited	982	(7,453)	(8,133)	2,527
Interest credited	1,642	1,783	2,311	3,020

Net increase (decrease) in deposits	2,624	(5,670)	(5,822)	5,547

Ending balance	$100,590	$98,118	$97,966	$103,788

Borrowings. We utilize borrowings from the Federal Home Loan Bank of Topeka to supplement our supply of funds for loans and investments.

	Nine Months Ended March 31,		Year Ended June 30,
	2005	2004	2004	2003
	(Dollars in thousands)
Maximum amount outstanding at any month end during the period:
FHLB Advances	$31,734	$34,013	$34,013	$28,491
FHLB Line of Credit	5,600	3,900	3,900	6,900
Average amounts outstanding during the period:
FHLB Advances	$29,899	$31,220	$30,811	$27,864
FHLB Line of Credit	2,150	1,550	1,238	3,792
Weighted average interest rate during the period:
FHLB Advances	4.80%	4.93%	4.94%	5.37%
FHLB Line of Credit	1.64	1.17	1.24	1.65
Balance outstanding at end of period:
FHLB Advances	$28,248	$32,963	$31,734	$27,847
FHLB Line of Credit	400	—	600	700
Weighted average interest rate at end of period
FHLB Advances	5.30%	4.87%	5.22%	5.38%
FHLB Line of Credit	2.81	—	1.53	1.43

Federal Home Loan Bank borrowings decreased $3.7 million, or 11.4%, in the nine months ended March 31, 2005. The advances outstanding as of March 31, 2005 mature in 2005 through 2013. Federal Home Loan Bank advances increased $3.8 million, or 13.3%, in 2004 as we used additional borrowings to fund loan growth and purchase securities.

Results of Operations for the Nine Months Ended March 31, 2005 and 2004

Overview.

	2005	2004	% Change
	(Dollars in thousands)
Net income	$152	$51	198.0%
Return on average assets (annualized)	0.14%	0.05%	180.0%
Return on average equity (annualized)	1.42%	0.49%	189.8%
Average equity to average assets	9.85%	9.30%	5.9%

Net income increased $101,000, or 198.0%, for the nine months ended March 31, 2005 compared to the same period in 2004 primarily due to an increase in non-interest income partially offset by a higher provision for loan losses. Non-interest income increased 76.3% to $465,000 due primarily to the $225,000 pre-tax loss recorded in connection with the sale of the mutual fund portfolio in the 2004 period. The provision for loan losses increased 100.0% to $90,000 due to the increase in the size of the loan portfolio, particularly in construction and commercial loans.

Net Interest Income. Net interest income increased $44,000, or 1.5%, to $3.0 million for the nine months ended March 31, 2005, primarily as a result of a decrease in the average balance of, and the rates paid on, interest-bearing liabilities.

Total interest income decreased $141,000, or 2.4%, to $5.8 million for the nine months ended March 31, 2005, as both interest income on loans decreased and interest income on securities and other interest-earning assets decreased. Interest income on loans decreased $118,000, or 2.2%, between the periods due to a decrease in the average yield on the loan portfolio, partially offset by an increase in the average balance of loans in 2005. The average yield on the loan portfolio decreased as a result of the continuation of the low interest rate environment that began in 2001. Interest income on securities and other interest-earning assets decreased $23,000, or 4.3%, as a decrease in the average balance was partially offset by an increase in the average yield. In 2004 and early 2005, we focused on improving the yield of the securities portfolio. In the 2004 period, we sold $14.2 million of an adjustable-rate mortgage loan mutual fund portfolio, and purchased $9.5 million of securities. We sold the mutual fund portfolio due to its declining net asset value.

Total interest expense decreased $186,000, or 6.2%, to $2.8 million for the nine months ended March 31, 2005 due primarily to decreased deposit costs. Interest paid on interest-bearing deposits decreased $142,000, or 8.0%, due to a lower average balance and a 10 basis point decrease in the average rate paid. The average balance of interest-bearing deposits decreased $3.8 million, or 3.9%, primarily as a result of a decrease in the balance of certificates of deposit. Interest paid on borrowings decreased $44,000, or 3.7%, as a result of a 2.2% decrease in the average balance of borrowings and a seven basis point decrease in the average rate paid on borrowings.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	At March 31, 2005	Nine Months Ended March 31,
		2005			2004
	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	6.11%	$121,025	$5,257	5.79%	$119,563	$5,375	5.99%
Securities and other	3.85	19,737	519	3.51	22,562	542	3.21

Total interest-earning assets	5.88	140,762	5,776	5.47	142,125	5,917	5.55

Non-interest-earning assets		4,169			6,614

Total assets		$144,931			$148,739

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	0.42	$7,431	25	0.44	$6,704	23	0.45
Money market and savings accounts	0.64	10,641	48	0.60	11,631	61	0.70
Certificates of deposit	3.03	75,943	1,568	2.75	79,515	1,699	2.85

Total interest-bearing deposits	2.56	94,015	1,641	2.33	97,850	1,783	2.43
FHLB borrowings	5.25	32,049	1,156	4.81	32,770	1,200	4.88

Total interest-bearing liabilities	3.17	126,064	2,797	2.96	130,620	2,983	3.04

Non-interest-bearing deposits		3,220			3,148
Other non-interest bearing liabilities		1,371			1,139

Total liabilities		130,655			134,907

Equity		14,276			13,832

Total liabilities and equity		$144,931			$148,739

Net interest income			$2,979			$2,934

Interest rate spread				2.51%			2.51%
Net interest margin				2.82%			2.75%
Average interest-earning assets to average interest-bearing liabilities			111.66%			108.81%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Nine Months Ended March 31, 2005 Compared to Nine Months Ended March 31, 2004
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest and dividend income:
Loans	$66	$(184)	$(118)
Securities and other	(68)	45	(23)

Total interest-earning assets	(2)	(139)	(141)

Interest expense:
Deposits	(70)	(72)	(142)
FHLB borrowings	(26)	(18)	(44)

Total interest-bearing liabilities	(96)	(90)	(186)

Net change in interest income	$94	$49	$45

Provision for Loan Losses. Provisions for loan losses were $90,000 for the nine months ended March 31, 2005 compared to $45,000 for the nine months ended March 31, 2004. The higher provision in 2005 reflected an increase in the size of the loan portfolio, particularly construction and commercial loans, which are inherently more risky than one- to four-family residential real estate loans.

An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-Interest Income. The following table shows the components of non-interest income for the nine months ended March 31, 2005 and 2004.

	Nine Months Ended March 31,
	2005	2004	% Change
	(Dollars in thousands)
Service charges on deposit accounts	$148	$140	5.7%
(Loss) gain on sale of investments	—	(225)	(100.0)
Brokerage fee income	183	174	5.2
Other loan fees	85	125	(32.0)
Other income	49	50	(2.0)

Total	$465	$264	76.1%

In the 2004 period, we sold $14.2 million of an adjustable-rate mortgage loan mutual fund portfolio for a pre-tax loss of $225,000. Other loan fees decreased as a result of a decrease in late penalty fees and loan brokerage fees.

Non-Interest Expense. The following table shows the components of non-interest expense and the percentage changes for the nine months ended March 31, 2005 and 2004.

	Nine Months Ended March 31,
	2005	2004	%Change
	(Dollars in thousands)
Salaries and employee benefits	$1,820	$1,671	8.9%
Director and committee fees	73	72	1.4
Occupancy and equipment	674	694	(2.9)
Regulatory fees and deposit insurance premium	44	45	(2.2)
Loss (gain) on sale of foreclosed assets	(33)	59	155.9
Advertising and public relations	157	150	4.7
Contributions and donations	75	55	36.4
Insurance and surety bond premiums	61	56	8.9
Professional fees	41	59	(30.5)
Supplies, telephone, postage	97	91	6.6
ATM expenses	23	23	—
Dues and subscriptions	23	23	—
Other expenses	132	148	(10.8)

Total	$3,187	$3,146	1.3

Efficiency ratio (1)	92.55%	91.88%

(1)	Computed as non-interest expense divided by the sum of net interest income and non-interest income, excluding securities gains and losses.

Total non-interest expense increased slightly in the nine months ended March 31, 2005. Salaries and employee benefits increased as a result of management’s continuing efforts to adjust employee salaries and benefits to market levels in order to reduce attrition. Professional fees decreased due to fewer loan foreclosures. Contributions increased as a result of contributions to the Heartland Events Center, a new multipurpose exhibition center to be located in Grand Island, Nebraska.

Income Taxes. Income tax expense for the nine months ended March 31, 2005 was $15,000. For the same period in 2004, we recorded a tax benefit of $43,000. The tax benefit in the 2004 period was due primarily to a low income housing tax credit of $45,000 that results from our investment in various low-income housing development partnerships, which offset the tax expense which would have been recorded. This was a result of the lower taxable income in 2004, which resulted in an effective income tax rate of (5.68)% in 2004 as compared to 8.77% in 2005. We expect to record the low income housing tax credit for an additional seven years. We are also committed to additional funding of these partnerships as discussed in note 11 of the notes to the financial statements included in this prospectus.

Results of Operations for the Years Ended June 30, 2004 and 2003

Overview.

	2004	2003	% Change 2004/2003
	(Dollars in thousands)
Net income	$311	$222	40.1%
Return on average assets	0.21%	0.15%	40.0%
Return on average equity	2.25%	1.60%	40.6%
Average equity to average assets	9.37%	9.39%	0.2%

Net income increased $89,000, or 40.1%, to $311,000 in 2004 compared to $222,000 in 2003 primarily due to a decrease in interest expense and due to the recording of a credit for loan losses. Partially offsetting the decrease in interest expense and the credit for loan losses was a decrease in non-interest income and an increase in non-interest expense. We recorded a credit for loan losses of $296,000 in 2004 as compared to a provision for loan losses of $554,000 in 2003. The credit was the result of a number of factors including a large recovery on a loan previously charged-off, a reduction in the allowance for problem loans and an overall improvement in loan quality. Interest expense decreased 15.0% to $3.9 million primarily as a result of the prevailing low interest rate environment. Non-interest income decreased 59.3% to $399,000 due to a loss on sale of investments and a decrease in other loan fees. Non-interest expenses increased 4.7% to $4.2 million primarily as a result of higher salaries and employee benefits expense and increased advertising and public relations expense.

Net Interest Income. Net interest income increased $63,000, or 1.6%, to $3.9 million for 2004. The increase in net interest income for 2004 was primarily attributable to lower rates paid on interest-bearing liabilities.

Total interest income decreased $624,000, or 7.4%, to $7.8 million for 2004. Interest income on loans decreased $222,000, or 3.0%, in 2004 due to a decrease in the average yield on the loan portfolio partially offset by an increase in the average balance of loans in 2004. The average yield on the loan portfolio declined 53 basis points in 2004 to 5.96% as a result of the continuation of the low interest rate environment that began in 2001. Interest income on securities and other interest-earning assets decreased $402,000, or 35.4%, due to a smaller average balance and declining yields. The average balance of securities and other interest-earning assets declined $6.9 million, or 24.0%, in 2004 as a result of sales, while the average yield declined 59 basis points to 3.33% as a result of calls and pay-downs on higher yielding securities. In 2004, we sold $14.2 million of an adjustable-rate mortgage loan mutual fund portfolio.

Total interest expense decreased $687,000, or 15.0%, to $3.9 million for 2004 primarily as a result of lower deposit costs. Interest paid on deposits decreased $709,000, or 23.5%. The average balance of interest-bearing deposits decreased $1.1 million, or 1.1%, in 2004 as a decrease in certificates of deposit was partially offset by growth in core deposits. The average interest rate paid on deposits decreased 69 basis points as a result of the prevailing low interest rate environment and a slight shift towards low cost core deposits. Interest paid on borrowings increased $22,000, or 1.4%, in 2004 as a result of an increase in the average balance that more than offset a lower average cost. Borrowings increased in 2004 as we used Federal Home Loan Bank advances to fund the origination of loans and the purchase of securities.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Year Ended June 30,
	2004			2003
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$119,200	$7,110	5.96%	$112,958	$7,332	6.49%
Securities and other	21,995	732	3.33	28,938	1,134	3.92

Total interest-earning assets	141,195	7,842	5.55	141,896	8,466	5.97

Non-interest-earning assets	6,873			5,918

Total assets	$148,068			$147,814

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$6,736	30	0.45	$5,872	44	0.74
Money market and savings accounts	11,566	78	0.68	10,327	106	1.02
Certificates of deposit	78,994	2,203	2.79	82,152	2,870	3.49

Total interest-bearing deposits	97,296	2,311	2.38	98,351	3,020	3.07

Federal Home Loan Bank borrowings	32,598	1,592	4.88	31,656	1,570	4.96

Total interest-bearing liabilities	129,894	3,903	3.01	130,007	4,590	3.53

Non-interest-bearing deposits	3,134			3,010
Other non-interest bearing liabilities	1,172			917

Total liabilities	134,200			133,934

Equity	13,868			13,880

Total liabilities and equity	$148,068			$147,814

Net interest income		$3,939			$3,876

Interest rate spread			2.55%			2.44%
Net interest margin			2.79%			2.73%
Average interest-earning assets to average interest-bearing liabilities		108.70%			109.15%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	2004 Compared to 2003
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:
Loans	$406	$(628)	$(222)
Securities and other	(272)	(130)	(402)

Total interest-earning assets	134	(758)	(624)

Interest expense:
Deposits	(32)	(677)	(709)
Federal Home Loan Bank borrowings	47	(25)	22

Total interest-bearing liabilities	15	(702)	(687)

Net change in interest income	$119	$(56)	$63

Provision for Loan Losses. We recorded a $296,000 credit for loan losses in 2004 and a $554,000 provision for loan losses in 2003. The credit for loan losses in 2004 primarily reflects a $250,000 partial recovery of a commercial loan that was previously charged off in 2002. The $250,000 recovery represents the settlement of a bankruptcy fraud related lawsuit against the borrower. In addition, the credit in 2004 reflects a reduction in the allowance for identified problem loans, an overall improvement in loan quality and adjustments in the loss factors used to calculate the general valuation allowance. The provision in 2003 reflects classified assets of $2.7 million and total charge-offs of $353,000. In addition, the provision in 2003 reflects higher overall loss factors used to calculate the general valuation allowance, in particular the historical loss factor for nonresidential real estate loans due to the increased charge-offs in this category.

An analysis of the changes in the allowance for loan losses, non-performing loans and classified loans is presented under “–Risk Management–Analysis of Non-Performing and Classified Assets” and “–Risk Management–Analysis and Determination of the Allowance for Loan Losses.”

Non-Interest Income. The following table shows the components of other income and the percentage changes from 2004 to 2003.

	2004	2003	% Change 2004/2003
	(Dollars in thousands)
Service charges on deposit accounts	$186	$203	(8.5)%
(Loss) gain on sale of investments	(225)	106	(312.7)
Brokerage fee income	219	323	(32.2)
Other loan fees	155	261	(40.5)
Other	64	88	(27.5)

Total	$399	$981	(59.3)%

In 2004, we sold $14.2 million of an adjustable-rate mortgage loan mutual fund portfolio for a pre-tax loss of $225,000 and in 2003 we recorded a pre-tax gain of $106,000 on the sale of Freddie Mac stock. Brokerage fee income decreased primarily as a result of the movement of customer funds out of riskier investments such as the stock market and a temporary reduction in our staffing in this area. Other loan fees decreased as a result of a decrease in loan originations, which decreased loan brokerage fees, and a decrease in late fees.

Non-Interest Expenses. The following table shows the components of non-interest expenses and the percentage changes from fiscal 2004 to fiscal 2003.

	2004	2003	% Change 2004/2003
	(Dollars in thousands)
Salaries and employee benefits	$2,225	$2,100	6.0%
Director and committee fees	97	91	6.7
Occupancy and equipment	950	980	(3.1)
Regulatory fees and deposit insurance premium	60	59	1.7
(Gain) loss on sale of foreclosed assets	72	5	1396.7
Advertising and public relations	240	200	20.0
Contributions and donations	80	71	13.6
Insurance and surety bond premiums	69	62	11.3
Professional fees	78	84	(7.9)
Supplies, telephone, postage	123	157	(21.7)
ATM expenses	31	32	(0.5)
Dues and subscriptions	29	32	(8.9)
Other expenses	187	179	4.5

Total	$4,241	$4,052	4.7

Efficiency ratio (1)	92.94%	85.27%

(1)	Computed as non-interest expenses divided by the sum of net interest income and other income, excluding security gains and losses.

Salaries and employee benefits increased as a result of management’s efforts to adjust employee salaries and benefits to market levels in order to reduce attrition. Advertising and public relations expense increased as a result of new customer appreciation programs. Supplies, telephone and postage expense decreased as a result of management’s initiatives to reduce these expenses, including changes to our long-distance telephone service provider.

Income Taxes. The provision for income taxes increased to $81,000 for fiscal 2004 from $30,000 for fiscal 2003 due to the increase in income before taxes and an increase in the effective income tax rate to 20.73% in 2004 from 11.75% in 2003. The effective rate increased as a result of higher taxable income, which on a percentage basis was impacted less by the low income housing tax credits in both years.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities, that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a past due notice is generated and sent to the borrower and phone calls are made. If payment is not then received by the 30th day of delinquency, a further notification is sent to the borrower. If no successful workout can be achieved, we will commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 60 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management reports to the board of directors monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented.

	At March 31, 2005	At June 30,
		2004	2003
	(Dollars in thousands)
Nonaccrual loans:
Real estate - mortgage	$—	$377	$893
Construction	—	—	—
Commercial	—	—	—
Consumer	28	30	102

Total	28	407	995

Foreclosed assets, net	—	36	395

Total nonperforming assets	$28	$443	$1,390

Total nonperforming loans to total loans	0.02%	0.34%	0.85%
Total nonperforming loans to total assets	0.02	0.28	0.68
Total nonperforming assets to total assets	0.02	0.30	0.94

Interest income that would have been recorded for the nine months ended March 31, 2005 and for the year ended June 30, 2004 had nonaccruing loans been current according to their original terms was not material. No interest related to nonaccrual loans was included in interest income for the nine months ended March 31, 2005 or the year ended June 30, 2004.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we allocate an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31, 2005	At June 30,
		2004	2003
	(In thousands)
Special mention assets	$702	$590	$1,103
Substandard assets	1,453	1,460	1,151
Doubtful assets	—	—	21
Loss assets	—	36	378

Total classified assets	$2,155	$2,086	$2,653

Other than disclosed in the above tables, there are no other loans at March 31, 2005 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31, 2005		At June 30
			2004		2003
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate - mortgage loans	$2,423	$154	$—	$1,170	$—	$550
Construction loans	—	—	—	—	—	—
Commercial loans	—	—	—	—	74	—
Consumer loans	51	16	85	26	173	91

Total	$2,474	$170	$85	$1,196	$247	$641

The decrease in delinquent loans at March 31, 2005 in the 60-89 days past due category was primarily the result of a delinquent nonresidential real estate loan in the amount of $540,000 at June 30, 2004 which was paid current in July 2004. The increase in delinquent real estate mortgage loans at March 31, 2005 in the 30-59 days past due category was primarily the result of the same nonresidential real estate loan in the amount of $532,000. The remaining delinquent real estate-mortgage loans at March 31, 2005 in the 30-59 days category consisted of 41 loans, none of which had significant balances and a majority of which were subsequently brought current.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans based on such factors as: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not delinquent to recognize the incurred losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, specific reserve and classified asset trends, delinquency trends and risk rating trends. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

At March 31, 2005, our allowance for loan losses represented 0.6% of total gross loans and 2,749.8% of nonperforming loans. The allowance for loan losses increased $25,000 to $771,000 at March 31, 2005 from $746,000 at June 30, 2004 as the provision for loan losses of $90,000 was partially offset by net charge-offs of $66,000. The provision for loan losses in 2005 reflected an increase in the size of the loan portfolio, particularly commercial loans and construction. At March 31, 2005, the specific allowance for identified problem loans was $174,000 and the general valuation allowance on the remainder of the loan portfolio was $597,000. The increase in the specific allowance for identified problem loans from June 30, 2004 reflected an increased reserve for loans classified as substandard. The small decrease in the general allowance on the remainder of the portfolio reflected adjustments to loss factors, with the most significant adjustment being a decrease in the loss factor on nonresidential real estate loans due to improved historical loss experience.

At June 30, 2004, our allowance for loan losses represented 0.6% of total gross loans and 183.5% of nonperforming loans. The allowance for loan losses deceased from $1.1 million at June 30, 2003 to $746,000 at June 30, 2004 due to a credit for loan losses of $296,000. The credit for loan losses in 2004 primarily reflects a $250,000 partial recovery of a commercial loan that was previously charged off in 2002. The $250,000 recovery represents the settlement of a bankruptcy fraud related lawsuit against the borrower. In addition, the credit in 2004 reflects a reduction in the allowance for identified problem loans and an overall improvement in loan quality and adjustments to the loss factors used to calculate the general valuation allowance. At June 30, 2004, the specific allowance for identified problem loans was $148,000 and the general valuation allowance on the remainder of the loan portfolio was $598,000. The decrease in the specific allowance for identified problem loans from June 30, 2003 reflected a decrease in classified loans. The decrease in the general allowance on the remainder of the portfolio reflected adjustments to the loss factors used to determine the allowance. A decrease in the loss factor for nonresidential real estate loans to reflect improved historical loss experience had the biggest impact on the size of the general valuation allowance. The loss factor for all types of loans was also reduced to reflect perceived improvements in the national and local economy. The loss factor for nonresidential real estate loans, construction loans and commercial loans was also reduced to reflect the increased tenure and experience of the lending staff.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

				At June 30,
	At March 31, 2005			2004			2003
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate - mortgage	$528	68.5%	84.6%	$591	79.2%	87.3%	$853	79.5%	87.6%
Construction	5	0.7	1.1	3	0.4	0.7	3	0.2	0.4
Commercial	134	17.3	3.9	87	11.7	1.6	108	10.1	2.1
Consumer	104	13.5	10.4	65	8.7	10.4	109	10.2	9.9

Total allowance for loan losses	$771	100.0%	100.0%	$746	100.0%	100.0%	$1,073	100.0%	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with U.S. generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Nine Months Ended March 31,		Year Ended June 30,
	2005	2004	2004	2003
	(Dollars in thousands)
Allowance at beginning of period	$746	$1,073	$1,073	$856

Provision (credit) for loan losses	90	45	(296)	554
Charge offs:
Real estate - mortgage	(62)	(89)	(289)	(296)
Construction	—	—	—	—
Commercial	—	—	—	(53)
Consumer	(4)	(15)	(25)	(4)

Total charge-offs	(66)	(104)	(314)	(353)

Recoveries:
Real estate - mortgage	—	—	—	15
Construction	—	—	—	—
Commercial	—	—	282	—
Consumer	1	2	1	1

Total recoveries	1	2	283	16

Net charge-offs	(65)	(102)	(31)	(337)

Allowance at end of period	$771	$1,016	$746	$1,073

Allowance to nonperforming loans	2,749.80%	123.46%	183.47%	107.86%
Allowance to total loans outstanding at the end of the period	0.63%	0.84%	0.63%	0.92%
Net charge-offs to average loans outstanding during the period	0.05%	0.09%	0.03%	0.30%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration; and periodically selling fixed-rate mortgage loans and available-for-sale securities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an ALCO/Operations Committee, which includes members of management, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Net Interest Income Simulation Analysis. We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and net income. Interest income simulations are completed monthly and presented to the ALCO/Operations Committee and the Board of Directors. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the ALCO/Operations Committee and the Board of Directors on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of our exposure as a percentage of estimated net interest income for the next 12 month period using interest income simulation. The simulation uses projected repricing of assets and liabilities at March 31, 2005 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

The following table reflects changes in estimated net interest income for Equitable Federal Savings Bank at March 31, 2005 through March 31, 2006.

Basis Point (“bp”) Change in Rates	Net Interest Income
	$ Amount	$ Change	% Change
300	$4,132	$(315)	(7)%
200	4,274	(173)	(4)
100	4,400	(47)	(1)
0	4,447	—	—
(100)	4,490	43	1
(200)	4,522	75	2

The basis point changes in rates in the above table is assumed to occur evenly over the following 12 months.

Net Portfolio Value Analysis. In addition to a net interest income simulation analysis, we use two net portfolio value analyses, one prepared by the Office of Thrift Supervision and the other prepared by us, to review our level of interest rate risk. These analyses measure interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, these analyses are not performed for decreases of more than 200 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2005 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

Basis Point (“bp”) Change in Rates	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change (bp)
300	$9,155	$(8,408)	(48)%	6.71%	(510	)bp
200	12,227	(5,336)	(30)	8.69	(312)
100	15,070	(2,493)	(14)	10.41	(140)
0	17,563	—	—	11.81	—
(100)	19,098	1,535	9	12.58	77
(200)	19,209	1,646	9	12.49	68

The following table, which is based on the sensitivity analysis we perform, presents the change in our net portfolio value at March 31, 2005 that would occur in the event of an immediate change in interest rates based on our assumptions, with no effect given to any steps that we might take to counteract that change.

Basis Point (“bp”) Change in Rates	Net Portfolio Value as % of Portfolio Value of Assets
	NPV Ratio	Change (bp)
300	9.36%	(260	)bp
200	10.52	(144)
100	11.42	(54)
0	11.96	—
(100)	12.29	33
(200)	11.71	(19)

The differences between our net portfolio value analysis calculated by the Office of Thrift Supervision is due primarily to the more specific assumptions built into our model, including more specificity in our cash flow projection assumptions (such as maturity dates, amortization schedules and prepayment rates). We and the Office of Thrift Supervision use various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the Federal Home Loan Bank of Topeka. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At March 31, 2005, cash and cash equivalents totaled $1.8 million. Securities classified as available-for-sale whose market value exceeds our cost, which provide additional sources of liquidity, totaled $4.3 million at March 31, 2005. In addition, at March 31, 2005, we had the ability to borrow a total of approximately $58.0 million from the Federal Home Loan Bank of Topeka. On March 31, 2005, we had $29.0 million of borrowings outstanding. Future growth of our loan portfolio resulting from our expansion efforts may require us to borrow additional funds.

At March 31, 2005, we had $11.0 million in loan commitments outstanding, which consisted of $3.8 million of mortgage loan commitments, $5.4 million in unused home equity lines of credit and $1.8 million in commercial lines of credit. Certificates of deposit due within one year of March 31, 2005 totaled $52.1 million, or 66.1% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the current low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of March 31, 2005.

Contractual Obligations		Payments due by period
	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
	(In thousands)
Long-term debt obligations (1)	$28,648	$3,918	$6,083	$4,775	$13,872

Total	$28,648	$3,918	$6,083	$4,775	$13,872

(1)	Federal Home Loan Bank advances.

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Nine Months Ended March 30, 2005	Year Ended June 30,
		2004	2003
	(In thousands)
Investing activities:
Loans disbursed or closed	$(40,508)	$(51,574)	$(61,101)
Loan principal repayments	37,266	49,691	51,332
Proceeds from maturities and principal repayments of securities	4,657	1,819	2,275
Proceeds from sales of securities available-for-sale	—	14,210	10,605
Purchases of securities	(993)	(12,482)	(10,251)

Financing activities:
Increase (decrease) in deposits	$2,624	$(5,822)	$5,546
Increase (decrease) in Federal Home Loan Bank borrowings	(3,685)	3,787	56

Capital Management. As a mutual savings bank, we have managed our capital to maintain strong protection for depositors and creditors. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and the notes to the financial statements.

This offering is expected to increase our consolidated equity by $9.9 million to $24.1 million at the maximum of the offering. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations are expected to be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity incentive plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 11 of the notes to financial statements.

For the nine months ended March 31, 2005 and the year ended June 30, 2004, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

In January 2003, the Emerging Issues Task Force (“EITF”) began a project “EITF 03-1” to provide additional guidance on when a market value decline on debt and marketable equity securities should be considered other-than-temporary. Currently, declines in market value that are considered to be other-than-temporary require that a loss be recognized through the income statement. The EITF issued additional guidance in March 2004 establishing criteria for recognition and measurement under this pronouncement. The Financial Accounting Standards Board recently delayed the effective date of the impairment requirements of EITF 03-1. In addition to this, the FASB staff has recently summarized respondent comment letters and made recommendations to the FASB Board at the June 29, 2005 meeting regarding this issue. Based on management’s review of all the available materials, it believes that EITF 03-1 should not have a material impact on our financial results.

In December 2004, the Financial Accounting Standards Board issued Statement 123R, “Share-Based Payment,” that would be effective for all employee awards granted, modified, or settled after July 1, 2005. As of the effective date, compensation expense related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement 123. Adoption of this standard could materially impact the amount of salary expense incurred for future financial statements reporting if we have a stock award program in place after the proposed statement becomes effective.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Directors

The initial Board of Directors of Equitable Financial and Equitable Financial MHC will consist of the directors of Equitable Federal Savings Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Equitable Federal Savings Bank at the time of the reorganization. The Board of Directors of Equitable Financial and Equitable Financial MHC will be elected to terms of three years, one-third of whom will be elected annually.

The Board of Directors of Equitable Federal Savings Bank is presently composed of nine members who are elected for terms of three years, one-third of whom are elected annually. Since we do not intend to be listed on a national securities exchange or a national securities association, there is no independence requirement for our directors. However, if we were to apply the current listing standards of the Nasdaq Stock Market, all of our directors would be considered independent, except for Richard L. Harbaugh and Joanne Roush Holmes, both of whom are employees of Equitable Federal Savings Bank. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of March 31, 2005.

The following directors have terms ending in 2005:

H. Lawrence Hanson has served as Chairman of the Board since 1996. He is the retired President and General Manager of GIFCO, a heating and cooling supply company. Age 81. Director since 1979.

Joanne Roush Holmes has served as Executive Vice President of Equitable Federal Savings Bank since 2004 and as Chief Administrative Officer since 2001. Ms. Holmes previously served as Senior Vice President and as Chief Lending Officer. Ms. Holmes has also served as Secretary of Equitable Federal Savings Bank since 1990. Age 62. Director since 1996.

Jack E. Rasmussen is the retired owner and partner of Jack’s Tire Service. Age 75. Director since 1987.

The following directors have terms ending in 2006:

Pamela L. Price is an Executive Director at the Stuhr Museum Foundation. Age 60. Director since 2003.

Douglas J. Redman is a partner in several local businesses, including a Subway franchise and a Video Kingdom store. Age 45. Director since 2001.

Benedict P. Wassinger, Jr. is the President of Bens’ Drug Store, a pharmacy. Age 62. Director since 1985.

The following directors have terms ending in 2007:

Richard L. Harbaugh has served as President and Chief Executive Officer of Equitable Federal Savings Bank since November 2000. Previously, Mr. Harbaugh served for 22 years as President and Chief Executive Officer of Overland National Bank in Grand Island and First National Bank & Trust Co. of Kearny, both of which were banking subsidiaries of First Commerce Bancshares, Inc., Lincoln, Nebraska. Age 58. Director since 2000.

Gary L. Hedman is the President and Chief Executive Officer of Southern Public Power District, an electric utilities company. Age 61. Director since 2003.

Jonas A. Proffitt, M.D. is a retired physician. Age 88. Director since 1968.

Executive Officers

The executive officers of Equitable Financial and Equitable Financial MHC will be, and the executive officers of Equitable Federal Savings Bank are, elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers of Equitable Federal Savings Bank are, and the executive officers of Equitable Bank, Equitable Financial and Equitable Financial MHC will be:

Richard L. Harbaugh	• Pre-reorganization –	President and Chief Executive Officer of Equitable Federal Savings Bank.

	• Post-reorganization –	Chief Executive Officer of Equitable Bank and Chairman of the Board, Chief Executive Officer and President of Equitable Financial and Equitable Financial MHC.

Joanne Roush Holmes	• Pre-reorganization –	Executive Vice President, Chief Administrative Officer and Secretary of Equitable Federal Savings Bank.

	• Post-reorganization –	Executive Vice President, Chief Administrative Officer and Corporate Secretary of Equitable Bank and Executive Vice President and Corporate Secretary of Equitable Financial and Equitable Financial MHC.

Kim E. Marco	• Pre-reorganization –	Executive Vice President and Chief Financial Officer of Equitable Federal Savings Bank.

	• Post-reorganization –	Executive Vice President and Chief Financial Officer of Equitable Bank, Equitable Financial and Equitable Financial MHC.

David F. Dohmen	• Pre-reorganization –	Senior Vice President and Chief Lending Officer of Equitable Federal Savings Bank.

	• Post-reorganization –	President and Chief Lending Officer of Equitable Bank.

Terry M. Pfeifer	• Pre-reorganization –	Senior Vice President and Chief Investment Officer of Equitable Federal Savings Bank.

	• Post-reorganization –	Senior Vice President and Chief Investment Officer of Equitable Bank and Equitable Financial.

Below is information regarding our executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of March 31, 2005.

Kim E. Marco has served as Chief Financial Officer since 1995 and as Executive Vice President since 2004. Mr. Marco served as Senior Vice President from 1995 to 2004 and previously served as Treasurer and Controller. Age 53.

David F. Dohmen has served as Senior Vice President and Chief Lending Officer since 2001. Mr. Dohmen previously served as Assistant Vice President and Lending Officer since 1988. Age 42.

Terry M. Pfeifer has served as Senior Vice President and Chief Investment Officer since March 2001. Previously Mr. Pfeifer served as an investment officer at Wells Fargo Bank from August 2000 to March 2001 and as an investment officer at Overland National Bank from August 1997 to August 2000. Age 42. Mr. Pfeifer is also a registered principal with Linsco/Private Ledger, a registered investment advisor.

Mr. Pfeifer participates in this offering solely in his individual capacity, is not acting as a broker in this offering and this offering is not associated in any manner with Linsco/Private Ledger. Mr. Pfeifer’s participation in this offering is not to be construed as a solicitation or endorsement by Linsco/Private Ledger. Linsco/Private Ledger has not performed any due diligence, expresses no opinion and makes no recommendation regarding participation in this offering.

Meetings and Committees of the Board of Directors of Equitable Federal Savings Bank

We conduct business through meetings of our board of directors and its committees. During the year ended June 30, 2004, the board of directors of Equitable Federal Savings Bank held 12 regular meetings and one special meeting.

Our board of directors has standing Audit and Compensation Committees, among others.

The Audit Committee, currently consisting of Messrs. Rasmussen (Chairman), Hedman and Redman is responsible for developing and monitoring internal audit and compliance programs. The committee also receives and reviews all the reports and findings and other information presented to them by Equitable Federal Savings Bank’s officers regarding financial reporting policies and practices. This committee met one time during the year ended June 30, 2004.

The Compensation Committee, currently consisting of Messrs. Wassinger (Chairman) and Proffitt and Ms. Price, determines annual grade and salary levels for employees and establishes personnel policies. This committee met one time during the year ended June 30, 2004.

In addition, the Board of Directors has a standing Executive and Investment Committees.

Committees of the Board of Directors of Equitable Financial

In connection with the formation of Equitable Financial, the Board of Directors will establish Audit, Compensation and Nominating and Governance Committees.

The Audit Committee, consisting of Messrs. Rasmussen, Hedman and Redman, will be responsible for ensuring that Equitable Financial is maintaining reliable accounting policies and financial reporting processes and reviewing the work of Equitable Financial’s independent accountants to determine their effectiveness. Each member of the Audit Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market. The board of directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. The current board members possess all of the criteria the Nominating and Governance Committee has determined are appropriate for board membership of a holding company of a community-based financial institution. While the board recognizes that no individual board member meets the qualifications required of an “audit committee financial expert,” the board believes that appointment of a new director to the board and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities.

The Compensation Committee, consisting of Messrs. Wassinger and Proffitt and Ms. Price, will be responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

The Nominating and Governance Committee, consisting of Messrs. Rasmussen and Redman, and Ms. Price, will be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to Equitable Financial’s corporate governance policy. Each member of the Nominating and Governance Committee is independent under the definition contained in the listing standards of the Nasdaq Stock Market.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, Equitable Financial will also adopt several policies to govern the activities of both Equitable Financial and Equitable Federal Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the chief executive officer.

The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Each non-employee director of Equitable Federal Savings Bank receives a monthly fee of $950. In addition, Messrs. Hanson and Wassinger each receive monthly fees of $500 for their service as members of the Executive Committee and Mr. Hanson receives a monthly fee of $500 for his service as Chairman of the Board. Directors will not receive any compensation for their service on the boards of directors of Equitable Financial or Equitable Financial MHC. Each member of the Equitable Financial Audit Committee will receive $500 per meeting attended.

Executive Compensation

Summary Compensation Table. The following information is provided for Richard L. Harbaugh, our President and Chief Executive Officer and Terry M. Pfeifer, our Senior Vice President and Chief Investment Officer. No other executive officer of Equitable Federal Savings Bank received a salary and bonus of $100,000 or more during the year ended June 30, 2004.

		Annual Compensation
Name and Position	Year	Salary (1)	Bonus	Other Annual Compensation (2)	All Other Compensation (3)
Richard L. Harbaugh Chairman and Chief Executive Officer	2004	$200,416	$27,500	$84	$15,080
Terry M. Pfeifer Senior Vice President and Chief Investment Officer	2004	$153,194	$5,000	—	$9,111

(1)	For Mr. Pfeifer, represents sales commissions, $13,855 of which payment is deferred, paid in equal annual installments over the three subsequent fiscal years and is dependent on Mr. Pfeifer’s continued employment.
(2)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported. For Mr. Harbaugh, represents the amount reimbursed for the payment of taxes.
(3)	For Mr. Harbaugh, consists of $2,080, which represents the economic benefit of employer-paid premiums for a split-dollar life insurance arrangement, and $13,000 for employer contributions under Equitable Federal Savings Bank’s 401(k) Plan. For Mr. Pfeifer, consists of employer contributions under Equitable Federal Savings Bank’s 401(k) Plan.

Current Agreements. In consideration of his employment as President and Chief Executive Officer of Equitable Federal Savings Bank in November 2000, the Board of Directors of Equitable Federal Savings Bank agreed to provide Mr. Harbaugh with the following:

•	$175,000 initial annual base salary, subject to increase. Mr. Harbaugh receives the majority of his base salary in 24 equal installments (subject to wage withholding) and the remaining $25,000 at the end of Equitable Federal Savings Bank’s fiscal year.

•	Incentive bonus, at the discretion of the Board of Directors, based on the following criteria: effectively addressing the loan/deposit ratio for Equitable Federal Savings Bank; increasing deposits; initiating a “full-service community bank” restructuring process for Equitable Federal Savings Bank; and taking action to make Equitable Federal Savings Bank more competitive in its banking market.

•	Bank sponsored health and welfare benefits including, health, life and long-term disability insurance, participation in the Equitable Federal Savings Bank 401(k) Plan and participation in any profit-sharing plan.

•	Fringe benefits including a club membership, car allowance and membership to a professional business association.

In addition to the foregoing, on September 12, 2001, Mr. Harbaugh entered into an agreement with Equitable Federal Savings Bank pursuant to which Equitable Federal Savings Bank agreed to purchase and pay for all premiums on a $600,000 life insurance policy for Mr. Harbaugh. Mr. Harbaugh’s spouse, or any other person designated by Mr. Harbaugh, is the beneficiary of $400,000 of the life insurance policy. Equitable Federal Savings Bank is the beneficiary of the remaining $200,000 of the life insurance policy. The agreement further provides that if Mr. Harbaugh terminates his employment with Equitable Federal Savings Bank after November 22, 2010, for any reason other than death, two-thirds of the cash value of the life insurance policy will be paid to Mr. Harbaugh and one-third of the cash value will be paid to Equitable Federal Savings Bank. If Mr. Harbaugh terminates his employment with Equitable Federal Savings Bank before November 22, 2010, Equitable Federal Savings Bank is entitled to receive the entire cash value of the insurance policy. Mr. Harbaugh may also elect to maintain the life insurance policy after his termination of employment in which case he is obligated to pay Equitable Federal Savings Bank its interest in the cash value of the policy at the time of his termination. Following the reorganization, Equitable Bank will assume the obligations of Equitable Federal Savings Bank.

Effective June 10, 2002, Equitable Federal Savings Bank entered into an employment agreement with Terry M. Pfeifer pursuant to which Mr. Pfeifer agreed to sell non-deposit investment products through third party registered-broker dealers. Equitable Federal Savings Bank compensates Mr. Pfeifer with a percentage of all commissions received by Equitable Federal Savings Bank from the third party registered broker-dealers. In addition, Equitable Federal Savings Bank has established a deferred compensation program for Mr. Pfeifer. Under the terms of the deferred arrangement Mr. Pfeifer receives an additional percentage of his commissions at a specific date in the future. If Mr. Pfeifer terminates his employment prior to a deferred payment date he forfeits his right to any unvested deferred payments. In the event Mr. Pfeifer is terminated for reasons other than cause or if Equitable Federal Savings Bank is sold, all deferred compensation credited to Mr. Pfeifer will become immediately payable to him.

Employment Agreements. Upon completion of the offering, Equitable Bank and Equitable Financial will each enter into employment agreements with Richard L. Harbaugh and Terry M. Pfeifer. In addition, Equitable Financial and/or Equitable Bank will enter into employment agreements with five additional officers. Equitable Bank and Equitable Financial will enter into the agreements to help ensure that they maintain a stable and competent management base after the offering. The continued success of Equitable Financial and Equitable Bank depends to a significant degree on the skills and competence of these individuals.

Mr. Harbaugh’s employment agreements will provide for three-year terms and the remaining employment agreements will provide for two-year terms. The term of each employment agreement may be renewed on an annual basis after review and extension by the respective Board of Directors. The employment agreements for Mr. Harbaugh and Pfeifer establish base salaries (effective as of                     , 2005) of $             and $            , respectively. The Boards of Directors will review each executive’s base salary each year in order to consider any appropriate changes. In addition to base salary, the employment agreements for Mr. Harbaugh and Mr. Pfeifer will provide for, among other things, participation in stock-based benefit plans and fringe benefits applicable to the executive.

The employment agreements will provide that Equitable Bank and Equitable Financial may terminate the executive’s employment for cause, as described in the employment agreements, at any time. If Equitable Bank or Equitable Financial terminates the executive’s employment for reasons other than for cause, or if the executive resigns from Equitable Bank or Equitable Financial after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of Equitable Bank and Equitable Financial during the remaining term of the employment agreements. Equitable Bank would also continue and/or pay for the executive’s life, health and dental coverage for the remaining term of the employment agreement. The executive must agree not to compete with Equitable Bank or Equitable Financial for one year following their termination of employment other than in connection with a change in control.

Under the employment agreements, if the executive voluntarily (upon circumstances discussed in the agreement) or involuntarily terminates employment following a change in control of Equitable Bank or Equitable Financial, the executive or, if the executive dies, the executive’s beneficiary, would be entitled to receive a severance payment equal to three times the average of the five preceding taxable years’ annual compensation in the case of Mr. Harbaugh and two times the same average in the case of Mr. Pfeifer. Equitable Bank would also continue the benefits the executive would have received under the retirement programs in which he participated before the change in control and health, life and dental coverage for 36 months and 24 months for Mr. Harbaugh and Mr. Pfeifer, respectively, following termination of employment. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The agreements limit payments made to the executive in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Equitable Bank or Equitable Financial will pay or reimburse the executive for all reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation relating to the employment agreements if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that Equitable Bank and Equitable Financial will indemnify the executives to the fullest extent legally allowable.

Employee Severance Compensation Plan. In connection with the offering, Equitable Bank expects to adopt the Equitable Bank Employee Severance Compensation Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of Equitable Bank or Equitable Financial. Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with Equitable Bank. Individuals who enter into employment or change in control agreements with Equitable Bank or Equitable Financial will not participate in the severance plan. Under the severance plan, if, within          months of a change in control, Equitable Bank or Equitable Financial or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to one month’s compensation for each year of service with Equitable Bank, up to a maximum payment equal to 199% of the employee’s base compensation. Based solely on compensation levels and years of service at June 30, 2005 and assuming that a change in control had occurred at June 30, 2005, and all eligible employees became entitled to receive severance payments, the aggregate payments due under the severance plan would equal approximately $925,000.

Benefit Plans

401(k) Plan. We maintain the Equitable Federal Savings Bank of Grand Island Employees’ Savings and Profit Sharing Plan and Investment, a tax-qualified defined contribution plan, for all employees of Equitable Federal Savings Bank who have satisfied the plan eligibility requirements. Employees who have attained age 21 may begin deferring compensation as of their date of hire. Participants are eligible for a matching contribution after completing 3 months of continuous service for Equitable Federal Savings Bank. Eligible employees may contribute up to 75% of their compensation to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2005, the limit is $14,000; provided, however, that participants over age 50 may contribute an additional $4,000 per year. Under the plan, we will match 100% of each participant’s first 6% of compensation deferred. Participants are always 100% vested in their salary deferrals and vest at a rate of 20% per year after one year of service in their matching contributions.

The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. In connection with the offering, the plan will add an additional investment alternative, the Equitable Financial Stock Fund. The Equitable Financial Stock Fund will permit participants to invest up to 100% of their deferrals in Equitable Financial common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Reorganization and the Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the stock fund trustee on the voting of shares purchased for their plan accounts. Dividends paid on shares held in the stock fund will be used to purchase additional shares.

Employee Stock Ownership Plan. In connection with the reorganization, our board of directors has adopted an employee stock ownership plan for eligible employees of Equitable Bank. Eligible employees who have attained age 21 and are employed by us as of the closing date of the offering begin participating in the plan as of that date. Thereafter, new employees of Equitable Bank who have attained age 21 and completed 3 months of continuous service will be eligible to participate in the employee stock ownership plan as of the first entry date following completion of the plan’s eligibility requirements.

It is anticipated that we will engage an independent third party trustee to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Equitable Financial issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to the charitable foundation (83,300, 98,000, 112,700 and 129,605 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). It is anticipated that the employee stock ownership plan will fund its purchase in the offering through a loan from Equitable Financial. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Equitable Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated fifteen-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

Participants will vest in the benefits allocated under the employee stock ownership plan at a rate of 20% per year for each year of continuous service with Equitable Bank over a five-year period. A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. We expect to receive a favorable determination letter, but cannot guarantee that we will.

Supplemental Executive Retirement Plan. In connection with the reorganization, Equitable Bank will implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership plan and the 401(k) Savings Plan. The plan will provide participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible officers (those designated by the board of directors of Equitable Bank) that cannot be provided under the 401(k) Savings Plan or the employee stock ownership plan as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the new plan will also provide supplemental benefits upon a change of control prior to the scheduled repayment of the employee stock ownership plan loan. Generally, upon a change in control, the supplemental executive retirement plan will provide participants with a benefit equal to what they would have received under the employee stock ownership plan, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of Equitable Bank and Equitable Financial. Equitable Bank anticipates that the board of directors will designate Richard L. Harbaugh as a participant in the supplemental executive retirement plan. In the future, the Board of Directors may designate other officers as participants.

Equitable Bank may utilize a grantor trust in connection with the supplemental executive retirement plan, in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Equitable Bank’s general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Future Equity Incentive Plan. Following the reorganization, we plan to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options equal to 4.90% of the total shares issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to the charitable foundation, and a number of shares of restricted stock equal to 1.96% of the total shares issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to the charitable foundation. Therefore, the number of shares reserved under the plan will range from 145,775 shares, assuming 915,875 shares are sold in the offering, to 197,225 shares, assuming 1,239,125 shares are sold in the offering.

We may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Equitable Financial common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

We will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. We will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but Equitable Financial may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Equitable Financial.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to stockholders for their approval, at which time we will provide stockholders with detailed information about the plan. Under current Office of Thrift Supervision Regulations, this plan must be approved by a majority of the total votes eligible to be cast by our stockholders, other than Equitable Financial MHC, unless we obtain a waiver that allows approval by a different vote standard.

Transactions with Equitable Federal Savings Bank

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by Equitable Federal Savings Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Equitable Federal Savings Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Equitable Federal Savings Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Equitable Federal Savings Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Equitable Federal Savings Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

The aggregate amount of loans by Equitable Federal Savings Bank to its executive officers and directors was $1.8 million at March 31, 2005, or approximately 7.9% of pro forma stockholders’ equity, assuming that 1,077,500 shares are sold in the offering. These loans were performing according to their original terms at March 31, 2005.

Indemnification for Directors and Officers

Equitable Financial’s bylaws provide that Equitable Financial shall indemnify all officers, directors and employees of Equitable Financial to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Equitable Financial. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Equitable Financial pursuant to its bylaws or otherwise, Equitable Financial has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate anticipated purchases of common stock by our directors and executive officers, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 33% of the shares sold in the reorganization to persons other than Equitable Financial MHC. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

	Proposed Purchases of Stock in the Offering		Percent of Shares at Minimum of Offering Range		Percent of Shares at Maximum of Offering Range
Name	Number of Shares	Dollar Amount
David F. Dohmen	6,500	$65,000	*	%	*	%
H. Lawrence Hanson	500	5,000	*		*
Richard L. Harbaugh	35,000	350,000	3.8		2.8
Gary L. Hedman	30,000	300,000	3.3		2.4
Joanne Roush Holmes	35,000	350,000	3.8		2.8
Kim E. Marco	10,000	100,000	1.1		*
Terry M. Pfeifer	10,000	100,000	1.1		*
Pamela L. Price	2,500	25,000	*		*
Jonas A. Proffitt, M.D.	15,000	150,000	1.6		1.2
Jack E. Rasmussen	5,000	50,000	*		*
Douglas J. Redman	20,000	200,000	2.2		1.6
Benedict P. Wassinger, Jr.	20,000	200,000	2.2		1.6

All directors and executive officers as a group (12 persons)	189,500	$1,895,000	20.7%		15.3%

*	Less than 1.0%.

Regulation and Supervision

General

Equitable Federal Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Equitable Federal Savings Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Equitable Federal Savings Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Equitable Federal Savings Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Equitable Financial, Equitable Financial MHC and Equitable Federal Savings Bank and their operations. Equitable Financial and Equitable Financial MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Equitable Financial will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Equitable Federal Savings Bank, Equitable Financial and Equitable Financial MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Equitable Federal Savings Bank, Equitable Financial and Equitable Financial MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Equitable Federal Savings Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, nonresidential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio; a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At March 31, 2005, the Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision are required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Equitable Federal Savings Bank, it is a subsidiary of a holding company. If Equitable Federal Savings Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of March 31, 2005, Equitable Federal Savings Bank maintained 98.03% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Equitable Federal Savings Bank’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Equitable Financial, Equitable Financial MHC and their non-savings institution subsidiaries will be affiliates of Equitable Federal Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to an aggregate percentage of the institution’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Equitable Federal Savings Bank’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Equitable Federal Savings Bank may make to insiders based, in part, on Equitable Federal Savings Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. Equitable Federal Savings Bank is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Equitable Federal Savings Bank. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the four quarters ended March 31, 2004, Financing Corporation payments for Savings Association Insurance Fund members averaged 1.48 basis points of assessable deposits.

The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Equitable Federal Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Equitable Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Equitable Federal Savings Bank, as a member of the Federal Home Loan Bank of Topeka, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Equitable Federal Savings Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2005 of $2.0 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Equitable Federal Savings Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Privacy Requirements of the GLBA

The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”) significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, Title III of the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by Equitable Federal Savings Bank are subject to state usury laws and federal laws concerning interest rates. Equitable Federal Savings Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Equitable Federal Savings Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. Equitable Financial and Equitable Financial MHC will be savings and loan holding companies within the meaning of federal law. As such, they will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over Equitable Financial and Equitable Financial MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Equitable Federal Savings Bank.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Equitable Financial MHC, may generally engage in the following activities: (1) investing in the stock of a savings association; (2) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by the Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions. This limitation would not prohibit an interstate merger of the subsidiary savings association.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will be in place after the proposed reorganization. Equitable Financial will be the stock holding company subsidiary of Equitable Financial MHC. Equitable Financial will be permitted to engage in activities that are permitted for Equitable Financial MHC subject to the same restrictions and conditions.

Waivers of Dividends by Equitable Financial MHC. Office of Thrift Supervision regulations require Equitable Financial MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Equitable Financial. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the waiver would not be detrimental to the safe and sound operation of the savings association; and (ii) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members. We anticipate that Equitable Financial MHC will waive dividends that Equitable Financial may pay, if any.

Conversion of Equitable Financial MHC to Stock Form. Office of Thrift Supervision regulations permit Equitable Financial MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction, a new holding company would be formed as the successor to Equitable Financial, Equitable Financial MHC’s corporate existence would end, and certain depositors of Equitable Federal Savings Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Equitable Financial MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Equitable Financial MHC own the same percentage of common stock in the new holding company as they owned in Equitable Financial immediately before conversion. The total number of shares held by stockholders other than Equitable Financial MHC after a conversion transaction would be increased by any purchases by such stockholders in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Equitable Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Equitable Financial common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Equitable Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Equitable Financial may be resold without registration. Shares purchased by an affiliate of Equitable Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Equitable Financial meets the current public information requirements of Rule 144, each affiliate of Equitable Financial that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Equitable Financial, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Equitable Financial may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is a law that addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by Section 302(a) of Sarbanes-Oxley Act of 2002, Equitable Financial’s Chief Executive Officer and Chief Financial Officer each will be required to certify that its quarterly and annual reports do not contain any untrue statement of a material fact. The rules have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Equitable Financial will be subject to further reporting and audit requirements beginning with the year ending June 30, 2007 under the requirements of the Sarbanes-Oxley Act. Equitable Financial will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through June 30, 2001. For its 2004 year, Equitable Federal Savings Bank’s maximum federal income tax rate was 34%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $2.1 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Equitable Federal Savings Bank makes a “non-dividend distribution” to Equitable Financial as described below.

Distributions. If Equitable Federal Savings Bank makes “non-dividend distributions” to Equitable Financial, the distributions will be considered to have been made from Equitable Federal Savings Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Equitable Federal Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Equitable Federal Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of Equitable Federal Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of Equitable Federal Savings Bank’s current or accumulated earnings and profits will not be so included in Equitable Federal Savings Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Equitable Federal Savings Bank makes a non-dividend distribution to Equitable Financial, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Equitable Federal Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Nebraska Taxation. Under Nebraska law, Equitable Federal Savings Bank pays a franchise tax in lieu of a corporate income tax. The franchise tax is the lesser of two amounts computed based on our average deposits and net financial income, respectively. Presently, the tax is $0.47 per $1,000 of average deposits but not to exceed an amount determined by applying 3.81% to our net financial income. Net financial income is our income as reported to the Office of Thrift Supervision after ordinary and necessary expenses but before income taxes. In addition, Equitable Financial and Equitable Financial MHC will be required to file a Nebraska income tax return because we will be doing business in Nebraska. For Nebraska tax purposes, corporations are presently taxed at a rate equal to 5.58% of the first $50,000 of taxable income and 7.81% of taxable income in excess of $50,000. For this purpose, “taxable income” generally means Federal taxable income, subject to certain adjustments (including addition of interest income on non-Nebraska municipal obligations and excluding interest income from qualified U.S. governmental obligations).

The Reorganization and Stock Offering

The Board of Directors of Equitable Federal Savings Bank has approved the plan of reorganization and stock issuance. The plan of reorganization and stock issuance also must be approved by the members of Equitable Federal Savings Bank. A special meeting of members has been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of reorganization and stock issuance; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization and stock issuance by such agency.

General

On April 19, 2005, and as amended and restated on June 21, 2005 and July 12, 2005, the Board of Directors of Equitable Federal Savings Bank unanimously adopted the plan of reorganization and stock issuance, pursuant to which Equitable Federal Savings Bank will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Equitable Financial will be the mid-tier stock holding company and Equitable Financial MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization and stock issuance, Equitable Financial will own all of the stock of Equitable Federal Savings Bank and Equitable Financial MHC will own at least a majority of Equitable Financial.

The reorganization also includes the offering by Equitable Financial of 43.1% of its common stock to qualifying depositors and borrowers of Equitable Federal Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Equitable Financial and Equitable Federal Savings Bank as reorganized, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Equitable Financial from the sale of the common stock. If the reorganization is terminated, Equitable Federal Savings Bank would be required to charge all reorganization expenses against current income.

The Office of Thrift Supervision has approved our plan of reorganization and stock issuance, subject to, among other things, approval of the plan of reorganization and stock issuance by Equitable Federal Savings Bank’s members. The plan of reorganization and stock issuance also provides for the establishment of the Equitable Bank Charitable Foundation and our funding of the foundation with 1.9% of the shares of our common stock issued in the reorganization and $100,000 cash. The establishment of the Equitable Bank Charitable Foundation is subject to a separate vote of Equitable Bank’s members. The special meeting of Equitable Federal Savings Bank’s members has been called for this purpose on                     , 2005.

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization and stock issuance is available from Equitable Federal Savings Bank upon request and is available for inspection at the offices of Equitable Federal Savings Bank and at the Office of Thrift Supervision. The plan of reorganization and stock issuance is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Equitable Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the Board of Directors of Equitable Federal Savings Bank unanimously approved the reorganization as being in the best interests of Equitable Federal Savings Bank and its members. The Board of Directors concluded that the reorganization offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the reorganization.

The reorganization will result in the raising of additional capital for Equitable Financial and Equitable Federal Savings Bank, which will support Equitable Federal Savings Bank’s future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a mutual holding company with a mid-tier stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new mutual holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits Equitable Federal Savings Bank to control the amount of capital being raised, while at the same time enabling Equitable Federal Savings Bank to continue to grow its lending and investment activities. We will be able to raise additional capital in the future in the event we consummate a “second-step” conversion of Equitable Financial MHC to stock form.

The reorganization will afford our officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide our customers and local community members with an opportunity to acquire our stock.

The disadvantages of the reorganization considered by Equitable Federal Savings Bank’s Board of Directors are the additional expense and effort of operating as a public company, the inability of stockholders other than Equitable Financial MHC to obtain majority ownership of Equitable Financial and Equitable Federal Savings Bank, which may result in the perpetuation of our management and board of directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted from time to time that may have an adverse impact on stockholders other than Equitable Financial MHC. A majority of our voting stock will be owned by Equitable Financial MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital deployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Equitable Financial MHC will be able to elect all the members of Equitable Financial’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Equitable Financial MHC will be able to exercise voting control are limited and include any proposal to implement an equity incentive plan. No assurance can be given that Equitable Financial MHC will not take action adverse to the interests of other stockholders. For example, Equitable Financial MHC could prevent the sale of control of Equitable Financial, or defeat a candidate for the board of directors of Equitable Financial or other proposals put forth by stockholders.

The reorganization does not preclude the conversion of Equitable Financial MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Equitable Financial MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary — Possible Conversion of Equitable Financial MHC to Stock Form.”

Description of the Plan of Reorganization and Stock Issuance

Following receipt of all required regulatory approvals and approval of the plan of reorganization and stock issuance by Equitable Federal Savings Bank’s members, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable laws and regulations:

•	Equitable Federal Savings Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

•	Interim One will organize Equitable Financial, a federal stock corporation, as a wholly owned subsidiary;

•	Interim One will then organize an interim federal savings bank as a wholly owned subsidiary (“Interim Two”);

•	Equitable Federal Savings Bank will exchange its charter to a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become Equitable Financial MHC;

•	Interim Two will merge with and into Equitable Federal Savings Bank with Equitable Federal Savings Bank in stock form surviving as a subsidiary of Equitable Financial MHC;

•	former members of Equitable Federal Savings Bank will become members of Equitable Financial MHC;

•	Equitable Financial MHC will contribute 100% of the issued common stock of Equitable Federal Savings Bank to Equitable Financial; and

•	the shares of Equitable Financial common stock issued to Equitable Financial MHC under step (2) will be cancelled and Equitable Financial will issue a majority of its common stock to Equitable Financial MHC.

Concurrently with the reorganization, Equitable Financial will sell up to 43.1% of its common stock representing up to 43.1% of the pro forma market value of Equitable Federal Savings Bank on a fully converted basis. Equitable Federal Savings Bank intends to capitalize Equitable Financial MHC with $100,000.

As a result of the reorganization, Equitable Federal Savings Bank will be organized in stock form and will be wholly owned by Equitable Financial. The legal existence of Equitable Federal Savings Bank will not terminate as a result of the reorganization. Instead, Equitable Federal Savings Bank in stock form will be a continuation of Equitable Federal Savings Bank in mutual form. All property of Equitable Federal Savings Bank, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Equitable Federal Savings Bank, or which would inure to Equitable Federal Savings Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Equitable Federal Savings Bank in stock form. Equitable Federal Savings Bank in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by Equitable Federal Savings Bank in the mutual form. Equitable Federal Savings Bank in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Equitable Federal Savings Bank in the mutual form and will maintain its headquarters and operations at Equitable Federal Savings Bank’s present locations.

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. While the reorganization is being accomplished, the normal business of Equitable Federal Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After reorganization, Equitable Federal Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Equitable Federal Savings Bank who adopted the plan of reorganization and stock issuance and who continue to be directors of Equitable Federal Savings Bank at the time of reorganization will serve as directors of Equitable Bank after the reorganization. The Board of Directors of Equitable Financial and Equitable Financial MHC will be composed solely of the individuals who serve on the Board of Directors of Equitable Federal Savings Bank. All officers of Equitable Federal Savings Bank at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Equitable Federal Savings Bank. All deposit accounts in Equitable Federal Savings Bank after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Equitable Federal Savings Bank.

After the reorganization, each depositor of Equitable Federal Savings Bank will have both a deposit account in Equitable Federal Savings Bank and a pro rata ownership interest in the equity of Equitable Financial MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Equitable Financial MHC. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Equitable Financial MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Equitable Financial MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Equitable Financial MHC have no way to realize the value of their ownership interest in Equitable Financial MHC, except in the unlikely event that Equitable Financial MHC is liquidated.

After the reorganization, all loans of Equitable Federal Savings Bank will retain the same status that they had prior to the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. After the reorganization, the direction of Equitable Federal Savings Bank will continue to be under the control of its board of directors. Equitable Financial, as the holder of all of the outstanding common stock of Equitable Federal Savings Bank, will have exclusive voting rights with respect to any matters concerning Equitable Federal Savings Bank requiring stockholder approval, including the election of directors.

After the reorganization, stockholders of Equitable Financial will have exclusive voting rights with respect to any matters concerning Equitable Financial requiring stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Equitable Financial, Equitable Financial MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote.

As a federally chartered mutual holding company, Equitable Financial MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts of Equitable Federal Savings Bank will become members of Equitable Financial MHC. Such persons will be entitled to vote on all questions requiring action by the members of Equitable Financial MHC, including the election of directors of Equitable Financial MHC. In addition, all persons who become depositors of Equitable Federal Savings Bank following the reorganization will have membership rights with respect to Equitable Financial MHC. Borrowers of Equitable Federal Savings Bank who were borrower members of Equitable Federal Savings Bank at the time of the reorganization will also become members of Equitable Financial MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Equitable Federal Savings Bank prior to the completion of the reorganization, each depositor would receive a pro rata share of any assets of Equitable Federal Savings Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Equitable Federal Savings Bank at the time of liquidation.

Upon a complete liquidation of Equitable Federal Savings Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Equitable Federal Savings Bank. Except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Equitable Federal Savings Bank above that amount. Instead, the holder of Equitable Federal Savings Bank’s common stock (i.e., Equitable Financial) would be entitled to any assets remaining upon a liquidation of Equitable Federal Savings Bank.

Upon a complete liquidation of Equitable Financial after the reorganization, the stockholders of Equitable Financial, including Equitable Financial MHC, would be entitled to receive the remaining assets of Equitable Financial, following payment of all debts, liabilities and claims of greater priority of or against Equitable Financial.

Upon a complete liquidation of Equitable Financial MHC after the reorganization, all depositors of Equitable Federal Savings Bank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of Equitable Financial MHC remaining after payment of all debts and claims of creditors.

There are no plans to liquidate Equitable Federal Savings Bank, Equitable Financial or Equitable Financial MHC in the future.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and stock issuance and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Nebraska tax laws, that no gain or loss will be recognized by Equitable Federal Savings Bank, Equitable Financial or Equitable Financial MHC as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Equitable Federal Savings Bank, Equitable Financial and Equitable Financial MHC and persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to Equitable Federal Savings Bank that, for federal income tax purposes:

•	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and Equitable Federal Savings Bank (in either its mutual form (the “Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank received by the Stock Bank in the reorganization will be the same as the Mutual Bank’s basis for such asset immediately prior to the reorganization;

•	the holding period of each asset of the Mutual Bank received by the Stock Bank in the reorganization will include the period during which such asset was held by the Mutual Bank prior to the reorganization;

•	for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382 and 384) will be taken into account by the Stock Bank as if the reorganization had not occurred;

•	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

•	with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in Equitable Financial MHC, the exchange will qualify as an exchange of property for stock under Internal Revenue Code section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to Equitable Financial MHC of the shares of the Stock Bank they constructively received and Equitable Financial MHC will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to Equitable Financial MHC’s transfer of 100% of the common stock of the Stock Bank to Equitable Financial, Equitable Financial will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Equitable Financial MHC and Equitable Financial MHC will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Equitable Financial MHC to Equitable Financial;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Equitable Financial to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 9th and 10th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Equitable Financial common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Equitable Federal Savings Bank has also received an opinion from Crowe Chizek and Company LLC, Oak Brook, Illinois, that, assuming the reorganization does not result in any federal income tax liability to Equitable Federal Savings Bank, its account holders, or Equitable Financial, implementation of the plan of reorganization and stock issuance will not result in any Nebraska income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Crowe Chizek and Company LLC, are filed as exhibits to the registration statement that Equitable Financial has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of reorganization and stock issuance, we have granted rights to subscribe for Equitable Financial common stock to the following persons in the following order of priority:

•	Persons with deposits in Equitable Federal Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of December 23, 2003 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•	Persons with qualifying deposits in Equitable Federal Savings Bank as of [June 30, 2005] (“supplemental eligible account holders”).

•	Depositors of Equitable Federal Savings Bank as of , 2005, and borrowers of Equitable Federal Savings Bank who had loans outstanding on June 10, 1992 who continue to be borrowers as of , 2005 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization and stock issuance. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Category 1: Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$350,000 of common stock (which equals 35,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Equitable Financial MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $ million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Equitable Financial or Equitable Federal Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Equitable Federal Savings Bank in the one year period preceding December 23, 2003.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 23, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 2: Tax-Qualified Employee Stock Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the reorganization to persons other than Equitable Financial MHC. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 3.92% of the shares issued in the reorganization, including shares issued to Equitable Financial MHC and contributed to Equitable Bank Charitable Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the reorganization, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the reorganization to persons other than Equitable Financial MHC. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitation described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$350,000 of common stock (which equals 35,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Equitable Financial MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.

If eligible account holders and Equitable Federal Savings Bank’s employee stock ownership plan subscribe for all of the shares being sold by Equitable Financial, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at [June 30, 2005]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “–Limitations on Purchases of Shares,” each other member of Equitable Federal Savings Bank has the right to purchase up to the greater of $350,000 of common stock (which equals 35,000 shares) or one-tenth of 1% of the total offering of common stock issued to persons other than Equitable Financial MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at                     , 2005 or each loan from Equitable Federal Savings Bank that was outstanding on June 10, 1992 and continued to be outstanding on                     , 2005. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of reorganization and stock issuance is expected to terminate at     :     p.m., Central time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest, at Equitable Federal Savings Bank’s statement savings rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [Expiration Date #2].

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization and stock issuance reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization and stock issuance or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of reorganization and stock issuance in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Hall and Lincoln Counties, Nebraska; and

•	Other persons to whom Equitable Federal Savings Bank delivers a prospectus.

We will consider persons to be residing in one of the specified counties if they occupy a dwelling in the county and establish a physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $350,000 of common stock (which equals 35,000 shares). To the extent practicable, and subject to the preferred subscriber preference and various purchase limitations, orders for the common stock in the community offering shall first be filled to a maximum of 2% of the total number of shares of common stock sold in the offering, and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, or subsequent to, the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with the approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $350,000 of common stock (which equals 35,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and stock issuance and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Equitable Financial common stock; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Purchases of Shares

The plan of reorganization and stock issuance imposes limitations upon the purchase of common stock by eligible subscribers and others in the reorganization. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering,” the plan of reorganization and stock issuance provides for the following purchase limitations:

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than Equitable Financial MHC at the close of the offering shall be less than 50% of our total outstanding common stock.

•	Except for our tax-qualified employee stock benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $350,000 of the common stock (which equals 35,000 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	The aggregate amount of common stock acquired in the offering by any non-tax-qualified employee stock benefit plan or any management person and his or her associates, shall not exceed 4.9% of the (i) outstanding shares of common stock at the conclusion of the offering; or (ii) the stockholders’ equity of Equitable Financial at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

•	The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of Equitable Financial common stock acquired by such plans in the secondary market, shall not exceed 4.9% of (i) the outstanding shares of Equitable Financial common stock at the conclusion of the offering; or (ii) the stockholders’ equity of Equitable Financial at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than Equitable Financial MHC

•	The aggregate amount of common stock acquired in the offering, by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of (i) the outstanding shares of Equitable Financial common stock held by persons other than Equitable Financial MHC at the conclusion of the offering; or (ii) the stockholders’ equity of Equitable Financial held by persons other than Equitable Financial MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates, shares held by any tax-qualified or non-tax-qualified employee stock benefit plan that are attributable to such person will not be counted.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering to persons other than Equitable Financial MHC. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

The plan of reorganization and stock issuance defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person or company that acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization and stock issuance, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization and stock issuance defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than Equitable Financial MHC, Equitable Financial or Equitable Federal Savings Bank or a majority-owned subsidiary of Equitable Financial MHC, Equitable Financial or Equitable Federal Savings Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	a relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Equitable Financial MHC, Equitable Financial or Equitable Federal Savings Bank or any of their subsidiaries.

For example, a corporation of which a person serves as a senior officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization and stock issuance. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill. All prospective purchasers are to send payment directly to Equitable Federal Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the reorganization and the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities market implications of any aspect of the plan of reorganization and stock issuance or related corporate documents;

•	reviewing with our Board of Directors the financial impact of the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the reorganization.

For these services, Sandler O’Neill will receive a fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, to the charitable foundation and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill for expenses. Any unused portion of this advance will be refunded if the offering is not consummated. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.25% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $75,000. If the plan of reorganization and stock issuance is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of proxy, order and/or request forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering. However, such participation will be limited to answering questions about the Company. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Equitable Federal Savings Bank by     :       .m., Central time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Equitable Federal Savings Bank. To purchase shares in the community offering, you must submit a properly completed and executed order form to Equitable Federal Savings Bank, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the reorganization. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization and stock issuance, our interpretation of the terms and conditions of the plan of reorganization and stock issuance and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the end of the subscription and community offerings, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Equitable Federal Savings Bank. Subscription funds will be held by Equitable Federal Savings Bank or, at our discretion, in an escrow account at an independent insured depository institution. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Orders submitted by subscribers that total $50,000 or more must be paid by official bank or certified check, a check issued by a NASD-registered broker-dealer or by withdrawal authorization from a deposit account maintained with Equitable Federal Savings Bank. Interest will be paid on payments made by check or money order at our statement savings rate from the date payment is received at the conversion center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the statement savings rate from the date of maturity until the reorganization is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the reorganization. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization is not consummated for any reason, all funds submitted will be refunded promptly with interest, as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of reorganization, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our statement savings rate.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or Equitable Financial to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts maintained at Equitable Federal Savings Bank do not permit investment in the common stock. A depositor interested in using his or her individual retirement account funds to purchase common stock must do so through a self-directed individual retirement account. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase Equitable Financial’s common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Equitable Federal Savings Bank now holds the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Equitable Federal Savings Bank to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon an estimated pro forma value of Equitable Financial and Equitable Federal Savings Bank on a fully converted basis as determined by an independent appraisal. The term “fully converted” means that the appraiser assumed that 100% of our stock had been sold to the public. We have retained Keller & Company, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Keller & Company will receive fees totaling $25,000 for its appraisal services, plus reasonable out-of-pocket expenses not to exceed $1,500. We have agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

Keller & Company prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed Equitable Federal Savings Bank’s reorganization and stock issuance applications as filed with the Office of Thrift Supervision and Equitable Financial’s registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.

In connection with its appraisal, Keller & Company reviewed the following factors, among others:

•	the economic make-up of our primary market areas;

•	our financial performance and condition in relation to publicly traded savings associations and savings association holding companies that Keller & Company deemed comparable to Equitable Federal Savings Bank;

•	the specific terms of the offering of Equitable Financial’s common stock;

•	the pro forma impact of the additional capital raised in the reorganization;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, Keller & Company’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method and the price/assets method, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement we filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Keller & Company placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. Keller & Company compared the pro forma price/tangible book and price/core earnings ratios for Equitable Financial to the same ratios for a peer group of comparable companies. The peer group consisted of ten publicly traded savings associations and savings association holding companies. The peer group included companies with:

•	average assets of $179.4 million;

•	average non-performing assets of 0.65% of total assets;

•	average loans of 77.61% of total assets;

•	average equity of 10.64% of total assets; and

•	average net income of 0.57% of average assets.

On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of June 22, 2005, the estimated pro forma market value of Equitable Financial and Equitable Federal Savings Bank, on a fully converted basis, was within the valuation range of $21.3 million and $28.8 million with a midpoint of $25.0 million.

The following table presents a summary of selected pricing ratios for Equitable Federal Savings Bank on a fully-converted basis, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Equitable Federal Savings Bank’s pro forma pricing ratios at the midpoint of the offering range indicated a premium of 41.2% on a price-to-core earnings basis and a discount of 37.1% on a price-to-book value basis.

	Price to Core Earnings Multiple(1)		Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Equitable Federal Savings Bank (pro forma):
Minimum	29.32	x	64.10%	64.91%
Midpoint	31.90		68.35	69.14
Maximum	34.23		71.73	72.48
Maximum, as adjusted	36.49		75.03	75.75

Peer Group (on a fully-converted basis):
Average	22.59	x	108.60%	111.03%
Median	18.32		108.17	111.47

All fully-converted, publicly-traded thrifts:
Average	21.46	x	142.82%	158.39%
Median	17.22		131.63	142.70

(1)	Ratios are based on earnings for the 12 months ended March 31, 2005 and share prices as of June 22, 2005.
(2)	Ratios are based on book value as of March 31, 2005 and share prices as of June 22, 2005.

The price-to-earnings multiples set forth in the above table do not reflect the recognition of compensation expense in connection with stock options. New accounting guidance issued by the Financial Accounting Standards Board in December 2004 requires the recognition of compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. The implementation of this accounting guidance will have a significant impact on pricing ratios of Equitable Federal Savings Bank once Equitable Financial adopts a stock option plan and issues stock options and will likely have a significant impact on the peer group companies as well. The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the stock option plan that may be adopted by Equitable Financial and the resulting effect on the pro forma price-to-earnings multiples for Equitable Financial.

Our board of directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the valuation range was reasonable and adequate. Our board of directors determined that 43.1% of the shares of our common stock should be sold in the offering at a purchase price of $10.00 per share. Multiplying this percentage by Keller & Company’s valuation range yielded an offering range of $9,158,750 to $12,391,250, with a midpoint of $10,775,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 915,875 and 1,239,125 shares, with a midpoint of 1,077,500 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Equitable Financial at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 1,424,994 shares without any further notice to you.

No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Keller & Company establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization and stock issuance or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the reorganization will be able to sell shares after the reorganization at prices at or above the purchase price.

Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Equitable Federal Savings Bank and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the reorganization. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not, for a period of one year from the date of the completion of the reorganization, repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Equitable Federal Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the reorganization will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with Equitable Federal Savings Bank, including our directors and executive officers, received subscription rights based only on their deposits with Equitable Federal Savings Bank as account holders. Any purchases made by persons affiliated with Equitable Federal Savings Bank for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the reorganization.

Purchases of outstanding shares of Equitable Financial common stock by directors, officers, or any person who becomes an executive officer or director of Equitable Federal Savings Bank after adoption of the plan of reorganization and stock issuance, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Equitable Financial’s outstanding common stock or to the purchase of stock under stock benefit plans.

Equitable Financial has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Equitable Financial may be resold without registration. Shares purchased by an affiliate of Equitable Financial will have resale restrictions under Rule 144 of the Securities Act. If Equitable Financial meets the current public information requirements of Rule 144, each affiliate of Equitable Financial who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Equitable Financial or the average weekly volume of trading in the shares during the preceding four calendar weeks. Equitable Financial may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization and stock issuance will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization and stock issuance provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization and stock issuance as a result of comments from regulatory authorities or otherwise.

Completion of the reorganization requires the sale of all shares of the common stock within 90 days following approval of the plan of reorganization and stock issuance by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of reorganization and stock issuance will be terminated and Equitable Federal Savings Bank will continue its business in the mutual form of organization. We may terminate the plan of reorganization and stock issuance at any time.

Equitable Bank Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish a charitable foundation in connection with the reorganization. We have established Equitable Bank Charitable Foundation as a nonstock Delaware corporation to serve as the charitable foundation. The foundation will be funded with Equitable Financial common stock and cash as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. Equitable Bank Charitable Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the reorganization, such activities are not our sole corporate purpose. Equitable Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that Equitable Bank Charitable Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of Equitable Bank Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the reorganization. Equitable Bank Charitable Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to Equitable Bank Charitable Foundation to take the place of our traditional community lending and charitable activities. For the nine months ended March 31, 2005 and the year ended June 30, 2004, we contributed $74,000 and $55,000, respectively, to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the offering, we intend to contribute to Equitable Bank Charitable Foundation a number of shares of our common stock that will result in the foundation owning 1.9% of our outstanding shares of common stock plus $100,000 in cash. At the midpoint of the offering range we would contribute 47,500 shares of Equitable Financial common stock plus $100,000 in cash.

Structure of the Charitable Foundation

Equitable Bank Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Certificate of Incorporation of Equitable Bank Charitable Foundation will provide that Equitable Bank Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected three of our current officers and one of our current non-employee directors to serve on the initial board of directors of the foundation. The officers who will serve as a director of the foundation are Joanne Roush Holmes, Kim E. Marco and Gary Cruise and the non-employee director is Pamela L. Price. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers or directors. As required by Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the foundation may alter the size and composition of its board of directors. For five years after the reorganization, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors.

The board of directors of Equitable Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Equitable Bank Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of Equitable Bank Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by Equitable Bank Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

Equitable Bank Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of Equitable Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

Equitable Bank Charitable Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Equitable Bank Charitable

Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by Equitable Bank Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by Equitable Bank Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Equitable Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Equitable Bank Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Equitable Bank Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Equitable Bank Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to Equitable Bank Charitable Foundation on the amount of common stock to be sold in the reorganization. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to Equitable Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that Equitable Bank Charitable Foundation is required to pay us for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to Equitable Bank Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to Equitable Bank Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Equitable Bank Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to Equitable Bank Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Equitable Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Equitable Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of Equitable Bank Charitable Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, Equitable Bank Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Equitable Financial

and Equitable Bank

General

The plan of reorganization and stock issuance provides that Equitable Federal Savings Bank will reorganize from a federally chartered savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for Equitable Financial. Certain provisions in the federal stock charter and bylaws of Equitable Financial may have anti-takeover effects. In addition, provisions in Equitable Bank’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may also make it more difficult for persons or companies to acquire control of Equitable Financial and Equitable Bank.

Mutual Holding Company Structure

Following the reorganization, all of the issued and outstanding common stock of Equitable Bank will be owned by Equitable Financial. A majority of the issued and outstanding common stock of Equitable Financial will be owned by Equitable Financial MHC. As a result, management of Equitable Financial MHC will be able to exert voting control over Equitable Financial and Equitable Bank and will restrict the ability of the minority stockholders of Equitable Financial to effect a change of control of management. Equitable Financial MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Equitable Financial.

The Stock Charter and Bylaws of Equitable Financial

Although the Board of Directors of Equitable Financial is not aware of any effort that might be made to obtain control of Equitable Financial after the reorganization, the Board of Directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Equitable Financial’s Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in Equitable Financial’s charter and bylaws. See “Additional Information” for where to obtain a copy of these documents.

Beneficial Ownership Limitation. Equitable Financial’s charter provides that, for a period of five years from the date of the reorganization, no person, other than Equitable Financial MHC may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Equitable Financial. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This provision does not apply to a transaction in which Equitable Financial fully converts from the mutual holding company form of organization.

Board of Directors.

Classified Board. Equitable Financial’s board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Equitable Financial.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. Our bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Elimination of Cumulative Voting. The charter of Equitable Financial provides that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Integrity Requirements. The bylaws provide that no person will be eligible to serve on the board of directors or nominate anyone to serve as a director who (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, or (2) is a person against who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Residency Requirement. The bylaws provide that to be eligible for election, reelection, appointment or reappointment to the board of directors, a person must have his or her primary residence within the State of Nebraska.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Equitable Financial’s stockholders must act only through an annual or special meeting or by unanimous written consent. The bylaws provide that the chairman of the board of directors, the president or a majority of the board of directors or holders of 10% or more of our outstanding shares may request the calling of a special meeting. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called in accordance with the provisions of the bylaws. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Equitable Financial’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. Advance notice of nominations or proposed business by stockholders gives the board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Stockholder Nominations. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the board of directors or by a stockholder who has given appropriate notice to Equitable Financial before the meeting. Stockholder nominations must be in writing and delivered to the Secretary of Equitable Financial at least 30 days prior to the date of the annual meeting, provided however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made, notice by a stockholder of his or her intention to nominate a director must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure of the annual meeting was made.

Stockholder Proposals. A stockholder may not bring new business before an annual meeting unless the stockholder has given Equitable Financial appropriate notice of its intention to bring that business before the meeting. A stockholder may propose new business at an annual meeting or special meeting, however, such business must be approved by the board of directors and stated in writing and filed with Equitable Financial’s Secretary at least 30 days before the date of the annual meeting, provided however, that when public notice of the date of the annual meeting is less than 40 days, notice by the stockholder of a proposal must not be received later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was made to the public. Additionally, if such proposal is not presented, in writing, to Equitable Financial’s Secretary at least 30 days prior to such meeting, such nomination or proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. A stockholder who desires to raise new business must provide certain information to Equitable Financial concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Equitable Financial’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Equitable Financial MHC must always own a majority of our common stock.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of a class of Equity Financial’s equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Restrictions on Remutualization Transactions. Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, in June 2003 the Office of Thrift Supervision issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. The Office of Thrift Supervision will require empirical data that demonstrates that the minority stockholders are receiving a reasonable value in proportion to their interest in the company. If any of the pricing parameters specified by the Office of Thrift Supervision are exceeded, the Office of Thrift Supervision will consider requiring that the transaction be approved by a majority of the votes eligible to be cast by the members of the acquiring mutual and the target mutual holding company without the use of running proxies.

Since the Office of Thrift Supervision policy on remutualization transactions was issued, there has been only one such transaction announced. It is likely that the pricing parameters imposed by the Office of Thrift Supervision policy will make remutualization transactions less attractive to mutual holding companies.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Equitable Financial Capital Stock

The common stock of Equitable Financial will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Equitable Financial is authorized to issue 14,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of Equitable Financial’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization and stock issuance, all stock will be duly authorized, fully paid and nonassessable. Equitable Financial will not issue any shares of preferred stock in the reorganization.

Common Stock

Dividends. Equitable Financial can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by Equitable Financial is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Equitable Financial will be entitled to receive and share equally in dividends declared by the Board of Directors of Equitable Financial. If Equitable Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the reorganization, the holders of common stock of Equitable Financial will possess exclusive voting rights in Equitable Financial. They will elect Equitable Financial’s Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of Equitable Financial and Equitable Federal Savings Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Equitable Financial issues preferred stock, holders of Equitable Financial preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Equitable Bank, Equitable Financial, as the sole holder of Equitable Bank’s capital stock, would be entitled to receive all of Equitable Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Equitable Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Equitable Financial, the holders of its common stock would be entitled to receive all of the assets of Equitable Financial available for distribution after payment or provision for payment of all its debts and liabilities. If Equitable Financial issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Equitable Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Equitable Financial will not issue any preferred stock in the reorganization and it has no current plans to issue any preferred stock after the reorganization. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for Equitable Financial’s common stock will be [                    ,                     ,                     .]

Registration Requirements

Equitable Financial has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the reorganization. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. The federal tax consequences of the reorganization have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the reorganization have been opined upon by Crowe Chizek and Company LLC, Oak Brook, Illinois. Muldoon Murphy & Aguggia LLP and Crowe Chizek and Company LLC have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Malizia Spidi & Fisch, PC, Washington, D.C.

Experts

The financial statements of Equitable Federal Savings Bank at June 30, 2004 and 2003 and for the years then ended appearing in this prospectus and registration statement have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in its report appearing elsewhere herein and elsewhere in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the summary in this prospectus of its report to Equitable Federal Savings Bank setting forth its opinion as to the estimated pro forma market value of Equitable Financial and Equitable Federal Savings Bank, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Change in Accountants

Prior to this offering, the financial statements of Equitable Federal Savings Bank were audited by McDermott & Miller, P.C. In connection with this offering and the filing of the registration statement, on March 19, 2005, Equitable Federal Savings Bank dismissed McDermott & Miller and engaged Crowe Chizek and Company LLC to audit the financial statements of Equitable Federal Savings Bank as of June 30, 2004 and 2003, and for each of the two years in the period ended June 30, 2004, included in this prospectus and in the registration statement.

McDermott & Miller’s reports on the financial statements of Equitable Federal Savings Bank for the past two years have not contained an adverse opinion or disclaimer of opinion, or been modified as to uncertainty, audit scope or accounting principles. The engagement of Crowe Chizek and Company LLC was approved by the board of directors.

There has not been any disagreement between McDermott & Miller and Equitable Federal Savings Bank with respect to the financial statements for 2003 or 2004 or during the subsequent period through the date of this prospectus, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of McDermott & Miller, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. Nor has any of McDermott & Miller’s reports on the financial statements of Equitable Federal Savings Bank contained an adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope, or accounting principles. McDermott & Miller has furnished a letter addressed to the Securities and Exchange Commission and filed as an exhibit to the registration statement stating its agreement with the statements made herein.

Where You Can Find More Information

Equitable Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the reorganization, including the shares to be contributed to Equitable Bank Charitable Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

Equitable Federal Savings Bank has filed applications for approval of the mutual holding company reorganization and the stock issuance with the Office of Thrift Supervision, which includes proxy materials for Equitable Federal Savings Bank’s special meeting of members and certain other information. This prospectus omits certain information contained in the applications. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Midwest Regional Office of the Office of Thrift Supervision, 225 E. John Carpenter Freeway, Suite 500, Irving, Texas 75062.

A copy of the plan of reorganization and stock issuance and Equitable Financial’s charter and bylaws are available without charge from Equitable Federal Savings Bank.

Index to Financial Statements of

Equitable Federal Savings Bank of Grand Island

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Equitable Financial have not been included in this prospectus because Equitable Financial, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Equitable Federal Savings Bank of Grand Island

Grand Island, Nebraska

We have audited the accompanying statements of financial condition of Equitable Federal Savings Bank of Grand Island as of June 30, 2004 and 2003 and the related statements of income, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equitable Federal Savings Bank of Grand Island as of June 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek & Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois

June 6, 2005

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

STATEMENTS OF FINANCIAL CONDITION

	March 31, 2005 (Unaudited)	June 30, 2004	June 30, 2003
ASSETS
Cash and due from financial institutions	$1,788,309	$2,057,887	$1,917,606
Federal funds sold	—	100,000	—

Cash and cash equivalents	1,788,309	2,157,887	1,917,606
Securities available-for-sale	12,948,789	16,394,190	19,347,156
Securities held-to-maturity, fair value at March 31, 2005 $1,379,929 (unaudited); June 30, 2004 $1,852,501; June 30, 2003 $2,941,132	1,381,217	1,836,946	2,864,995
Federal Home Loan Bank stock, at cost	1,966,100	1,906,200	1,821,000
Loans, net of allowance for loan losses of $770,540 at March 31, 2005 (unaudited); $746,364 at June 30, 2004; and $1,072,943 at June 30, 2003	121,784,282	118,527,282	116,094,084
Premises and equipment, net	3,595,004	3,312,047	3,527,753
Foreclosed assets, net	—	36,119	395,320
Accrued interest receivable	757,031	704,812	654,857
Other assets	950,515	713,714	835,659

Total assets	$145,171,247	$145,589,197	$147,458,430

LIABILITIES AND MEMBERS’ EQUITY
Deposits
Non-interest-bearing deposits	$3,380,700	$3,051,009	$2,748,670
Interest-bearing deposits	97,209,122	94,914,920	101,039,024

Total deposits	100,589,822	97,965,929	103,787,694

Federal Home Loan Bank borrowings	28,648,163	32,333,647	28,546,707
Advance payments from borrowers for taxes and insurance	1,280,171	761,769	699,691
Accrued interest payable and other liabilities	480,442	455,254	646,921

Total liabilities	130,998,598	131,516,599	133,681,013

Members’ equity
Retained earnings	13,758,032	13,605,970	13,294,624
Accumulated other comprehensive income, net	414,617	466,628	482,793

Total members’ equity	14,172,649	14,072,598	13,777,417

Total liabilities and members’ equity	$145,171,247	$145,589,197	$147,458,430

See accompanying notes to financial statements.

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

STATEMENTS OF INCOME

	Nine Months Ended		Years Ended
	March 31, 2005 (Unaudited)	March 31, 2004 (Unaudited)	June 30, 2004	June 30, 2003
Interest income
Loans	$5,257,136	$5,375,051	$7,109,534	$7,332,174
Securities	507,624	533,429	716,452	1,124,715
Other	11,316	8,923	15,955	9,340

Total interest income	5,776,076	5,917,403	7,841,941	8,466,229

Interest expense
Deposits	1,640,633	1,782,549	2,311,315	3,019,583
Federal Home Loan Bank borrowings	1,156,482	1,199,918	1,592,094	1,570,447

Total interest expense	2,797,115	2,982,467	3,903,409	4,590,030

Net interest income	2,978,961	2,934,936	3,938,532	3,876,199

Provision (credit) for loan losses	90,000	45,000	(296,000)	554,000

Net interest income after provision (credit) for loan losses	2,888,961	2,889,936	4,234,532	3,322,199

Non-interest income
Service charges on deposit accounts	148,015	139,909	186,502	203,792
Gain (loss) on sale of investments	—	(225,339)	(225,339)	105,936
Brokerage fee income	182,677	174,117	218,908	322,852
Other loan fees	85,131	125,063	154,926	260,563
Other income	48,946	49,932	63,904	88,102

Total non-interest income	464,769	263,682	398,901	981,245

Non-interest expenses
Salaries and employee benefits	1,819,587	1,670,875	2,224,718	2,100,443
Director and committee fees	73,350	72,400	96,850	90,800
Occupancy and equipment	674,334	693,483	950,219	980,017
Regulatory fees and deposit insurance premium	43,773	44,936	60,095	58,808
Gain (loss) on sale of foreclosed assets	(32,723)	59,481	71,978	4,809
Advertising and public relations	156,728	149,599	240,054	200,353
Contributions and donations	74,436	54,944	80,213	70,593
Insurance and surety bond premiums	61,124	55,608	68,642	62,353
Professional fees	41,330	58,923	77,744	84,425
Supplies, telephone, postage	97,478	91,379	122,523	156,537
ATM expenses	22,566	23,125	31,550	31,697
Dues and subscriptions	23,333	22,950	29,021	31,874
Other expenses	131,726	148,266	187,063	178,904

Total non-interest expense	3,187,042	3,145,969	4,240,670	4,051,613

Income before income taxes	166,688	7,649	392,763	251,831

Income tax expense (benefit)	14,626	(43,446)	81,417	29,583

Net income	$152,062	$51,095	$311,346	$222,248

See accompanying notes to financial statements.

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

STATEMENTS OF MEMBERS’ EQUITY

	Retained Earnings	Accumulated Other- Comprehensive Income (Loss)	Total
Balance at July 1, 2002	$13,072,376	$830,370	$13,902,746

Comprehensive income (loss)
Net income	222,248	—	222,248
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	(347,577)	(347,577)

Total comprehensive income (loss)			(125,329)

Balance at June 30, 2003	13,294,624	482,793	13,777,417

Comprehensive income
Net income	311,346	—	311,346
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	(16,165)	(16,165)

Total comprehensive income			295,181

Balance at June 30, 2004	13,605,970	466,628	14,072,598

Comprehensive income
Net income (unaudited)	152,062	—	152,062
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments (unaudited)	—	(52,011)	(52,011)

Total comprehensive income (unaudited)			100,051

Balance at March 31, 2005 (unaudited)	$13,758,032	$414,617	$14,172,649

See accompanying notes to financial statements.

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

STATEMENTS OF CASH FLOWS

	Nine Months Ended		Years Ended
	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)	June 30, 2004	June 30, 2003
Cash flows from operating activities:
Net income	$152,062	$51,095	$311,346	$222,248
Adjustments to reconcile net income to net cash from operating activities
Depreciation	155,221	188,751	254,199	353,978
Federal Home Loan Bank Stock Dividends	(59,900)	(68,800)	(85,200)	(65,700)
Amortization of:
Deferred loan origination costs, net	39,526	62,317	97,489	167,180
Premiums and discounts	40,292	(8,269)	(33,538)	(67,622)
(Gain) loss on sale of foreclosed assets	(32,723)	59,481	71,978	4,809
Provision (credit) for loan losses	90,000	45,000	(296,000)	554,000
(Gain) loss on sale of investments	—	225,339	225,339	(105,936)
Changes in:
Accrued interest receivable	(52,219)	(44,413)	(49,955)	80,597
Prepaid expenses and other assets	(236,801)	(16,417)	121,945	84,866
Accrued interest payable and other liabilities	25,188	(159,144)	(191,667)	201,806

Net cash from operating activities	120,646	334,940	425,936	1,430,226

Cash flows from investing activities:
Net change in loans	(3,241,650)	(3,926,146)	(2,063,086)	(9,293,155)
Purchases of securities available-for-sale	(992,947)	(9,475,814)	(12,482,021)	(8,197,529)
Purchases of securities held-to-maturity	—	—	—	(2,053,342)
Purchase of Federal Home Loan Bank stock	—	—	—	(220,000)
Proceeds from sale of foreclosed assets, net	68,842	276,974	341,179	10,850
Securities available-for-sale
Proceeds from sales	—	14,210,191	14,210,191	10,605,053
Proceeds from the maturities	—	—	—	695,377
Proceeds from principal repayments	4,211,795	487,759	806,958	913,972
Securities held-to-maturity
Proceeds from principal repayments	445,103	826,022	1,012,365	665,895
Purchase of premises and equipment	(438,178)	(20,402)	(38,494)	(52,225)

Net cash from investing activities	52,965	2,378,584	1,787,092	(6,925,104)

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

STATEMENTS OF CASH FLOWS

	Nine Months Ended		Years Ended
	March 31, 2005 (unaudited)	March 31, 2004 (unaudited)	June 30, 2004	June 30, 2003
Cash flows from financing activities
Net increase (decrease) in deposits	$2,623,893	$(5,669,644)	$(5,821,765)	$5,546,498
Proceeds from Federal Home Loan Bank borrowings	29,431,438	28,700,000	30,500,000	40,533,000
Repayment of Federal Home Loan Bank borrowings	(33,116,922)	(24,689,378)	(26,713,060)	(40,477,329)
Net change in advance payments from borrowers for taxes and insurance	518,402	507,707	62,078	(24,642)

Net cash from financing activities	(543,189)	(1,151,315)	(1,972,747)	5,577,527

Increase (decrease) in cash and cash equivalents	(369,578)	1,562,209	240,281	82,649

Cash and cash equivalents, Beginning of period	2,157,887	1,917,606	1,917,606	1,834,957

Cash and cash equivalents, End of period	$1,788,309	$3,479,815	$2,157,887	$1,917,606

Additional information:

Interest paid on deposits and borrowings	$2,800,311	$3,047,834	$3,967,841	$4,536,782
Income taxes paid (refunded)	$(82,329)	$167,846	$198,786	$(69,338)
Transfer of loans to foreclosed assets	$—	$—	$53,956	$410,979

See accompanying notes to financial statements.

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Equitable Federal Savings Bank (“the Bank”) is a federal savings bank with operations in Grand Island, Nebraska. The Bank’s revenues, operating income, and assets are primarily from the banking industry. This includes accepting deposits, making loans, and investing in securities. While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a bank-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment. Loan and deposit customers are mainly located in the Grand Island, Nebraska area.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Securities: Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized holding gains and losses reported in other comprehensive income or loss, net of tax. Other securities, such as Federal Home Loan Bank (“FHLB”) stock, are carried at cost.

Interest income is recognized under the interest method and includes amortization of purchase premium and discount. Gains and losses on sales are based on the amortized cost of the security sold and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In determining if losses are other-than-temporary, management considers (1) the length of time and extent that fair value has been less than cost or adjusted cost, as applicable; (2) the financial condition and near term prospects of the issuer; and (3) the Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

The Bank evaluates its securities for impairment on a quarterly basis to determine whether an impairment charge should be recorded when a security has experienced a decline in value that is other-than-temporary. This analysis includes reviewing credit ratings and discounted cash flows as well as evaluating intent and ability to hold the securities for a period sufficient to allow for any applicable recovery in fair value.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Loan Income: Loans that management has the intent and ability to hold until maturity or payoff are reported at the principal balance outstanding, net of the allowance for loan losses, premiums, and discounts on loans purchased, and net deferred loan costs. Interest income on loans is recognized in income over the term of the loan based on the amount of principal outstanding. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term, adjusted for prepayments. Interest income is discontinued at the time the loan is 90-days delinquent unless the loan is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience; the nature and value of the portfolio; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Origination Fees: Periodically, the Bank originates first mortgage loans for other investors. These loans are not funded by the Bank but, upon closing, the Bank receives a fee from the investor. Generally, the Bank receives fees equivalent to a stated percentage of the loan amount.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is included in non-interest expense and is computed on the straight-line method over the estimated useful lives of the assets. Useful lives are 25 to 40 years for buildings and improvements that extend the life of the original building, 10 to 20 years for routine building improvements, five to fifteen years for furniture and equipment, and two to five years for computer equipment. The cost of maintenance and repairs is charged to expense as incurred, and significant repairs are capitalized.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market value information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there are such matters that will have a material effect on the financial statements.

Cash Flows Reporting: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, and advance payments from borrowers for taxes and insurance.

Comprehensive Income or Loss: Comprehensive income or loss consists of net income and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of members’ equity.

New Accounting Standards: In January 2003, the Emerging Issues Task Force (“EITF”) began a project “EITF 03-1” to provide additional guidance on when a market value decline on debt and marketable equity securities should be considered other-than-temporary. Currently, declines in market value that are considered to be other-than-temporary require that a loss be recognized through the income statement. The EITF issued additional guidance in March 2004 establishing criteria for recognition and measurement under this pronouncement. The Financial Accounting Standards Board recently delayed the effective date of the impairment requirements of EITF 03-1. If EITF 03-1 becomes effective in the future, management believes that it should not have a material impact on its financial results.

In December 2004, the Financial Accounting Standards Board issued Statement 123R, Share-Based Payment, that would be effective for all employee awards granted, modified, or settled after July 1, 2005. As of the effective date, compensation expense related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement 123. Adoption of this standard could materially impact the amount of salary expense incurred for future financial statements reporting if the Bank has a stock award program in place after the proposed statement becomes effective.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) are as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
At March 31, 2005 (unaudited)
State and political subdivisions	$983,954	$—	$(8,464)
U.S. government-sponsored entity securities	8,155,881	26,078	(85,888)
Mortgage-backed securities	2,413,530	34,830	(34,687)
Collateralized mortgage obligations	663,619	—	(20,444)
Equity securities	731,805	716,782	—

	$12,948,789	$777,690	$(149,483)

At June 30, 2004
U.S. government-sponsored entity securities	$11,792,651	$73,336	$(73,927)
Mortgage-backed securities	2,978,356	77,697	(15,081)
Collateralized mortgage obligations	904,375	—	(59,363)
Equity securities	718,808	704,350	—

	$16,394,190	$855,383	$(148,371)

At June 30, 2003
U.S. government-sponsored entity securities	$3,013,317	$206,683	$—
Mortgage-backed securities	1,649,716	80,530	—
Equity securities	14,684,123	562,736	(118,445)

	$19,347,156	$849,949	$(118,445)

The carrying amount, unrecognized gains and losses, and fair value of securities held-to-maturity were as follows:

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At March 31, 2005 (unaudited)
Mortgage-backed securities	$1,381,217	$10,543	$(11,831)	$1,379,929

At June 30, 2004
Mortgage-backed securities	$1,836,946	$15,715	$(160)	$1,852,501

At June 30, 2003
Mortgage-backed securities	$2,864,995	$76,137	$—	$2,941,132

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 - SECURITIES (Continued)

Mortgage-backed securities and collateralized mortgage obligations consist of Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Federal National Mortgage Association (“Fannie Mae”) issues. Equity securities consist primarily of Fannie Mae and Freddie Mac common stock at March 31, 2005 (unaudited) and June 30, 2004. At June 30, 2003, equity securities also include mutual fund investments.

The fair values of debt securities available-for-sale at March 31, 2005 (unaudited) and June 30, 2004 by contractual maturity are shown below. Securities not due at a single maturity date are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2005 (Unaudited)	Year Ended June 30, 2004
Due in one year or less	$564,368	$—
Due after one year through five years	7,897,583	11,792,651
Due after five years through ten years	677,884	—

	9,139,835	11,792,651
Mortgage-backed securities	2,413,530	2,978,356
Collateralized mortgage obligations	663,619	904,375

Total	$12,216,984	$15,675,382

At March 31, 2005 (unaudited) and year-end 2004 and 2003, there were no holdings of securities of any one issuer, other than the U.S. Government sponsored entities, in an amount greater than 10% of equity, except for holdings at June 30, 2003 in the Goldman Sachs Ultra Short Duration Government Fund and the Asset Management Adjustable Rate Mortgage Fund totaling $5,681,509 and $8,424,590, respectively.

Securities pledged at March 31, 2005 (unaudited) and June 30, 2004 and 2003 had an approximate carrying amount of $9,521,000, $7,849,000, $5,004,000, respectively, and were pledged to secure certain depository relationships, advances, and a line of credit with the FHLB of Topeka.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 - SECURITIES (Continued)

Sales of securities available-for-sale were as follows:

	Nine Months Ended March 31,		Years Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Proceeds	$—	$14,210,191	$14,210,191	$10,605,053
Gross gains	—	—	—	105,936
Gross losses	—	(225,339)	(225,339)	—

Securities with unrealized losses not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2005 (unaudited)
State and political subdivisions	$983,954	$(8,464)	$—	$—	$983,954	$(8,464)
U.S. government-sponsored entity securities	—	—	5,879,113	(85,888)	5,879,113	(85,888)
Mortgage-backed securities	2,019,349	(34,505)	509,950	(12,013)	2,529,299	(46,518)
Collateralized mortgage obligations	—	—	663,319	(20,444)	663,319	(20,444)

	$3,003,303	$(42,969)	$7,052,382	$(118,345)	$10,055,685	$(161,314)

June 30, 2004
U.S. government-sponsored entity securities	$7,925,070	$(73,927)	$—	$—	$7,925,070	$(73,927)
Mortgage-backed securities	648,615	(15,241)	—	—	648,615	(15,241)
Collateralized mortgage obligations	904,375	(59,363)	—	—	904,375	(59,363)

	$9,478,060	$(148,531)	$—	$—	$9,478,060	$(148,531)

June 30, 2003
Equity securities	$—	$—	$14,106,098	$(118,445)	$14,106,098	$(118,445)

	$—	$—	$14,106,098	$(118,445)	$14,106,098	$(118,445)

The Bank evaluates its securities with significant declines in fair value on a quarterly basis to determine whether they should be considered temporarily or other than temporarily impaired.

The unrealized losses on investments is attributable to changes in interest rates, rather than credit quality. Since the Bank has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered impaired on an other-than-temporary basis.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 3 - LOANS

Loans are as follows:

	March 31, 2005 (Unaudited)	June 30, 2004	June 30, 2003
Secured by one-to-four family residential real estate	$78,000,347	$77,714,677	$76,490,658
Secured by multi-family mortgage loans	8,257,140	8,378,945	8,166,127
Nonresidential real estate	17,358,955	17,993,343	17,951,343
Construction	1,308,226	886,067	453,607
Commercial loans	4,784,847	1,873,851	2,443,213
Consumer loans	12,671,344	12,292,326	11,625,131

Total loans	122,380,859	119,139,209	117,130,079
Deferred loan origination costs, net	173,963	134,437	36,948
Allowance for loan losses	(770,540)	(746,364)	(1,072,943)

Loans, net	$121,784,282	$118,527,282	$116,094,084

	Nine Months Ended March 31,		Years Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Beginning balance	$746,364	$1,072,943	$1,072,943	$856,467
Provision (credit) for loan losses	90,000	45,000	(296,000)	554,000
Loans charged off	(66,663)	(104,294)	(313,746)	(353,231)
Recoveries	839	1,580	283,167	15,707

Ending balance	$770,540	$1,015,229	$746,364	$1,072,943

During the year ended June 30, 2004, the Bank recovered $250,000 on a commercial loan which was charged-off during the year ended June 30, 2002. The $250,000 recovery represents the settlement of a lawsuit against the borrower.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 3 - LOANS (Continued)

Impaired loans were as follows:

	March 31, 2005 (Unaudited)	June 30, 2004	June 30, 2003
Period-end loans with allocated allowance for loan losses	$712,205	$295,515	$530,750
Period-end loans with no allocated allowance for loan losses	82,975	628,250	200,600

Total	$795,180	$923,765	$731,350

Amount of the allowance for loan losses allocated	$114,855	$80,205	$94,400
Average of impaired loans during the period	859,472	766,058	1,333,170

Interest income received on impaired loans was immaterial for all periods presented.

Classified assets were as follows:

	March 31, 2005 (Unaudited)	June 30, 2004	June 30, 2003
Special Mention assets	$702,000	$590,000	$1,103,000
Substandard assets	1,453,000	1,460,000	1,151,000
Doubtful assets	—	—	21,000
Loss assets	58,000	36,000	378,000

Total classified assets	$2,213,000	$2,086,000	$2,653,000

Nonperforming loans were as follows:

	Nine Months Ended March 31, 2005 (Unaudited)	Years Ended June 30,
		2004	2003
Loans past due over 90 days still on accrual	$—	$—	$—
Nonaccrual loans	28,022	406,800	994,747

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

	March 31, 2005 (Unaudited)	June 30,
		2004	2003
Securities	$132,007	$102,938	$41,544
Loans	625,024	601,874	613,313

	$757,031	$704,812	$654,857

NOTE 5 - PREMISES AND EQUIPMENT, NET

Premises and equipment, net are as follows:

	March 31, 2005 (Unaudited)	June 30,
		2004	2003
Land and land improvements	$1,036,859	$637,132	$637,132
Buildings and improvements	3,779,760	3,779,760	3,774,261
Furniture and equipment	953,085	951,571	944,957
Computer equipment	834,300	797,363	770,982

Total cost	6,604,004	6,165,826	6,127,332

Accumulated depreciation	(3,009,000)	(2,853,779)	(2,599,579)

	$3,595,004	$3,312,047	$3,527,753

Depreciation expense was $155,221 and $188,751 for the nine months ended March 31, 2005 (unaudited) and 2004 (unaudited) and $254,199 and $353,978 for the years ended June 30, 2004 and 2003, respectively.

During the period ended March 31, 2005, the Bank began the process of building a future branch site. The Bank expects total cost of the land and construction of the branch to be approximately $1,500,000, of which $400,000 had been incurred as of March 31, 2005 (unaudited).

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 6 - DEPOSITS

Deposits are as follows:

	March 31, 2005 (Unaudited)	June 30,
		2004	2003
Non-interest-bearing demand	$3,380,700	$3,051,009	$2,748,670
Interest-bearing NOW	8,118,405	6,723,762	6,089,073
Money market	5,797,216	6,968,404	6,939,409
Savings	4,594,122	4,426,491	4,790,721
Certificates of deposit	78,699,379	76,796,263	83,219,821

	$100,589,822	$97,965,929	$103,787,694

Certificates of deposit of $100,000 or more were approximately $22,768,000 at March 31, 2005 (unaudited) and $18,823,000 and $18,247,000 at June 30, 2004 and 2003, respectively. Amounts over $100,000 are not insured by the Federal Deposit Insurance Corporation.

Scheduled maturities of certificates of deposit for the periods ended March 31, 2005 and June 30, 2004, respectively, as follows:

	March 31, 2005 (Unaudited)		June 30, 2004
2006	$52,056,911	2005	$51,188,121
2007	14,881,464	2006	13,197,961
2008	2,791,274	2007	4,908,717
2009	6,837,118	2008	2,764,978
2010	2,132,612	2009	4,736,486

	$78,699,379		$76,796,263

Interest expense on deposit accounts is summarized as follows for the periods indicated:

	Nine Months Ended March 31,		Years Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Interest-bearing NOW	$24,713	$22,549	$30,030	$43,528
Money market	37,727	51,160	65,704	73,461
Savings	10,546	9,518	12,591	32,211
Certificates of deposit	1,567,647	1,699,322	2,202,990	2,870,383

	$1,640,633	$1,782,549	$2,311,315	$3,019,583

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 7 - FEDERAL HOME LOAN BANK BORROWINGS

Federal Home Loan Bank (“FHLB”) borrowings are summarized as follows:

	Contractual Interest Rate Range		Weighted Average Contractual Rate	Amount

At March 31, 2005 (Unaudited)
Fixed-rate FHLB advances due:
Within 1 year	1.500%	7.319%	5.067%	$3,518,353
1 to 2 years	1.500%	7.086%	5.126%	2,629,360
2 to 3 years	1.500%	7.086%	5.215%	3,453,037
3 to 4 years	1.500%	6.897%	5.371%	4,102,996
4 to 5 years	3.432%	6.897%	5.665%	671,959
5 to 6 years	3.988%	6.897%	5.721%	10,282,050
Greater than 6 years	3.988%	6.897%	5.413%	3,590,408

Total fixed-rate FHLB advances	1.500%	7.319%	5.301%	28,248,163

Open line advances up to $10 million, due on demand	2.650%	3.030%	2.810%	400,000

Total FHLB borrowings	1.400%	7.319%	5.250%	$28,648,163

At June 30, 2004
Fixed-rate FHLB advances due:
Within 1 year	1.500%	7.319%	4.865%	$4,981,397
1 to 2 years	1.500%	7.086%	5.023%	2,847,824
2 to 3 years	1.500%	7.086%	5.124%	2,637,800
3 to 4 years	1.500%	6.897%	5.216%	5,917,418
4 to 5 years	2.883%	6.897%	5.587%	1,103,893
5 to 6 years	3.432%	6.897%	5.677%	386,202
Greater than 6 years	3.432%	6.897%	5.720%	13,859,113

Total fixed-rate FHLB advances	1.500%	7.319%	5.221%	31,733,647

Open line advances up to $10 million, due on demand	1.530%	1.530%	1.530%	600,000

Total FHLB borrowings	1.220%	7.319%	5.136%	$32,333,647

At June 30, 2003
Fixed-rate FHLB advances due:
Within 1 year	1.500%	7.319%	5.231%	$1,660,005
1 to 2 years	1.500%	7.319%	5.234%	3,577,663
2 to 3 years	1.500%	7.086%	5.354%	1,643,875
3 to 4 years	1.500%	7.086%	5.369%	3,333,956
4 to 5 years	1.500%	6.897%	5.499%	2,615,855
5 to 6 years	4.400%	6.897%	5.487%	1,631,465
Greater than 6 years	4.400%	6.897%	5.797%	13,383,888

Total fixed-rate FHLB advances	1.500%	7.319%	5.383%	27,846,707

Open line advances up to $10 million, due on demand	1.280%	1.530%	1.431%	700,000

Total FHLB borrowings	1.470%	7.319%	5.288%	$28,546,707

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 7 - FEDERAL HOME LOAN BANK BORROWINGS (Continued)

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, specifically identified whole first mortgages on improved residential property not more than 90-days delinquent to secure advances from the FHLB of Topeka. All stock in the FHLB of Topeka, in addition to other securities (See Note 2) is pledged as additional collateral for these advances. At June 30, 2004 and 2003, $71 million and $48 million of first mortgage and multi-family mortgage loans, respectively, collateralized the advances. At March 31, 2005 (unaudited), $71 million first mortgage loans and multi-family mortgage loans collateralized the advances.

NOTE 8 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 8 - REGULATORY MATTERS (Continued)

At period-end, actual capital levels and minimum required levels for the Bank were:

(Dollars in thousands)	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2005 (Unaudited)
Total capital (to risk-weighted assets)	$14,852	15.9%	$7,454	8.0%	$9,318	10.0%
Tier 1 (core) capital (to risk-weighted assets)	13,758	14.8	3,727	4.0	5,591	6.0
Tier 1 (core) capital (to adjusted total assets)	13,758	9.5	5,776	4.0	7,219	5.0

June 30, 2004
Total capital (to risk-weighted assets)	$14,669	16.01%	$7,307	8.0%	$9,134	10.0%
Tier 1 (core) capital (to risk-weighted assets)	13,606	14.9	3,654	4.0	5,481	6.0
Tier 1 (core) capital (to adjusted total assets)	13,606	9.4	5,792	4.0	7,239	5.0

June 30, 2003
Total capital (to risk-weighted assets)	$14,621	14.8%	$7,910	8.0%	$9,888	10.0%
Tier 1 (core) capital (to risk-weighted assets)	13,295	13.5	3,955	4.0	5,933	6.0
Tier 1 (core) capital (to adjusted total assets)	13,295	9.1	5,865	4.0	7,331	5.0

The following is a reconciliation of the Bank’s equity under U. S. generally accepted accounting principles to regulatory capital.

(Dollars in thousands)	March 31, 2005 (Unaudited)	June 30,
		2004	2003
GAAP equity	$14,173	$14,073	$13,777
Unrealized (gain) on securities available-for-sale	(415)	(467)	(482)

Tier I capital	13,758	13,606	13,295
General allowance for loan losses	771	746	1,073
Unrealized gains on available-for-sale equity securities	323	317	253

Total regulatory capital	$14,852	$14,669	$14,621

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 8 - REGULATORY MATTERS (Continued)

The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Federal regulations require the Bank to comply with a Qualified Thrift Lender (“QTL”) test, which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investment, FHLB advances, and dividends or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

NOTE 9 - INCOME TAXES

The income tax expense (benefit) is as follows:

	Nine Months Ended March 31,		Years Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Current
Federal	$26,344	$(84,878)	$19,568	$118,011
State	6,109	291	14,964	9,200

	32,453	(84,587)	34,532	127,211
Deferred
Federal	(17,827)	41,141	46,885	(97,628)
State	—	—	—	—

	(17,827)	41,141	46,885	(97,628)

Total income tax expense (benefit)	$14,626	$(43,446)	$81,417	$29,583

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 9 - INCOME TAXES (Continued)

A reconciliation of the provision for income taxes computed at the statutory federal corporate tax rate of 34% to the income tax expense in the statements of income follows:

	Nine Months Ended March 31,		Years Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Provision computed at the statutory federal tax rate	$56,674	$2,600	$133,539	$85,623
State taxes and other, net	2,952	(1,046)	8,224	4,169
Non-taxable income and credits	(45,000)	(45,000)	(60,346)	(60,209)

Total income tax expenses (benefit)	$14,626	$(43,446)	$81,417	$29,583

Effective income tax (benefit) rate	8.77%	(5.68)%	20.73%	11.75%

Retained earnings at March 31, 2005 (unaudited) and at June 30, 2004 and 2003 includes approximately $2,132,000 for which no deferred federal income tax liability has been recorded. This amount represents an allocation of income to bad debt deductions for tax purposes alone. If in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal taxes would be imposed at the then applicable rates. The related amount of unrecognized deferred tax liability was approximately $725,000.

The net deferred tax liability is as follows:

	Nine Months Ended March 31,		Years Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Gross deferred tax assets
Allowance for loan losses	$261,984	$294,858	$253,764	$364,801
Charitable contributions carryover	58,292	38,944	43,115	25,330
Deferred loan origination fees	5,598	10,255	9,091	13,750
Accrued expenses and other	8,500	8,500	17,189	17,680
General business credits	85,361	45,000	55,040	—
Other	—	23,886	—	—

	419,735	421,443	378,199	421,561
Gross deferred tax liabilities
Depreciation	(42,546)	(51,366)	(32,208)	(30,779)
FHLB stock dividends	(261,337)	(246,921)	(252,497)	(241,481)
Unrealized gain on securities available-for-sale	(213,590)	(262,310)	(240,384)	(248,711)
Other	(16,208)	—	(6,546)	(11,986)

	(533,681)	(560,597)	(531,635)	(532,957)

Net deferred tax liability	$(113,946)	$(139,154)	$(153,436)	$(111,396)

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 9 - INCOME TAXES (Continued)

Based upon projections of future taxable income, management believes that it is more likely than not that the deferred tax assets will be fully realized.

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Bank has a 401(k) and profit sharing plan (“the Plans”) covering substantially all employees. Annual contributions to the Plans are made at the discretion of and determined by the Board of Directors. Participant interests are vested over a period from one to five years of service. Contributions to the Plans for the periods ended March 31, 2005 (unaudited) and 2004 (unaudited) and June 30, 2004 and 2003, were $83,587, $80,736, $108,273, and $103,306, respectively.

NOTE 11 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The Bank is party to various financial instruments with off-balance-sheet risk. The Bank uses these financial instruments in the normal course of business to meet the financing needs of customers and to effectively manage exposure to interest rate risk. These financial instruments include commitments to extend credit, standby letters of credit, and unused lines of credit. When viewed in terms of the maximum exposure, those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. Credit risk is the possibility that a counterparty to a financial instrument will be unable to perform its contractual obligations. Interest rate risk is the possibility that, due to changes in economic conditions, the Bank’s net interest income will be adversely affected.

The following is a summary of the contractual or notional amount of each significant class of off-balance-sheet financial instruments outstanding. The Bank’s exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit, standby letters of credit, and unused lines of credit is represented by the contractual notional amount of these instruments. In addition to these financial instruments the Bank also has additional funding commitments for various low income housing partnerships which the Bank has invested in. The liability for these funding commitments of $193,811, $220,356, and $271,046, at March 31, 2005 (unaudited), June 30, 2004 and June 30, 2003 has been recorded and is included in accrued interest payable and other liabilities in the statement of financial condition.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 11 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

The contractual or notional amounts are as follows:

	March 31, 2005 (Unaudited)	Years Ended June 30,
		2004	2003
Financial instruments wherein contractual amounts represent credit risk
Commitments to extend credit	$5,559,751	$6,039,153	$4,038,095
Standby letters of credit	20,000	20,000	20,000
Unused lines of credit	5,439,302	4,577,526	4,691,680

At March 31, 2005 (unaudited) and June 30, 2004 fixed-rate commitments were $3,230,100 and $1,287,500, respectively, with rates ranging from 5.00% to 7.125% at March 31, 2005 (unaudited), and at June 30, 2004. These commitments are due to expire within four months of issuance.

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies but primarily consists of single-family residential real estate.

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments is as follows:

	Carrying Amount	Estimated Fair Value
March 31, 2005 (unaudited)
Financial assets
Cash and cash equivalents	$1,788,309	$1,788,309
Securities available-for-sale	12,948,789	12,948,789
Securities held-to-maturity	1,381,217	1,379,929
Federal Home Loan Bank stock	1,966,100	1,966,100
Loans, net	121,784,282	122,596,000
Accrued interest receivable	757,031	757,031
Financial liabilities
Non-interest-bearing deposits	$(3,380,700)	$(3,380,700)
Interest-bearing deposits	(97,209,122)	(95,893,000)
Federal Home Loan Bank borrowings	(28,648,163)	(28,941,000)
Accrued interest payable	(32,477)	(32,477)

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

	Carrying Amount	Estimated Fair Value
June 30, 2004
Financial assets
Cash and cash equivalents	$2,157,887	$2,157,887
Securities available-for-sale	16,394,190	16,394,190
Securities held-to-maturity	1,836,946	1,852,501
Federal Home Loan Bank stock	1,906,200	1,906,200
Loans, net	118,527,282	120,939,000
Accrued interest receivable	704,812	704,812
Financial liabilities
Non-interest-bearing deposits	(3,051,009)	(3,051,009)
Interest-bearing deposits	(94,914,920)	(94,054,000)
Federal Home Loan Bank borrowings	(32,333,647)	(32,721,000)
Accrued interest payable	(35,673)	(35,673)

	Carrying Amount	Estimated Fair Value
June 30, 2003
Financial assets
Cash and cash equivalents	$1,917,606	$1,917,606
Securities available-for-sale	19,347,156	19,347,156
Securities held-to-maturity	2,864,995	2,941,132
Federal Home Loan Bank stock	1,821,000	1,821,000
Loans, net	116,094,084	123,308,000
Accrued interest receivable	654,857	654,857
Financial liabilities
Non-interest-bearing deposits	(2,748,670)	(2,748,670)
Interest-bearing deposits	(101,039,024)	(101,662,000)
Federal Home Loan Bank borrowings	(28,546,707)	(30,650,000)
Accrued interest payable	(100,105)	(100,105)

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair values are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, interest-bearing deposits, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable-rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed-rate loans or deposits and for variable-rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. These were not considered material and are not presented in the above tables.

NOTE 13 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

	Nine Months Ended March 31,		Years Ended June 30,
	2005 (Unaudited)	2004 (Unaudited)	2004	2003
Unrealized holding gains (losses) on securities available-for-sale	$(78,805)	$(94,639)	$(249,831)	$(420,695)
Reclassification adjustments for (gains) losses recognized in income	—	225,339	225,339	(105,936)

Net unrealized gains and losses	(78,805)	130,700	(24,492)	(526,631)
Tax expense (benefit)	26,794	44,438	8,327	179,054

Other comprehensive income (loss)	$(52,011)	$86,262	$(16,165)	$(347,577)

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

Loans to principal officers, directors, and their affiliates were as follows:

Beginning balance, July 1, 2003	$2,305,401

New loans	858,278
Repayments	(163,843)

Balance at June 30, 2004	2,999,836

New loans (unaudited)	466,139
Repayments (unaudited)	(1,695,647)

Balance at March 31, 2005 (unaudited)	$1,770,328

Deposits from principal officers, directors, and their affiliates at March 31, 2005 (unaudited), June 30, 2004, and June 30, 2003 were $525,000, $313,000, and $289,000, respectively.

NOTE 15 - ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

The Board of Directors of the Bank unanimously adopted a Plan of Reorganization and Stock Issuance (the “Plan of Reorganization”). Pursuant to the Plan of Reorganization, the Bank will (i) convert to a stock savings bank as the successor to the Bank in its current mutual form; (ii) organize a Stock Holding Company as a federally chartered corporation that will own 100% of the common stock of the Stock Bank; and (iii) organize a Mutual Holding Company as a federally chartered mutual holding company that will own at least 51% of the common stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and the Stock Holding Company will sell a minority interest in its common stock in a public stock offering.

The Plan of Reorganization must be approved by the Securities and Exchange Commission and the Office of Thrift Supervision and by the Bank’s members.

(Continued)

EQUITABLE FEDERAL SAVINGS BANK OF GRAND ISLAND

NOTES TO FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 15 - ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION (Continued)

Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Stock Bank as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. The Stock Holding Company will own 100% of the Bank. The Bank may not pay dividends to the Stock Holding Company if the dividends would cause the Bank to fall below the “well capitalized” capital threshold.

Conversion costs have been deferred and will be deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At March 31, 2005 (unaudited), $82,066 of conversion costs had been incurred and deferred. No conversion costs had been incurred as of June 30, 2004.

You should rely only on the information contained in this prospectus. Neither Equitable Financial nor Equitable Federal Savings Bank of Grand Island has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Equitable Financial common stock.

[LOGO]

(Proposed Holding Company for Equitable Federal Savings Bank of Grand Island)

1,239,125 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

PROSPECTUS

Sandler O’Neill & Partners, L.P.

                            , 2005

Until                             ,              or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article XII of the Registrant’s bylaws provide:

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Generally, federal law provides indemnity coverage for:

(a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the association, for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)	Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b) Indemnification shall be made to such person only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement;

b.	Final judgment against him or her; or

c.	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office of Thrift Supervision at least 60 days’ notice of its intention to make such indemnification. No such indemnification shall be made if the Office of Thrift Supervision advises the association in writing, within such notice period, of its objection thereto.

(c) As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii)	“Final judgment” means a judgment, decree or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$1,752
OTS filing fee	14,400
NASD filing fee (1)	1,988
Blue Sky Fees and Expenses	20,000
Edgar, printing, postage and mailing	80,000
Legal fees and expenses (including marketing firm’s counsel fees)	215,000
Accounting fees and expenses	250,000
Appraiser’s fees and expenses	25,000
Business Plan fees and expenses	28,000
Marketing firm expenses (1)(2)	138,236
Reorganization agent fees and expenses	10,000
Transfer agent and registrar fees and expenses	15,000
Certificate printing	5,000
Miscellaneous	6,230

TOTAL	$813,000

(1)	Estimated expenses based on the registration of 1,487,813 shares at $10.00 per share.
(2)	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.25% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by the employee stock ownership plan, by the Equitable Bank Charitable Foundation, and by directors, officers and employees of Equitable Federal Savings Bank of Grand Island and members of their immediate families.

Item 26. Recent Sales of Unregistered Securities.

None.

Item 27. Exhibits.

The exhibits filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)
1.1	Engagement Letters between Equitable Federal Savings Bank of Grand Island and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement*
2.0	Plan of Reorganization and Stock Issuance (including the proposed Federal Charters and Bylaws of Equitable Bank, Equitable Financial Corp. and Equitable Financial MHC)
3.1	Charter of Equitable Financial Corp. (Included in Exhibit 2.0)
3.2	Bylaws of Equitable Financial Corp. (Included in Exhibit 2.0)
4.0	Specimen Stock Certificate of Equitable Financial Corp.
5.0	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Legality
8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters
8.2	Form of Opinion of Crowe Chizek and Company LLC re: State Tax Matters
10.1	Form of Equitable Bank Employee Stock Ownership Plan and Trust
10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents
10.3	Form of Equitable Bank and Equitable Financial Corp. Employment Agreements
10.4	Form of Equitable Bank Employee Severance Compensation Plan
10.5	Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan
10.6	Form of Equitable Bank Supplemental Executive Retirement Plan
10.7	Employment Term Sheet for Richard L. Harbaugh
10.8	Employment Agreement by and between Equitable Federal Savings Bank of Grand Island and Terry M. Pfeifer (including Addendum)
10.9	Life Insurance Agreement by and between Equitable Federal Savings Bank of Grand Island and Richard L. Harbaugh
16.0	Letter on Change in Certifying Accountant
23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.0 and 8.1)
23.2	Consent of Crowe Chizek and Company LLC
23.3	Consent of Keller & Company, Inc.
24.0	Powers of Attorney
99.1	Appraisal Report of Keller & Company, Inc. (P)
99.2	Marketing Materials*
99.3	Subscription Order Form and Instructions*
99.4	Form of Equitable Bank Charitable Foundation Gift Instrument

(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.
*	To be filed by amendment.

Item 28. Undertakings.

The small business issuer will:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The small business issuer hereby undertakes that:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Grand Island, State of Nebraska, on July 15, 2005.

EQUITABLE FINANCIAL CORP.

By:	/s/ Richard L. Harbaugh
Richard L. Harbaugh
Chairman of the Board, President and Chief Executive Officer
(duly authorized representative)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ Richard L. Harbaugh Richard L. Harbaugh	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	July 15, 2005

/s/ Kim E. Marco Kim E. Marco	Executive Vice President and Chief Financial Officer (principal accounting and financial officer)	July 15, 2005

/s/ H. Lawrence Hanson H. Lawrence Hanson	Director	July 15, 2005

/s/ Gary L. Hedman Gary L. Hedman	Director	July 15, 2005

/s/ Joanne Roush Holmes Joanne Roush Holmes	Director	July 15, 2005

/s/ Pamela L. Price Pamela L. Price	Director	July 15, 2005

/s/ Jonas A. Proffitt, M.D. Jonas A. Proffitt, M.D.	Director	July 15, 2005

/s/ Jack E. Rasmussen Jack E. Rasmussen	Director	July 15, 2005

/s/ Douglas J. Redman Douglas J. Redman	Director	July 15, 2005

/s/ Benedict P. Wassinger, Jr. Benedict P. Wassinger, Jr.	Director	July 15, 2005

As filed with the Securities and Exchange Commission on July 15, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO THE

FORM SB-2

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Equitable Financial Corp.

(Exact name of registrant as specified in its charter)

List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letters between Equitable Federal Savings Bank of Grand Island and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement*
2.0	Plan of Reorganization and Stock Issuance (including the proposed Federal Charters and Bylaws of Equitable Bank, Equitable Financial Corp. and Equitable Financial MHC)
3.1	Charter of Equitable Financial Corp. (Included in Exhibit 2.0)
3.2	Bylaws of Equitable Financial Corp. (Included in Exhibit 2.0)
4.0	Specimen Stock Certificate of Equitable Financial Corp.
5.0	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Legality
8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters
8.2	Form of Opinion of Crowe Chizek and Company LLC re: State Tax Matters
10.1	Form of Equitable Bank Employee Stock Ownership Plan and Trust
10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents
10.3	Form of Equitable Bank and Equitable Financial Corp. Employment Agreements
10.4	Form of Equitable Bank Employee Severance Compensation Plan
10.5	Equitable Federal Savings Bank of Grand Island 401(k) Savings Plan
10.6	Form of Equitable Bank Supplemental Executive Retirement Plan
10.7	Employment Term Sheet for Richard L. Harbaugh
10.8	Employment Agreement by and between Equitable Federal Savings Bank of Grand Island and Terry M. Pfeifer (including Addendum)
10.9	Life Insurance Agreement by and between Equitable Federal Savings Bank of Grand Island and Richard L. Harbaugh
16.0	Letter on Change in Certifying Accountant
23.1	Consent of Muldoon Murphy & Aguggia LLP (contained in Exhibits 5.0 and 8.1)
23.2	Consent of Crowe Chizek and Company LLC
23.3	Consent of Keller & Company, Inc.
24.0	Powers of Attorney
99.1	Appraisal Report of Keller & Company, Inc. (P)
99.2	Marketing Materials*
99.3	Subscription Order Form and Instructions*
99.4	Form of Equitable Bank Charitable Foundation Gift Instrument

(P)	The supporting exhibits and financial schedules are filed in paper format pursuant to Rule 202 and Rule 311 of Regulation S-T.
*	To be filed by amendment.